UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
PAYCOM SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Paycom®
2023 P R O X Y S T A T E M E N T

Letter from our President, Chief Executive Officer and Chairman of the Board of Directors

Dear Fellow Stockholders,

We are pleased to invite you to attend the Annual Meeting of Stockholders of Paycom Software, Inc. (“Paycom”) to be held on May 1, 2023. We are proud to be one of the industry’s most dynamic leaders, which is a testament to our employees, product offerings and differentiated services. We believe we are well positioned for continued growth as we lead the digital workplace transformation.

2022 Highlights

We delivered outstanding results in 2022, with accelerating revenue growth and robust margins, reflecting strong demand for our user-friendly solutions and attractive client return on investment. We hit record revenue in 2022 of $1,375 million, up 30.3% compared to 2021. In fact, we had four straight quarters of over 29% growth over the applicable prior year periods. Our client base keeps growing as well. We ended the year with approximately 36,600 clients, up 8% from the year before. On a parent company grouping basis, we ended the year with roughly 19,100 clients, also up 8% compared to 2021. As of December 31, 2022, our headcount stood at over 6,300 employees, up 18% year-over-year as we continue to have great success attracting and retaining high-quality talent to bolster our growth.

Differentiating Ourselves

We are leading an industry transformation by making payroll and human capital management (“HCM”) processes more efficient for both employees and businesses by eliminating manual tasks, improving accuracy and reducing liability exposure caused when payroll and HCM is performed inaccurately. With Beti®, our differentiated employee self-service payroll solution, employees are doing their own payroll by interfacing directly with their data through a self-service, easy-to-use software. Paycom received national recognition from several organizations in 2022. As a workplace, we were named one of America’s Most Trustworthy Companies by Newsweek, and we received a Top Workplace in Oklahoma award from The Oklahoman for the 10th consecutive year. These awards are a testament to our hard work, our thriving corporate culture and our client focus.

Where We’re Headed

We are pleased with the momentum we are carrying into the new year. As we look ahead to 2023, we will continue to invest in innovation around the employee experience and automation to deliver more value to our clients. We continued to be pulled upmarket in 2022 with the fastest-growing revenue segment of our business coming from clients with greater than 2,000 employees. We are seeing increasing demand from larger organizations that are recognizing the opportunity to simplify their HCM needs, and Paycom is well positioned to benefit from this trend. We are very excited about the long list of innovative opportunities we will be pursuing in 2023 and beyond.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

CHAD RICHISON President, Chief Executive Officer and Chairman of the Board of Directors

Letter from our Lead Independent Director

Dear Fellow Stockholders,

We are honored by Paycom’s record year of achievements that have strengthened our position as one of the industry’s most dynamic leaders. With our team’s commitment to innovation that gives employees direct access to their data and simplifies lives, we are confident in Paycom’s ability to drive long-term value for our stockholders as we carry our momentum into 2023.

Diverse Board of Directors

The Board of Directors is focused on effectively representing your interests. One of our priorities is having a diverse, independent and qualified Board of Directors comprised of individuals with the skills necessary to effectively oversee our growth strategy. In May of 2022, the Board of Directors welcomed Felicia Williams as its newest independent member. Felicia brings more than 30 years of corporate financial and audit leadership experience in the consumer goods and retail sectors. Currently serving as Senior Vice President of Finance and Fellow for CEO Action for Racial Equality at Macy’s, Inc., with prior experience leading international audit and capital markets organizations at the Coca-Cola Company and Bristol Myers, Felicia brings valuable perspectives to reinforce the strength of our Board of Directors. Felicia’s addition marks the second new independent director to join our Board of Directors since 2021, and we look forward to her continued contributions.

Committed to Stockholder Engagement

As part of our commitment to strong and effective governance, the Board of Directors continued to actively engage our stockholders to seek input on our policies and practices. This year, the discussions were focused on executive compensation, corporate governance and environmental and social initiatives. We believe the changes we made to expand the size and diversity of the Board of Directors have put the right individuals in place with the industry and technology experience necessary to oversee our strategy, strengthen our competitive position and increase stockholder value.

Committed to Sustainable Growth

The Board of Directors is committed to the effective management of environmental, social and governance (“ESG”) issues. The Board of Directors actively oversees Paycom’s ESG efforts and we have delegated direct oversight of our ESG policies, practices and disclosures to the nominating and corporate governance committee. We are committed to sustainable growth and minimizing our impact on the environment. This past year, we completed the transition of Paycom-owned facilities to 100% renewable energy credits, and we continued tracking our greenhouse gas emissions.

Alongside management, the Board of Directors is focused on creating a culture of inclusion and firmly believes that our dedicated teams, who benefit from diverse backgrounds, perspectives and experiences, are the driving force behind our ability to innovate and support the evolving needs of our clients. In 2022, we expanded our comprehensive diversity, equity and inclusion strategy designed to support our success in attracting and retaining highly skilled talent. As a testament to our focus on diversity and corporate culture, Paycom was named one of America’s Greatest Workplaces for Diversity by Newsweek, as well as a Best Company for Women by workplace review site Comparably. Our Corporate Social Responsibility Report provides additional updates on our sustainability efforts and how our latest innovation, Beti, is advancing positive change.

We look forward to continuing the dialogue with our stockholders, and we appreciate all the feedback we have received so far. As we continue into 2023, I am excited by the new opportunities in front of us.

On behalf of the Board of Directors, we thank you for your continued investment in Paycom.

Sincerely,

FREDERICK C. PETERS II Lead Independent Director

7501 W. Memorial Road Oklahoma City, Oklahoma 73142 (405) 722-6900

Notice of Annual Meeting of Stockholders

May 1, 2023 11:00 a.m. local time	Gaillardia 5300 Gaillardia Boulevard Oklahoma City, Oklahoma 73142

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Paycom Software, Inc., a Delaware corporation (the “Company”), will be held on May 1, 2023 at 11:00 a.m. local time, at Gaillardia, 5300 Gaillardia Boulevard, Oklahoma City, Oklahoma 73142 for the following purposes:

(1)

to elect two Class I directors, each to serve until the date of the 2026 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation or removal;

(2)	to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;

(3)	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

(4)	to approve the Paycom Software, Inc. 2023 Long-Term Incentive Plan;

(5)	to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company;

(6)	to consider a stockholder proposal to adopt a majority vote standard in uncontested director elections, if properly presented at the meeting; and

(7)	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each director nominee, “FOR” proposals 2, 3, 4 and 5 and “AGAINST” proposal 6.

The Board of Directors has fixed the close of business on Wednesday, March 15, 2023 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting or at any postponement(s) or adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for a period of 10 calendar days ending on the day before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 1, 2023

In addition to delivering paper copies of these proxy materials to you by mail, this notice and the accompanying proxy statement, form of proxy and 2022 Annual Report are available at www.proxydocs.com/PAYC.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by internet, telephone or mail. For specific instructions on how to vote your shares, see the section entitled “About the Annual Meeting” beginning on page 2 of the proxy statement.

By Order of the Board of Directors,

Chad Richison

President, Chief Executive Officer and

Chairman of the Board of Directors

Oklahoma City, Oklahoma

March 28, 2023

i

ii

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

PROXY STATEMENT

for

the Annual Meeting of Stockholders

to be held on May 1, 2023

Unless the context otherwise requires, (i) references to “Paycom,” “we,” “us,” “our” and the “Company” are to Paycom Software, Inc., a Delaware corporation, and its consolidated subsidiaries, and (ii) references to “stockholders” are to the holders of shares of our common stock, par value $0.01 per share (“Common Stock”), including unvested shares of restricted stock.

The accompanying proxy is solicited by the Board of Directors on behalf of Paycom Software, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 1, 2023, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and accompanying form of proxy are dated March 28, 2023 and are expected to be first sent or given to stockholders on or about March 31, 2023.

Our principal executive offices are located at, and our mailing address is, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Summary of Proposals

Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Board’s Voting Recommendation

1. Election of two Class I directors	FOR or WITHHOLD as to each director nominee	Plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors*	N/A	No effect	FOR the election of each director nominee

2. Ratification of the appointment of Grant Thornton LLP	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	N/A	FOR

3. Advisory approval of the compensation of our named executive officers	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	No effect	FOR

4. Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	No effect	FOR

5. Approval of an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company	FOR, AGAINST or ABSTAIN	66 2/3% of the shares outstanding	Same effect as vote AGAINST	Same effect as vote AGAINST	FOR

6. Advisory approval of stockholder proposal to adopt a majority vote standard in uncontested director elections	FOR, AGAINST or ABSTAIN	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal	Same effect as vote AGAINST	No effect	AGAINST
*

In light of our majority voting policy for directors, a “WITHHOLD” vote will have a similar effect as a vote against that director nominee. See “How many votes are required to elect the Class I directors (Proposal 1)?”

About the Annual Meeting

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

What is a proxy statement?

A proxy statement is a document that we are required to give you under certain regulations of the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the following matters:

(1)

the election of two Class I directors, each to serve until the date of the 2026 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation or removal;

(2)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023;

(3)	the approval, on an advisory basis, of the compensation of our named executive officers;

(4)	the approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”);

(5)	the approval of an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company;

(6)	the approval, on an advisory basis, of a stockholder proposal to adopt a majority vote standard in uncontested director elections, if properly presented at the Annual Meeting; and

(7)	such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and also hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 15, 2023 (the “Record Date”). The Record Date is established by the Board of Directors as required by Delaware law. On the Record Date, 60,305,879 shares of Common Stock (including shares of restricted stock) were outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the voting procedures set forth below, holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.

About the Annual Meeting

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per share of Common Stock on all matters to be acted upon at the Annual Meeting. Our Amended and Restated Certificate of Incorporation prohibits cumulative voting in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. If a quorum is not present or represented at the Annual Meeting, the chairman of the Annual Meeting or a majority in voting interest of the stockholders present in person or represented by proxy at the Annual Meeting may adjourn the meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered the stockholder of record with respect to those shares and we have sent the proxy statement and proxy card directly to you.

If your shares are held in a brokerage account or held by a bank or other nominee, the broker, bank or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares. See “If I hold my shares in “street name,” how do I vote my shares?”

If I am a stockholder of record, how do I vote my shares?

If you are a stockholder of record, you may vote your shares of Common Stock in person at the Annual Meeting or you may vote by proxy.

In person. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting.

Via the internet. You may vote by proxy via the internet by following the instructions found on the proxy card.

By telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

By mail. You may vote by proxy by completing, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. The proxy card is simple to complete, with specific instructions on the card.

By completing and submitting the proxy card or by submitting your instructions via the internet or by telephone, you will direct the designated persons (known as “proxies”) to vote your shares of Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Chad Richison and Craig Boelte to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it prior to the Annual Meeting. If you complete the entire proxy card except one or more of the voting instructions, then the designated proxies will vote your shares in accordance with the recommendation of the Board of Directors with respect to each proposal for which you do not provide any voting instructions. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If I hold my shares in “street name,” how do I vote my shares?

If you hold your shares in “street name,” your broker, bank or other nominee should provide you with a request for voting instructions along with the proxy materials. Reference the materials provided by your broker, bank or other nominee to determine whether you may submit your voting instructions by internet or telephone. You may also direct your nominee

About the Annual Meeting

how to vote your shares by completing a voting instruction card. If you sign but do not fully complete the voting instruction card, then your nominee may be unable to vote your shares with respect to the proposals for which you provide no voting instructions. Alternatively, if you hold your shares in “street name” and want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your “street name” shares in person at the Annual Meeting.

Who counts the votes?

All votes will be tabulated by Mediant Communications, Inc., the inspector of election appointed for the Annual Meeting. Votes for each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a stockholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your broker, bank or other nominee giving you the right to vote the shares and you bring such proxy to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a signed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you did not provide any voting instructions, and such shares will be voted in the following manner:

Proposal 1—FOR the election of each of the Class I director nominees;

Proposal 2—	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023;

Proposal 3—FOR the advisory approval of the compensation of our named executive officers;

Proposal 4—FOR the approval of the 2023 LTIP;

Proposal 5—FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company; and

Proposal 6—AGAINST the approval, on an advisory basis, of a stockholder proposal to adopt a majority vote standard in uncontested director elections, if properly presented at the Annual Meeting.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your broker, bank or other nominee may be unable to vote your shares on all of the proposals other than the ratification of the appointment of Grant Thornton LLP (Proposal 2). See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy by any of the following means:

•	Give written notice of revocation, addressed to Matthew Paque, General Counsel, at our address above, which notice must be received before 4:00 p.m. local time on April 28, 2023.

•	Complete and submit a new valid proxy bearing a later date prior to 4:00 p.m. local time on April 28, 2023.

About the Annual Meeting

•

Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot during the Annual Meeting to revoke your proxy.

If you are a “street name” holder, your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

How many votes are required to elect the Class I directors (Proposal 1)?

Pursuant to our Amended and Restated Bylaws, directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Assuming the presence of a quorum, the two individuals who receive the most votes will be elected as Class I directors.

While directors are elected by a plurality vote, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives a greater number of “WITHHOLD” votes than votes “FOR” his or her election (a “Majority Withheld Vote”) is required to promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The nominating and corporate governance committee (or, alternatively, a committee of the independent directors of the Board of Directors if each member of the nominating and corporate governance committee received a Majority Withheld Vote) must recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors is required to consider and act on the recommendation within 90 days following certification of the stockholder vote and will promptly disclose its decision whether to accept the resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release.

If you withhold authority to vote with respect to the election of a director nominee, your shares will not be voted with respect to such director nominee(s) indicated but your shares will be counted for purposes of determining whether there is a quorum. Under our majority voting policy for directors, a “WITHHOLD” vote will have a similar effect as a vote against that director nominee.

A complete statement of our majority voting policy is set forth in our Corporate Governance Guidelines available on our website at investors.paycom.com.

How many votes are required to approve the other proposals (Proposals 2, 3, 4, 5 and 6)?

Approval of the ratification of the appointment of Grant Thornton LLP (Proposal 2), the compensation of our named executive officers (Proposal 3), the 2023 LTIP (Proposal 4) and the stockholder proposal requesting that we adopt a majority vote standard in uncontested director elections (Proposal 6) will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If your shares are represented at the Annual Meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on the proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Approval of the amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company (Proposal 5) will require the affirmative vote of 66 2/3% of the shares outstanding. If you “ABSTAIN” from voting on Proposal 5, the abstention will have the same effect as a vote against that proposal.

Your votes with respect to the approval of the compensation of our named executive officers (Proposal 3) and the stockholder proposal requesting that we adopt a majority vote standard in uncontested director elections (Proposal 6) are advisory, which means the results of such votes are not binding on us, the Board of Directors and the committees of the Board of Directors. Although non-binding, the Board of Directors and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions.

About the Annual Meeting

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are included in the number of shares present at the Annual Meeting for purposes of determining a quorum. If you hold your shares in “street name” and you do not instruct your broker how to vote your shares, no votes will be cast on your behalf with respect to any proposal other than the ratification of the appointment of Grant Thornton LLP (Proposal 2).

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

How are proxies being solicited and what are the costs? Who pays the solicitation costs?

Proxies are being solicited by the Board of Directors on behalf of the Company. We have retained Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $42,000 in total. Our officers, directors and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be asked to forward solicitation materials to the beneficial owners of shares of Common Stock. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

We plan to publish the voting results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days following the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of certain information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents referred to in this proxy statement. If you have any questions or need additional material, please feel free to contact Investor Relations at (855) 603-1620 or investors@paycom.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 1, 2023
In addition to delivering paper copies of these proxy materials to you by mail, the Notice, proxy statement, form of proxy and 2022 Annual Report are available at www.proxydocs.com/PAYC.

Proposal 1: Election of Directors

Paycom’s business and affairs are managed under the direction of our Board of Directors, which currently consists of eight directors. Pursuant to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The terms of office of the current members of our Board of Directors are divided as follows:

•	the term of office for our Class I directors will expire at the Annual Meeting;

•	the term of office for our Class II directors will expire at the annual meeting of stockholders to be held in 2024; and

•	the term of office for our Class III directors will expire at the annual meeting of stockholders to be held in 2025.

Directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. The Board of Directors has nominated Sharen J. Turney and J.C. Watts, Jr. for election as Class I directors (each, a “Director Nominee” and collectively, the “Director Nominees”), each to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2026 and until his or her successor has been duly elected and qualified or his or her earlier death, resignation or removal. Each Director Nominee currently serves on our Board of Directors.

Vote Required

Pursuant to our Amended and Restated Bylaws, directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Assuming the presence of a quorum, the two individuals who receive the most votes will be elected as Class I directors. Nonetheless, pursuant to our Corporate Governance Guidelines, in an uncontested election, any director nominee who receives a Majority Withheld Vote is required to promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote. The nominating and corporate governance committee (or, alternatively, a committee of the independent directors of the Board of Directors if each member of the nominating and corporate governance committee received a Majority Withheld Vote) must recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors is required to consider and act on the recommendation within 90 days following certification of the stockholder vote and will promptly disclose its decision whether to accept the resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to serve, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his or her intention to serve the entire term for which election is sought.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR each Director Nominee.

Proposal 1: Election of Directors

Board of Directors Composition and Independence

The following table provides information about each director currently serving on our Board of Directors, including the Director Nominees.

In May 2022, the nominating and corporate governance committee identified Felicia Williams as a potential director candidate based on her public company leadership experience spanning audit, controller and risk management roles as well as her broad-based knowledge of the financial and operational issues affecting complex organizations, from her time serving in various management and executive capacities with Macy’s, Inc. and other relevant experience within the financial sector. Following a review process and a formal recommendation from the nominating and corporate governance committee, the Board of Directors increased the size of the Board of Directors from seven directors to eight directors and appointed Felicia Williams as a Class II director on May 9, 2022.

Our Board of Directors relies on the criteria set forth in the New York Stock Exchange (“NYSE”) Listed Company Manual for purposes of evaluating the independence of directors and, based on such criteria, has affirmatively determined that each of Mses. Turney and Williams and each of Messrs. Clark, Duques, Levenson, Peters and Watts qualifies as “independent.” In making such determinations, the Board of Directors considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors also considered other transactions or relationships that do not rise to the level of requiring disclosure, including transactions and relationships between (i) the Company and entities affiliated with certain directors as a result of such entities’ purchase (at standard rates) and ongoing use of the Company’s human capital management and payroll software and (ii) the Company and a director’s immediate family member who was employed by the Company as an administrative assistant. There are no family relationships between any of our directors or executive officers.

Proposal 1: Election of Directors

Director Skills, Experience and Background

The biographies of the Director Nominees are as follows:

Sharen J. Turney

Director Since: 2021 Age: 66 Committees: • Compensation • Nominating and Corporate Governance

Ms. Turney served as the Chief Executive Officer of denim brand Gloria Jeans from November 2018 until November 2019. She served as President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., from July 2006 until February 2016, and as President and Chief Executive Officer of Victoria’s Secret Direct, from May 2000 until July 2006. Prior to that, Ms. Turney spent 10 years in various executive roles, including President and Chief Executive Officer of Neiman Marcus Direct, the direct commerce division of Neiman Marcus Group. Ms. Turney has also served as an advisor to several retailers and technology companies. Currently, Ms. Turney serves on the board of directors of Bread Financial Holdings, Inc., including on its nominating and governance committee and as chair of its compensation committee, and on the board of directors of Academy Sports and Outdoors, Inc., including on its compensation and nominating and governance committees. Previously, Ms. Turney spent two years on the board of directors of Sweden-based designer sock and underwear brand Happy Socks AB, seven years on the board of directors of M/I Homes, Inc., and two years on the board of directors of FULLBEAUTY Brands. Additionally, Ms. Turney serves as a director of the University of Oklahoma Foundation, including on its investment committee, and served as a Director of Nationwide Children’s Hospital, Inc., including as chairman of the board of its Research Institute. Ms. Turney received her bachelor’s degree from the University of Oklahoma and serves on the Baker Retailing Center Industry Advisory Board at Wharton School at the University of Pennsylvania. Ms. Turney was selected to serve on the Board of Directors based on her business experience, particularly in high growth and ecommerce companies, and her public company leadership experience.

J.C. Watts, Jr.

Director Since: 2016 Age: 65 Committees: • Compensation (Chair)

Mr. Watts is the president and chief executive officer of Watts Partners, a boutique corporate and government affairs consulting firm he co-founded in 2003. Mr. Watts has served on the board of directors of Dillard’s, Inc. (“Dillard’s”), a public company, since August 2009, and previously served on the Dillard’s board of directors and as a member of its audit committee from 2003 to 2008. Mr. Watts also served on the boards of directors of CSX Corporation from March 2011 to May 2014 and ITC Holdings Corp. from August 2011 to February 2014. Mr. Watts was elected to the United States House of Representatives in 1994 and served from January 1995 to January 2003. During his time in Congress, Mr. Watts was chairman of the Republican Conference from January 1999 to January 2003, and also served on the United States House Committees on Armed Services, Financial Services, and Transportation and Infrastructure. Mr. Watts earned his bachelor’s degree in journalism and public relations from the University of Oklahoma in 1981. Mr. Watts was selected to serve on our Board of Directors due to his senior leadership experience in business and as a public servant, his experience serving on other public company boards and his understanding of regulatory issues.

Senior Leadership	Financial and Accounting	Government Relations/Regulatory	Cybersecurity

Public Company Board	Industry	Risk Management

Proposal 1: Election of Directors

The biographies of the directors currently serving as Class II directors are as follows:

Robert J. Levenson

Director Since: 2007 Age: 81 Committees: • Audit • Compensation

Mr. Levenson is a founder and managing member of Lenox Capital Group, LLC, a private venture capital investment company formed in 2000 (“Lenox Capital”), which focuses primarily on early stage software technology and service company investments. From 1981 through 1990, Mr. Levenson held several executive management positions with Automatic Data Processing, Inc. (“ADP”), including Group President—Employer Services, member of the Corporate Executive Committee and member of the board of directors. In late 1990, Mr. Levenson became Chief Operating Officer of Medco Containment Services, Inc. (“Medco”) (later acquired by Merck & Co., Inc.), and was elected to Medco’s board of directors. From 1992 until 2003, Mr. Levenson served on the board of directors of First Data Corporation (“FDC”), and from 1993 until his retirement in 2000, he served as Executive Vice President of FDC. Thereafter, he served as a consultant to FDC and certain of its joint venture affiliates until 2006. Mr. Levenson has served on several boards of directors of public and private companies as well as civic and philanthropic organizations, which have previously included: ADP, FDC, Medco, Central Data Systems, Inc., Comnet, Inc., Polyvision, Broadway & Seymour, Superior TeleCom Inc., Vestcom International, Emisphere Technologies, Inc., Ceridian Corp, and Elite Pharmaceuticals, Inc. He graduated from Kent State University with his bachelor’s degree in business administration. Mr. Levenson was selected to serve on our Board of Directors based on his industry expertise and experience as a member of the boards of directors of other companies.

Frederick C. Peters II

Director Since: 2014 Age: 73 Committees: • Audit (Chair) • Compensation • Nominating and Corporate Governance

He currently serves as Chairman and Chief Executive Officer of Community Financial Institutions Fund (f/k/a Bluestone Financial Institutions Fund). Prior to joining Community Financial Institutions Fund, Mr. Peters served as the Chairman, President and Chief Executive Officer of Bryn Mawr Bank Corporation (“BMTC”) and its principal subsidiary, The Bryn Mawr Trust Company, and served on BMTC’s board of directors from January 2001 to April 2017. Prior to joining BMTC in 2001, Mr. Peters started two community banks: National Bank of the Main Line in 1985 and First Main Line Bank in 1995. Mr. Peters began his banking career at Philadelphia National Bank in 1976 and held lending and executive positions at Hamilton Bank and Industrial Valley Bank prior to starting his first community bank. In addition, Mr. Peters served on the board of directors of the Federal Reserve Bank of Philadelphia from 2009 through 2014. He served as the chairman of the Federal Reserve Bank of Philadelphia’s audit committee from January 1, 2013 through December 31, 2014, while also serving as a member of the Federal Reserve Bank’s Committee of Audit Chairs in Washington, D.C. Mr. Peters has served on numerous non-profit boards including Main Line Health where he served first as chairman of the audit committee and later as chairman of the finance committee. He currently serves on the board of directors of The Bryn Mawr Film Institute and The Foundation for Delaware County. Mr. Peters graduated from Amherst College with his bachelor’s degree in political science. Mr. Peters was selected to serve on our Board of Directors based on his financial and investment expertise and his experience as a member of the board of directors of a public company.

Senior Leadership	Financial and Accounting	Government Relations/Regulatory	Cybersecurity

Public Company Board	Industry	Risk Management

Proposal 1: Election of Directors

Felicia Williams

Director Since: 2022 Age: 57 Committees: • Audit

Ms. Williams has over 30 years of audit and corporate financial leadership experience in various industries. Since 2004, Ms. Williams has served in senior leadership roles at Macy’s and currently serves as Senior Vice President, Finance and the Macy’s Fellow for CEO Action for Racial Equality, a business-led coalition that identifies and develops public policies and corporate engagement solutions to address systemic racism. Ms. Williams was an executive officer of Macy’s from 2016 to 2020 in the roles of Interim Chief Financial Officer from June 2020 to November 2020 and Senior Vice President, Controller and Enterprise Risk Officer from June 2016 to June 2020. She served as Senior Vice President, Finance and Risk Management from February 2011 to June 2016 and prior thereto across key corporate finance functions at Macy’s, including treasury, investor relations, risk management, financial services, financial planning and analysis, and internal audit. From 1994 to 2004, Ms. Williams served in various financial positions at the Coca-Cola Hellenic Bottling Company in Athens, Greece and the Coca-Cola Company in Atlanta, Georgia. Before joining Coca-Cola, Williams worked for Bristol- Myers Squibb and Arthur Andersen & Company. Ms. Williams currently serves on the board of directors and as the chairwoman of the audit committee of Anywhere Real Estate Inc. (NYSE: HOUS). Ms. Williams also served on the board of directors of Meridian Bioscience, Inc. from 2018 to 2023, including as the chairwoman of the audit committee. Ms. Williams received her bachelor’s degree from Florida A&M University and is a Certified Public Accountant. Ms. Williams was selected to serve on our Board of Directors based on her public company leadership experience spanning audit, controller and risk management roles as well as her broad based knowledge of the financial and operational issues affecting complex organizations.

Senior Leadership	Financial and Accounting	Government Relations/Regulatory	Cybersecurity

Public Company Board	Industry	Risk Management

Proposal 1: Election of Directors

The biographies of the directors currently serving as Class III directors are as follows:

Jason D. Clark

Director Since: 2014 Age: 52 Committees: • Audit • Nominating and Corporate Governance (Chair)

Mr. Clark has served as President and Chief Executive Officer of CompSource Mutual Insurance Company since March 2009. Mr. Clark is a member of the board of directors of the Oklahoma State Chamber of Commerce, a President of the American Association of State Compensation Insurance Funds (AASCIF) and has previously served in leadership positions for multiple industry and trade associations. Mr. Clark has over 30 years of experience in the insurance industry specializing in workers’ compensation insurance. Mr. Clark earned his bachelor’s degree in business administration from the University of Central Oklahoma. Mr. Clark was selected to serve on our Board of Directors based on his business experience.

Henry C. Duques

Director Since: 2016 Age: 79 Committees: • Audit • Nominating and Corporate Governance

Mr. Duques was the chairman and chief executive officer of First Data Corporation, an electronic commerce and payment services company, from 1992 to 2002 and again from 2005 to 2007. Prior to joining First Data Corporation, he served as president and chief executive officer of the Database Services Group of American Express Travel Related Services Company, Inc., the predecessor of First Data Corporation, from 1987 to 1992. Mr. Duques was with Automatic Data Processing, Inc. from 1973 to 1987, where he served as Group President Financial Services and as a member of the board of directors from 1984 to 1987. Mr. Duques also served on the boards of directors of Unisys Corporation from 1998 to 2014, including as the nonexecutive chairman from 2006 to 2008, SunGard Corp. from 2003 to 2005 and CheckFree Corporation from 2000 to 2004. Mr. Duques earned his bachelor’s degree in business administration from The George Washington University in 1965 and an M.B.A from The George Washington University in 1969 and served on board of trustees of The George Washington University from 1998 to 2008. Mr. Duques was selected to serve on our Board of Directors based on his decades of experience in business operations and management, strategy and public company governance.

Senior Leadership	Financial and Accounting	Government Relations/Regulatory	Cybersecurity

Public Company Board	Industry	Risk Management

Proposal 1: Election of Directors

Chad Richison

Director Since: 1998 Age: 52

Chad Richison has served as President and Chief Executive Officer since he founded Paycom in 1998. He has also served as a member of our Board of Directors since 1998 and was appointed Chairman of the Board of Directors in August 2016. Mr. Richison began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. He received his bachelor’s degree in mass communications—journalism from the University of Central Oklahoma. Mr. Richison was selected to serve on our Board of Directors based on the leadership skills, strategic guidance and experience he brings as our President and Chief Executive Officer and operational expertise from his prior experience in the industry.

Senior Leadership	Financial and Accounting	Government Relations/Regulatory	Cybersecurity

Public Company Board	Industry	Risk Management

Proposal 1: Election of Directors

The following chart provides information about each director’s qualifications, experiences and demographics. More detailed information is provided in the director biographies above.

Corporate Governance

Corporate Governance Highlights

Paycom is committed to good corporate governance, which we believe is important to the success of our business and to advancing stockholder interests. Highlights include:

7 of 8 directors are independent	All directors attended 100% of Board and applicable committee meetings in 2022	Annual say-on-pay vote

Code of Ethics and Business Conduct applies to all directors, officers and employees	Compensation committee engages an independent compensation consultant	Firm commitment to diversity, equity and inclusion

Strong Board oversight of risk management programs	Nominating and corporate governance committee oversight of ESG matters	Prohibition on puts, calls, other derivative securities and short sales

Periodic reports and presentations to audit committee focusing on cybersecurity	Stock ownership guidelines for directors and executive officers	Active Board engagement in managing talent and long-term succession planning for executives

Board Leadership Structure

The Chief Executive Officer and Chairman of the Board of Directors are both appointed by the Board of Directors. Our Corporate Governance Guidelines provide that both independent and management directors, including the Chief Executive Officer, are eligible for appointment as Chairman of the Board of Directors. We believe it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon all relevant facts and circumstances at a given point in time. Currently, Mr. Richison serves as both Chief Executive Officer and Chairman. At this time, the Board of Directors believes that combining the Chief Executive Officer and Chairman roles promotes decisive leadership, fosters clear accountability and enhances our ability to communicate our strategy clearly and consistently to our stockholders, employees and clients.

Our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the non-management directors are required to appoint a lead independent director to represent and coordinate the activities of the non-management and independent directors and to help ensure the independence of the Board of Directors from the Chief Executive Officer and Chairman. Mr. Peters currently serves as lead independent director. In his role as lead independent director, Mr. Peters’s responsibilities are to (i) preside over regularly scheduled executive sessions of non-management and independent directors, (ii) facilitate communication among the non-management and independent directors, (iii) act as a liaison between the non-management and independent directors and the Chief Executive Officer and (iv) perform such other roles and responsibilities as may be assigned to him by the Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at investors.paycom.com.

Board of Directors Meetings

During the fiscal year ended December 31, 2022, the Board of Directors held five meetings. Each director attended at least 100% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors for the period for which such director served on the Board of Directors or committee(s), if applicable, during 2022. Each

Corporate Governance

member of the Board of Directors serving at the time attended the annual meeting of stockholders in 2022. The Board of Directors does not have a policy requiring director attendance at annual meetings of stockholders.

Committees

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or death or until otherwise determined by our Board of Directors.

Audit Committee

Our audit committee oversees our accounting and financial reporting processes and the audit of our financial statements. In that regard, our audit committee assists board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditors. Among other matters, the audit committee is responsible for (a) the appointment, compensation, retention, oversight and pre-approval of our independent auditors, including oversight of firm and partner rotation, (b) evaluating the qualifications, performance and independence of our independent auditors, (c) reviewing our annual and interim financial statements, (d) discussing press releases, financial information and earnings guidance provided to analysts and rating agencies, (e) discussing policies with respect to risk assessment and risk management, (f) reviewing and ensuring the adequacy of our internal control systems, (g) reviewing the compliance and effectiveness of our Code of Ethics and Business Conduct, (h) reviewing and approving related party transactions and (i) annually reviewing the audit committee charter and the committee’s performance.

The current members of our audit committee are Ms. Williams and Messrs. Clark, Duques, Levenson and Peters, with Mr. Peters serving as chairperson of the committee.

Our Board of Directors has affirmatively determined that each of Ms. Williams and Messrs. Clark, Duques, Levenson and Peters (i) is independent for purposes of serving on the audit committee under applicable SEC rules and regulations and the NYSE Listed Company Manual and (ii) meets the requirements for financial literacy under the NYSE Listed Company Manual and applicable SEC rules and regulations. Our Board of Directors has designated Mr. Peters as an “audit committee financial expert” as defined under the applicable SEC rules and determined that he has accounting or related financial management expertise as required under the NYSE Listed Company Manual. The audit committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the audit committee charter is available on our website at investors.paycom.com. During the fiscal year ended December 31, 2022, the audit committee held five meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other matters, identifying, evaluating and recommending candidates for membership on our Board of Directors, including nominees recommended by stockholders, reviewing and recommending the composition of our committees, overseeing our Code of Ethics and Business Conduct and Corporate Governance Guidelines, reporting and making recommendations to our Board of Directors concerning governance matters, overseeing our policies and programs on issues of social responsibility and environmental sustainability and overseeing the preparation and publication of the Company’s Corporate Social Responsibility Report. The nominating and corporate governance committee also annually reviews the nominating and corporate governance committee charter, the performance of the Board of Directors and management, and its own performance.

The current members of the nominating and corporate governance committee are Ms. Turney and Messrs. Clark, Duques and Peters, with Mr. Clark serving as chairperson of the committee. Our Board of Directors has affirmatively determined that each of Ms. Turney and Messrs. Clark, Duques and Peters is independent for purposes of serving on the nominating and corporate governance committee under applicable SEC rules and regulations and the NYSE Listed Company Manual. The nominating and corporate governance committee operates under a written charter that satisfies the applicable SEC

Corporate Governance

rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the nominating and corporate governance committee charter is available on our website at investors.paycom.com. During the fiscal year ended December 31, 2022, the nominating and corporate governance committee held seven meetings.

Compensation Committee

Our compensation committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, approves all equity-related awards to our executive officers, approves and administers incentive-based compensation plans and equity-based compensation plans and reviews and makes recommendations with respect to the annual Compensation Discussion and Analysis. The compensation committee also annually reviews the compensation committee charter and the committee’s performance.

The current members of our compensation committee are Ms. Turney and Messrs. Levenson, Peters and Watts, with Mr. Watts serving as chairperson of the committee. Our Board of Directors has affirmatively determined that each of Ms. Turney and Messrs. Levenson, Peters and Watts (i) is independent for purposes of serving on the compensation committee under applicable SEC rules and regulations and the NYSE Listed Company Manual and (ii) qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the compensation committee charter is available on our website at investors.paycom.com. During the fiscal year ended December 31, 2022, the compensation committee held nine meetings.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2022, each of Ms. Turney and Messrs. Levenson, Peters and Watts served on the compensation committee. Mr. Watts has served on the compensation committee since December 2017, Mr. Peters has served on the compensation committee since April 2019, Ms. Turney has served on the compensation committee since September 2021 and Mr. Levenson has served on the compensation committee since November 2021. None of the persons who served on the compensation committee during 2022 is or has been an officer or employee of Paycom and none had any relationship with Paycom or any of its subsidiaries during 2022 that would be required to be disclosed as a transaction with a related person. None of our executive officers currently serves or has in the last completed fiscal year served on the board of directors or compensation or similar committee of another company at any time during which an executive officer of such other company served on our Board of Directors or compensation committee.

Risk Oversight

Our Board of Directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management. Our Board of Directors, as a whole and through its committees, is responsible for the oversight of risk management strategy, and our senior management is responsible for assessing, implementing and managing our risk management processes on a day-to-day basis.

The Board of Directors has delegated primary responsibility for overseeing enterprise risk management to the audit committee, and the audit committee receives appropriate assistance from key members of management, including the Company’s Chief Financial Officer. Members of management report regularly to the audit committee. The audit committee periodically discusses with management our policies with respect to risk assessment and risk management as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee also receives regular reports and updates from the Company’s Chief Information Officer with respect to cybersecurity risk management. Such reports cover the Company’s information technology security program, including its

Corporate Governance

current status, capabilities, objectives and plans, as well as the evolving cybersecurity threat landscape. Our compensation committee oversees risk related to compensation policies. Both our audit and compensation committees report to the full Board of Directors with respect to these matters, among others.

Stockholder Engagement

We maintain an ongoing dialogue with our stockholders. Throughout the year, members of our Investor Relations team and management engage with our stockholders to provide updates on our business and solicit perspectives on matters that are important to them. Stockholder perspectives are shared with, and considered by, the Board of Directors and relevant Board of Directors committees to inform our policies, decisions and strategy, as appropriate. For more information regarding stockholder engagement and participation of members of our Board of Directors, see “Compensation Discussion and Analysis-Say on Pay and Stockholder Engagement.”

Commitment to Environmental, Social and Governance (ESG) Highlights

Since our inception nearly a quarter century ago, Paycom has been committed to simplifying life for employees while meeting our clients’ needs in an ever-evolving landscape. We are dedicated to providing world-class service for our customers, developing innovative HR and payroll technology, creating a safe and inclusive workplace and minimizing our impact on the environment. We recognize that effective management of environmental, social and governance (“ESG”) issues will help drive our long-term growth.

Board and Executive Oversight

Our Board of Directors actively oversees our ESG efforts through comprehensive ESG-governance and oversight practices. The nominating and corporate governance committee has direct oversight of our ESG policies, practices and disclosures while specific ESG topics are reviewed by other committees as needed. In 2022, the nominating and corporate governance committee reviewed and discussed aspects of our ESG program in five of its seven meetings.

The ESG Steering Committee assists the Chief Executive Officer and the Board of Directors in understanding, managing and setting a general strategy relating to ESG matters and initiatives. The ESG Steering Committee is comprised of our Chief Financial Officer and multiple senior leaders from across our company in pertinent departments including: Legal, HR, IT and Accounting.

As part of this oversight, we have implemented a formal ESG risk management program, in which the ESG Steering Committee is responsible for assessing and managing ESG-related risks, including climate-related risks according to the recommendations of the Task Force on Climate-Related Financial Disclosures. Additionally, we have started integrating ESG risks into our enterprise risk management program.

Annual Corporate Social Responsibility Report

Through the directive and oversight of our Board of Directors, the nominating and corporate governance committee and senior leadership, we published our most recent Corporate Social Responsibility Report in March 2022, and we intend to publish our second annual year-end report in March 2023.

Corporate Governance

From professional development to personal safety, our people are our top priority. We continually engage and empower our workforce with a culture that champions innovation, service and positivity.

Diversity, Equity and Inclusion

From our Board of Directors to our employees nationwide, we are committed to diversity, equity and inclusion (“DEI”). In furtherance of that commitment, in 2022 we created a DEI Steering Committee and a DEI Advisory Council. We also hired a Manager of Diversity, Equity and Inclusion to help design and directly manage our DEI programs. In 2022, we chartered 11 employee resource groups. These employee-led groups aim to foster a diverse, inclusive workplace aligned with Paycom’s DEI strategy. Since launch, 5% of Paycom employees have joined at least one of the employee resource groups.

As of December 31, 2022, women represented 51.2% and ethnic minorities represented 36.8% of our workforce. The graphics below summarize our workforce demographics as of December 31, 2022. This demographic workforce data, including race and ethnicity, gender and job categories, aligns with the EEO-1 Component 1 data collection reporting requirements outlined by the U.S. Equal Employment Opportunity Commission.

Diversity Recruiting

The foundation of our commitment to diversity, equity and inclusion starts with our goal to attract, retain and develop a workforce that is diverse in background, knowledge, skill and experience. That commitment starts at the top. In 2021 we adopted qualification standards that consider race and ethnicity, gender and other diversity-related factors when evaluating candidates for our Board of Directors.

In 2022, we attended on-campus or virtual events with various Historically Black Colleges and Universities and schools in the Hispanic Association of Colleges and Universities. Further, in 2022 we hired talent acquisition strategy partners for diversity and inclusion. These employees focus on diversity sourcing and partnership opportunities.

We consider the career, physical, mental, social and financial well-being of all of our employees and work to create a healthy and productive workplace for all employees to thrive. Our thriving culture was evidenced in 2022 as we received Best Company Culture and Best Company for Women accolades from workplace review site Comparably.

Corporate Governance

Support For Employees

We support our employees in their careers and in their personal lives. We offer a broad range of employee development programs available to all employees through our Employee Self-Service® platform.

In 2022, we deployed two employee engagement surveys and had a 90% participation rate. In these surveys, we allow employees to rank their satisfaction with their role, the Company and their career well-being. We saw an increase in employee engagement in 2022 and believe this is due to our holistic approach to our employees’ well-being.

We continued our employee listening and engagement series called Better Conversations. These sessions are designed to provide a forum for productive conversations throughout the organization. They provide a safe atmosphere that encourages open dialogue where everyone’s voice will be heard and we all can be our authentic selves. Since launch, 2,865 employees have joined a Better Conversations session and 100% of our leaders have participated in at least one session.

To foster the physical and mental well-being of our workforce, we added well-being advisors to our staff as a benefit to all our employees in 2020. This access to support is in addition to our extensive benefits including comprehensive health care, 401(k) matching, an employee stock purchase plan, paid family leave when welcoming new additions, backup childcare, adoption support, fertility support and maternity support programs.

Charitable Giving

We believe in giving back to our community. We do this in a variety of ways, including corporate sponsorships, corporate giving, employee donations and employee volunteer hours. In total, Paycom and our employees donated more than $2.2 million in 2022, with $210,000 of that amount coming directly from employees. In addition to Paycom’s monetary donations, our employees spent time volunteering at a wide variety of organizations in our communities in 2022. Some 2022 highlights include:

•	We held our first in-person philanthropy fairs in Oklahoma City and Grapevine in 2022, helping employees explore opportunities to get involved with 27 nonprofit organizations.

•	We participated in the Burpees for Vets Challenge to raise money for the Courage Foundation. Paycom employees completed 44,509 burpees and Paycom donated $1 for each one.

•

As a new member of the Grapevine, Texas community, Paycom employees volunteered at a city festival, a cleanup of local parks, multiple food banks and The Gatehouse, which provides educational and career services for women.

•	To support our Oklahoma community, Paycom employees volunteered at the Oklahoma City Memorial Marathon, Regional Food Bank of Oklahoma, and The Anna’s House Foundation, amongst others.

We believe it is our responsibility to provide our customers with the best HCM technology in a way that minimizes our impact on the planet. Our solution allows clients to eliminate the need for any paper associated with payroll, from pay stubs to paper checks, and have reduced the need for printing and transporting payroll documents. Our cloud-based software provides maximum functionality with minimal environmental impact. Our on-site data centers are designed with advanced energy-saving methods, and our corporate campuses have integrated environmentally friendly practices into our workflow.

Corporate Governance

Electronic Waste

We use many different kinds of computers, servers and electronic accessories. When these items no longer function according to business needs, all company data is destroyed and the equipment is recycled or refurbished though a partnership with an Oklahoma company committed to responsible recycling. In 2022, we began refurbishing in addition to recycling our used electronics to produce revenue from reused assets and avoid the environmental impact of destroying the items. Our recycling partner processed 35.73 tons (71,477 pounds) of electronic assets for reuse and/or material recovery. As a result, during the 2022 calendar year, Paycom:

•	reduced GHG emissions in the amount of an estimated 99,631 lbs;

•	diverted 2,055 lbs of toxic metals; and

•	recovered 24,139 lbs of metals.

Energy Use

We are committed to reducing energy consumption when possible and using renewable energy at our corporate facilities. Our two corporate campuses in Oklahoma City and Grapevine house all three Paycom data centers. We have implemented energy-reducing and -efficient practices and designs in our on-site data centers while prioritizing system uptime. Further, through partnerships with Oklahoma and Texas utility providers, Paycom-owned and operated facilities have gone from 9% renewable energy credits in 2020 to 100% renewable energy credits in 2022.

For more information on our ESG programs, please visit our website at investors.paycom.com and select Corporate Governance g Corporate Social Responsibility Report. The information on our website is not incorporated by reference in, and does not form a part of, this proxy statement.

Director Qualifications

Our nominating and corporate governance committee is responsible for, among other things, assisting our Board of Directors in identifying qualified director nominees and recommending nominees to stand for election at each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board with a wide range of relevant experience, skills and perspectives. The nominating and corporate governance committee has adopted a set of criteria and standards for assessing the necessary skills and characteristics of director candidates (the “Director Qualification Standards”). In accordance with the Director Qualification Standards, the nominating and corporate governance committee will select director candidates on the basis of recognized achievements, knowledge, experience and other factors as deemed appropriate, including but not limited to a candidate’s (i) ability to bring sound and informed business judgment to the deliberations of the Board of Directors, (ii) character, integrity and loyalty to the Company, (iii) independence, (iv) ability to bring diverse points of view to bear on discussions, (v) representation of a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of our Board of Directors, in the context of the perceived needs of the structure of our Board of Directors at that point in time, (vi) financial knowledge and experience and (vii) understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines. In connection with the adoption of the Director Qualification Standards, the nominating and corporate governance committee expressly reserved the right to deviate from and/or modify the Director Qualification Standards from time to time in its reasonable discretion.

The nominating and corporate governance committee believes that it is important that directors represent diverse viewpoints and individual perspectives. Diversity and inclusion are values ingrained in our culture and essential to our business. The Board of Directors and the nominating and corporate governance committee aim to identify a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board of Directors.

Corporate Governance

Director Nomination Procedures

With respect to incumbent members of the Board of Directors, the nominating and corporate governance committee will annually evaluate the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria described above in determining whether to recommend such directors for re-election.

Director candidates may come to the attention of the nominating and corporate governance committee from current directors, stockholders, officers or other sources. The nominating and corporate governance committee reviews all candidates in the same manner regardless of the source of the recommendation. In March 2016, the nominating and corporate governance committee adopted a formal policy regarding stockholder nominees.

The nominating and corporate governance committee will consider recommendations for the nomination of directors submitted by stockholders entitled to vote generally in the election of directors. The nominating and corporate governance committee has not established a minimum number of shares of Common Stock that a stockholder must own in order to recommend a director candidate for consideration, or a minimum length of time during which the stockholder must own its shares of Common Stock, but the nominating and corporate governance committee will take into account the size and duration of a recommending stockholder’s ownership interest in Paycom. The nominating and corporate governance committee will also consider the extent to which the stockholder making the recommendation intends to maintain its ownership interest in Paycom. The nominating and corporate governance committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the nominating and corporate governance committee for Board of Directors candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency. The nominating and corporate governance committee will only consider recommendations submitted in compliance with our Amended and Restated Bylaws (as the same may be amended from time to time) and any procedural requirements adopted by the nominating and corporate governance committee and disclosed in this proxy statement.

Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent directors, the lead independent director or other individual director may do so by writing to such director or group of directors at: Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, OK 73142, Attn: Legal Department.

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Legal Department that it is a communication for the Board of Directors. Upon receiving such a communication, the Legal Department will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

The Legal Department will not forward any communication determined in its good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. The Legal Department will maintain a list of each communication that was not forwarded because it was determined to be frivolous. Such list is delivered to the Board of the Directors at its quarterly meetings. In addition, each communication subject to this policy that was not forwarded because it was determined by the Legal Department to be frivolous is retained in our files and made available at the request of any member of the Board of Directors to whom such communication was addressed.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other principal executive and senior officers responsible for financial reporting. The Code of Ethics and Business Conduct is available on our website at investors.paycom.com. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information

Corporate Governance

contained on, or accessible from, our website is not part of this proxy statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Hedging Policy

Our insider trading policy requires that any employee, executive officer or director wishing to enter into any hedging or similar transaction with respect to our securities must pre-clear such transaction with our Chief Financial Officer at least two weeks prior to, and must provide justification for, the proposed transaction.

Director Compensation

Overview and Philosophy

The Board of Directors believes that each director who is not employed by us (whom we refer to as non-employee directors) should be compensated through a mix of cash and equity-based compensation, which is awarded in the form of restricted stock. The compensation committee, consisting entirely of independent directors, has primary responsibility for reviewing and considering any revisions to director compensation. Periodically, the committee has reviewed director compensation with assistance from its independent compensation consultant, including conducting benchmarking against the Company’s peer group to help assess the appropriateness and competitiveness of our non-employee director compensation program. The Board of Directors reviews the compensation committee’s recommendations, discussing those recommendations among themselves, and determines the amount of director compensation. Historically our philosophy is to align target total non-employee director compensation, including cash and equity, to be in a competitive range of our peer group.

Because Mr. Richison serves as our President and Chief Executive Officer, he did not receive additional compensation for his service as a director in 2022 (including for his service as Chairman of the Board of Directors). See “Compensation of Executive Officers—Summary Compensation Table for Fiscal Years Ended December 31, 2022, 2021 and 2020” for additional information regarding the compensation paid to Mr. Richison during 2022. None of our executive officers had a role in determining or recommending the amount or form of non-employee director compensation, other than Mr. Richison in his capacity as a member of the Board of Directors.

Director Compensation in 2022

In 2022, the compensation package for non-employee directors consisted of (i) annual compensation for service as a director and as a member or chairperson of any committee(s), payable in cash in four quarterly installments (the “Director Cash Compensation”), and (ii) an award under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”) of restricted stock with an aggregate fair market value of $225,000 (based on the closing price of the Common Stock on the date of grant, but rounded down to the nearest whole share to avoid the issuance of fractional shares) (the “Director Equity Compensation”). All directors are also entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their service. The Director Cash Compensation is set forth below.

Recipient(s)	2022 Annual Cash Compensation ($)

Non-employee directors	75,000

Lead independent director	20,000

Audit committee chairperson	25,000

Audit committee members (excluding chairperson)	10,000

Compensation committee chairperson	18,000

Compensation committee members (excluding chairperson)	8,000

Nominating and corporate governance committee chairperson	10,000

Nominating and corporate governance committee members (excluding chairperson)	5,000

Corporate Governance

With respect to Director Equity Compensation, the shares of restricted stock were granted on the date of the 2022 annual meeting of stockholders and are scheduled to cliff-vest on the seventh (7th) day following the first (1st) anniversary of the 2022 annual meeting, provided that the non-employee director is providing services to the Company through the applicable vesting date. Any unvested Director Equity Compensation will be forfeited in the event that the non-employee director’s service on the Board of Directors terminates prior to the vesting date, unless (i) such director resigns concurrently with the annual meeting of stockholders immediately prior to the scheduled vesting date, (ii) such annual meeting is held not more than thirty (30) days prior to the scheduled vesting date and (iii) the resigning director continues to serve on the Board of Directors through the date of such annual meeting.

In the event that a new non-employee director is appointed to the Board of Directors other than at an annual meeting of stockholders (a “Mid-Term Director”), such Mid-Term Director is entitled to receive (i) the Director Cash Compensation beginning on the first quarterly payment date following his or her appointment and (ii) a partial award of the Director Equity Compensation on the date of his or her appointment, with the aggregate fair market value of such award to be determined based on the timing of such Mid-Term Director’s appointment in relation to the quarterly payment dates for the Director Cash Compensation. On May 9, 2022, Ms. Williams received a partial award of the 2022 Director Equity Compensation.

The following table provides information regarding compensation paid to each non-employee director during 2022.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2) ($)	Total ($)

Current Non-Employee Directors

Jason D. Clark	95,000	(3)	224,809	319,809

Henry C. Duques	90,000	(4)	224,809	314,809

Robert J. Levenson	93,000	(5)	224,809	317,809

Frederick C. Peters II	133,000	(6)	224,809	357,809

Sharen J. Turney	88,000	(7)	224,809	312,809

J.C. Watts, Jr.	93,000	(8)	224,809	317,809

Felicia Williams(9)	42,500	(10)	168,662	211,162

(1)

Amounts shown represent the aggregate grant date fair value of Director Equity Compensation, computed in accordance with ASC 718, with the exception that the amounts shown assume no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) filed with the SEC on February 16, 2023. For purposes of the Director Equity Compensation, we did not issue any fractional shares and, as a result, the aggregate grant date fair value of each director’s award is slightly less than $225,000 (or, in the case of Ms. Williams, slightly less than $168,750, which represents a pro-rated amount of the Director Equity Compensation, determined based on the timing of her appointment).

(2)

As of December 31, 2022, each of Ms. Turney and Messrs. Clark, Duques, Levenson, Peters and Watts held 768 unvested shares of restricted stock and Ms. Williams held 602 unvested shares of restricted stock.

(3)	Represents the aggregate Director Cash Compensation paid to Mr. Clark for his service as a director, member of the audit committee and chairperson of the nominating and corporate governance committee.
(4)	Represents the aggregate Director Cash Compensation paid to Mr. Duques for his service as a director and member of the audit and nominating and corporate governance committees.
(5)	Represents the aggregate Director Cash Compensation paid to Mr. Levenson for his service as a director and member of the audit and compensation committees.
(6)

Represents the aggregate Director Cash Compensation paid to Mr. Peters for his service as a director, lead independent director, chairperson of the audit committee and member of the nominating and corporate governance and compensation committees.

(7)	Represents the aggregate Director Cash Compensation paid to Ms. Turney for her service a director and a member of the compensation and nominating and corporate governance committees.

Corporate Governance

(8)	Represents the aggregate Director Cash Compensation paid to Mr. Watts for his service as a director and chairperson of the compensation committee.
(9)	Ms. Williams was appointed to the Board of Directors in May 2022.
(10)	Represents the aggregate Director Cash Compensation paid to Ms. Williams for her service as a director and member of the audit committee from May 2022 through the end of the year.

Director Stock Ownership Guidelines

To further align their interests with the long-term interests of stockholders and to promote the Company’s commitment to sound corporate governance, the Board of Directors has established minimum stock ownership guidelines for the non-employee directors and executive officers. Under these guidelines, each non-employee director is required to own a number of shares of Common Stock (including unvested shares of restricted stock) equal to (i) five times the amount of annual cash compensation payable to each non-employee director for the then-current year, exclusive of any fees payable for service as lead independent director, chairperson of a committee or service on a committee, divided by (ii) the greater of (x) the closing price of the Common Stock as reported on the NYSE on the trading day immediately preceding the date of calculation and (y) the average closing price of the Common Stock as reported on the NYSE for the 12-month period immediately preceding (and ending on the trading date immediately prior to) the date of calculation. Each non-employee director’s minimum stock ownership requirement is recalculated annually on the date of the annual meeting of stockholders and in connection with any change in the annual cash compensation payable to non-employee directors. Non-employee directors who were serving on the Board of Directors as of September 25, 2021 are required to achieve compliance with these guidelines by September 25, 2026. Non-employee directors elected since September 25, 2021 and future non-employee directors are required to achieve compliance with these guidelines within five years of their election. As of the Record Date, each non-employee director has met (or is expected to meet within the applicable period) the requirements of the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com.

Audit Committee Matters

Audit Committee Report

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2022, which includes our consolidated balance sheets as of December 31, 2022 and December 31, 2021, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

Pursuant to the terms of the audit committee’s charter, the audit committee meets at least once per fiscal quarter or more frequently as it may determine necessary. The audit committee has discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee has also received written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP its independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Grant Thornton LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Members of the Audit Committee

Jason D. Clark  |  Henry C. Duques  |  Robert J. Levenson  |  Frederick C. Peters II  |  Felicia Williams

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Grant Thornton LLP for audit services for fiscal 2021 and 2022 as well as for audit-related, tax and other services rendered during the applicable periods (in thousands).

	2022	2021

Audit Fees(1)	$921	$993

Audit-Related Fees(2)	—	—

Tax Fees(3)	101	115

All Other Fees(4)	—	—

Total Fees	$1,022	$1,108

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, including consultations concerning financial reporting in connection with issuances of auditor consents and comfort letters with respect to registration statements filed with the SEC and related securities offerings.

Audit Committee Matters

(2)	Grant Thornton LLP did not provide any assurance or related services during the relevant periods that are not otherwise disclosed as audit fees.
(3)

Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance.

(4)	Grant Thornton LLP did not provide any “other services” during the relevant periods.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated authority to its chairperson, Mr. Peters, to pre-approve any audit or non-audit services to be provided by Grant Thornton LLP, provided that (i) the fees for such services do not exceed $250,000 in the aggregate, (ii) any matters approved by the chairperson under such delegated authority must be presented to the full audit committee at its next scheduled meeting and (iii) such services must be allowed to be provided by our independent registered public accounting firm under the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC rules relating to auditor independence. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Proposal 2: Ratification of the Appointment of

Our Independent Registered Public Accounting Firm

The audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. The audit committee and the Board of Directors recommend that you ratify this appointment.

Arrangements have been made for a representative of Grant Thornton LLP to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and he or she will be available to respond to appropriate stockholder questions.

Vote Required

The approval of Proposal 2 will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of the appointment of

Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Management

Chad Richison

Chad Richison, 52, has served as President and Chief Executive Officer since he founded Paycom in 1998. He has also served as a member of our Board of Directors since 1998 and was appointed Chairman of the Board of Directors in August 2016. Mr. Richison began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. He received his bachelor’s degree in mass communications—journalism from the University of Central Oklahoma.

Craig E. Boelte

Craig E. Boelte, 59, has served as our Chief Financial Officer since February 2006 and as Treasurer and Secretary since May 2017. Before joining Paycom, Mr. Boelte owned an accounting practice that served Paycom. Prior to that, Mr. Boelte spent nine years at Deloitte & Touche where he served as Senior Tax Manager. Mr. Boelte has over 35 years of experience in the workforce management and HR industry. Mr. Boelte is a member of the Oklahoma Society of CPAs and the American Institute of CPAs. Mr. Boelte received his bachelor’s degree in business administration and master’s degree in accounting from Oklahoma State University.

Holly Faurot

Holly Faurot, 38, has served as our Chief Sales Officer since April 2021. Mrs. Faurot previously held the role of Paycom’s Senior Executive Vice President of Sales and Client Relations after serving as Paycom’s Vice President of Client Relations from March 2016 to February 2021. Prior to these positions, Mrs. Faurot served as Paycom’s Regional Vice President of Sales from July 2011 to March 2016, Sales Manager from January 2009 to July 2011, Sales Training Manager from July 2008 to January 2009 and Senior Sales Consultant from February 2007 to January 2009. Mrs. Faurot earned her bachelor’s degree in management and a minor in marketing from the University of Oklahoma.

Management

Bradley S. Smith

Bradley S. Smith, 53, has served as our Chief Information Officer since April 2018. Mr. Smith previously held roles as Paycom’s Director of Software Development from January 2012 to April 2018 and Director of Information Technology from May 2005 to January 2012. Before joining Paycom, Mr. Smith served as Senior Technical Consultant at BearingPoint from October 2003 to May 2005 and as Manager of Software Development and Business Intelligence at Fleming Companies, Inc. from May 1995 to October 2003. Mr. Smith has over 30 years of information technology and software development experience. He earned his bachelor’s degree in management information systems from Oklahoma State University.

Chris Thomas

Chris Thomas, 45, has served as our Senior Executive Vice President of Operations since March 2023. Mr. Thomas previously served in a variety of leadership roles in operations and client service since joining the Company in 2018, most recently as Vice President of Operations since July 2022. Prior to joining Paycom, he was a senior manager of business systems at Love’s Travel Stops for over seven years. Mr. Thomas’s career has spanned from small business ownership to leadership roles across multiple industries. He earned his bachelor’s degree in business administration from the University of Oklahoma.

A Message from Our Compensation Committee

Dear Fellow Stockholders,

Paycom continues to transform the workplace by empowering employees to do their own payroll via one easy-to-use application. The results of this significant impact are seen in the outstanding financial results for 2022, which reflect accelerated revenue growth and strong margins. We thank all of Paycom’s employees for continuing to innovate the employee experience that enhances ROI for our clients, supports our industry leadership and continues to create long-term value for our stockholders.

As members of the compensation committee, we are committed to maintaining a compensation program that supports our talent strategy, rewards performance and aligns with priorities of our stockholders. In advance of and following the 2022 say-on-pay vote, we continued to actively engage with our stockholders to fully understand their perspectives, address concerns and share the compensation committee’s viewpoints on our practices. During the 2022 calendar year, we met with 11 stockholders, representing over 37% of our outstanding shares held by non-affiliates, to discuss the 2021 and 2022 say-on-pay vote results and their concerns that informed their respective voting decisions.

We were pleased that the majority of stockholders we engaged with, including those who voted against our say-on-pay proposal last year, favorably viewed Paycom’s overall executive compensation program design and the changes we implemented over the last two years, including transitioning to an exclusively performance-based long-term incentive program for all executive officers and the use of a relative total stockholder return (“TSR”) metric to foster stronger alignment with stockholder interests. However, stockholders continued to raise concerns with the 2020 CEO Performance Award as the primary reason for their objections to the advisory vote on executive compensation.

We would like to thank all of you who met with us to share your viewpoints. Despite our remarkable financial performance results since the CEO Performance Award was issued in November 2020, including Paycom’s year-over-year revenue growth of 30.3% in 2022, no portion of the award has vested, underscoring the rigor of the stock price performance hurdles. For the award to be earned in full, Paycom’s stock price must appreciate to approximately 360% of the current stock price in less than four remaining years of the performance period for the first tranche and to approximately 630% of the current stock price in less than eight years for the second tranche. These performance hurdles represent our ambitious vision for Paycom’s growth potential and the exceptional value that we aspire to unlock for all our stockholders. Consistent with our prior commitment, Mr. Richison has not received any additional equity awards since November 2020 and is not eligible for future equity awards, including annual equity incentives, through the end of 2025.

We view executive compensation as one of the key incentives in accelerating Paycom’s growth and are pleased with the momentum we are bringing into 2023. We are committed to representing the interests of our stockholders and welcome continued dialogue regarding Paycom’s compensation programs.

We appreciate your investment and commitment to Paycom.

Sincerely,

J.C. Watts, Jr., Chairperson

Robert J. Levenson

Frederick C. Peters II

Sharen Jester Turney

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the elements and philosophy of our executive compensation program as well as how and why the compensation committee and our Board of Directors make specific compensation decisions and policies with respect to our named executive officers (“NEOs”), who are identified below under “—Overview—Our Named Executive Officers.”

Executive Summary

We continued to deliver outstanding financial performance results in 2022. Our talented and experienced leadership team achieved an organic top-line revenue CAGR of 25% from January 1, 2019 through December 31, 2022 and a strong recurring annual revenue retention rate of 93% in 2022. With our demonstrated track record of new application innovation, we are leading an industry transformation and have a strong pipeline of product development opportunities in 2023, which we believe will continue to create value for our clients and our stockholders.

2022 REVENUE GROWTH

30.3%

$1.375 BILLION FULL YEAR REVENUE

2022 ANNUAL REVENUE RETENTION RATE

93%

2022 NET
INCOME MARGIN

20.5%

$281.4 MILLION FULL YEAR NET INCOME

2022 ADJUSTED EBITDA MARGIN*

42.2%

$579.7 MILLION FULL YEAR ADJUSTED EBITDA*

2018-2022 CUMULATIVE TSR

286%

VS

57% S&P 500,
88% S&P 1500 APPLICATION SOFTWARE INDEX AND 91% S&P 500 SOFTWARE & SERVICES INDEX

2022 CLIENT COUNT GROWTH

8%

BASED ON PARENT COMPANY GROUPING

*Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. See Appendix A for more information.

Incentive program design for 2022 reflected our stockholders’ preferences. On average, approximately 74% of 2022 total compensation for our NEOs (other than Mr. Richison, who did not participate in the equity incentive program in 2022) was at risk and performance-based with vesting or payout tied to achievement of rigorous performance metrics, including TSR as compared to companies in the S&P 500 Software & Services Index (“Relative TSR”) and total revenue growth or annual revenue retention rate. These metrics reflect our key long-term growth drivers and align the interests of our executives with those of our stockholders.

Our CEO’s target compensation for 2022 was limited to base salary and annual cash bonus. Consistent with our prior commitment, the CEO is not eligible to receive any equity incentives until the end of 2025. As reported in the Summary Compensation Table, Mr. Richison’s total compensation was $3.0 million and $3.1 million in 2021 and 2022, respectively.

Payouts under the 2022 Annual Incentive Plan reflect our significant revenue growth and strong annual revenue retention rate. The annual incentive payouts ranged between target and maximum for NEOs, depending on applicable metrics and role, reflecting robust 30.3% year-over-year revenue growth that significantly exceeded our prior year’s revenue growth rate of 25.4%, and a strong annual revenue retention rate of 93%.

PSUs for the 2021-2022 performance period were earned at 60% of target. The first tranche of the 2021 PSU Awards (as defined below) (25% weighting, tied to two-year Relative TSR performance) was earned below target, consistent with our stockholder experience over the same performance period.

The compensation committee continued to engage with our stockholders. In advance of and following the 2022 annual meeting, members of our Board of Directors met with 11 stockholders, representing over 37% of outstanding shares held by non-affiliates, to understand stockholder perspectives related to our executive compensation, governance and sustainability programs. The majority of stockholders we met with viewed the design of the overall executive compensation program favorably, but expressed concerns about the 2020 CEO Performance Award.

Compensation Discussion and Analysis

Overview

Our Company

For nearly 25 years, Paycom has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to power transparency and direct access to data. Our comprehensive, cloud-based human capital management (“HCM”) solution is delivered as Software-as-a-Service and allows employers and their HR teams to focus on strategies that drive business forward by empowering employees to manage their own HR data through our Employee Self-Service® tool. And thanks to its industry-first solution, Beti®, those employees now do their own payroll and are guided to find and fix costly errors before payroll submission. Named by Fast Company of the World’s Most Innovative Companies in the enterprise sector and best employers in the U.S. by Top Workplaces, Paycom can serve businesses of all sizes as our technology simplifies life for employees.

Our single-database solution and easy to use mobile app enable employees to complete onboarding tasks, update personal information, submit time off requests, access pay stubs and year end forms, access training resources, enroll in benefits and much more. We provide functionality and data analytics that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Our solution is based on a core system of record for all HCM functions, including talent acquisition, time and labor management, payroll, talent management and human resources management. Our user-friendly software encourages employee usage through self-management of their HCM activities, which reduces the administrative burden on employers, increases employee productivity and helps boost our clients’ bottom line.

Our Named Executive Officers

This Compensation Discussion and Analysis describes our executive compensation philosophy, policies and practices and details the compensation paid to those individuals who served as our principal executive officer and principal financial officer during 2022, as well as the three next most highly compensated executive officers as of December 31, 2022. This Compensation Discussion and Analysis also includes compensation details for one former executive officer who was not serving as an executive officer as of December 31, 2022. The individuals listed below are collectively referred to as our NEOs:

Chad Richison, President and Chief Executive Officer
Craig E. Boelte, Chief Financial Officer
Holly Faurot, Chief Sales Officer
Bradley S. Smith, Chief Information Officer
Justin Long, Vice President of Operations
Jon D. Evans, Former Chief Operating Officer

On April 14, 2022, Mr. Evans departed from the position of Chief Operating Officer of the Company and Mr. Long was appointed to fulfill the principal operating officer role. In accordance with Item 402 of Regulation S-K, because Mr. Evans would have been one of the three most highly compensated executive officers in 2022 but for the fact that he was not serving as an executive officer as of December 31, 2022, Mr. Evans is considered an NEO for 2022 and, as such, this Compensation Disclosure and Analysis and the compensation tables that follow include disclosure with respect to his compensation.

Compensation Discussion and Analysis

2022 Financial and Business Highlights

We are committed to achieving long-term, sustainable growth and increasing stockholder value. As evidenced by our strong financial results, our momentum and success continued in 2022. We recognize that our talented and experienced management team is critical to our ability to maintain our momentum and to continue to pursue our strategic objectives. They have been instrumental in our ability to further the innovation of our software and drive client adoption while continuing to make our clients successful in today’s rapidly changing business environment. Accordingly, we believe it is important to consider our executive compensation decisions in the context of our financial and operational performance during 2022.

As shown in the graph below, our cumulative TSR outperformed the S&P 500 Index, the S&P 1500 Application Software Index and the S&P Software & Services Index during the five-year period commencing on December 31, 2017 and ending on December 31, 2022. The following graph assumes that $100 was invested in our Common Stock and in each of the comparative indices at the beginning of the period and assumes the reinvestment of any dividends.

Compensation Discussion and Analysis

Say-On-Pay and Stockholder Engagement

2022 Stockholder Outreach

In response to our 2021 and 2022 say-on-pay proposals receiving 30.2% and 49.2% support, respectively, the compensation committee and the Board of Directors continued to engage with our stockholders. In advance of and following the 2022 annual meeting of stockholders, we contacted 20 of our largest stockholders, representing approximately 51% of our common stock held by non-affiliates. This outreach resulted in meetings with 11 of these stockholders, representing approximately 37% of our common stock held by non-affiliates. In total, we held 15 meetings with stockholders during 2022, as members of our engagement team met with certain stockholders on more than one occasion.

Paycom Participants

Our engagement team included the following participants:

•	J.C. Watts, Jr., chairperson of the compensation committee;

•	Frederick C. Peters II, Lead Independent Director, chairperson of the audit committee and member of the compensation and nominating and corporate governance committees;

•	Jason Clark, chairperson of the nominating and corporate governance committee and member of the audit committee;

•	Sharen J. Turney, member of the compensation and nominating and corporate governance committees;

•	Felicia Williams, member of the audit committee; and

•	Management representatives from legal, investor relations and sustainability teams.

At least one independent director attended each stockholder engagement meeting.

Key Topics Discussed with Stockholders

In these engagement meetings, we discussed a range of topics, including our executive compensation program, board refreshment, corporate governance and our DEI and environmental programs. We gained valuable perspectives from our stockholders, which were conveyed to the full Board of Directors and relevant committees and informed many meeting agenda items through the second half of 2022 and early 2023.

The majority of stockholders, including those who voted against the 2022 say-on-pay proposal, viewed favorably the incentive program design changes implemented by the compensation committee in 2021 and 2022. At the same time, the stockholders shared with us that they voted against the executive compensation proposal in 2022 due to the concerns related to the magnitude of the 2020 CEO Performance Award. Nonetheless, considering the significantly increased rigor of the stock price performance hurdles and uncertain vesting outcome of the award, the compensation committee does not expect to make any modifications to the 2020 CEO Performance Award.

Compensation Discussion and Analysis

We trust that our extensive stockholder engagement and ongoing dialogue with our stockholders along with the compensation program changes implemented in 2021 and 2022 convey the seriousness with which the compensation committee responded to our stockholders’ feedback.

Compensation Philosophy

As we pursue our strategic objectives, we must continuously develop and refine our solution to stay ahead of our clients’ needs and challenges, which requires a talented and experienced management team. Our compensation committee, with input from the committee’s independent compensation consultant, has developed an executive compensation program that we believe is designed to (i) motivate, reward and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value, and (iii) encourage strong financial performance on an annual and long-term basis, in each case without encouraging excessive or inappropriate risk taking.

Our compensation committee has determined what it believes to be the appropriate level and mix of the various compensation components for our NEOs. The specific objectives of our executive compensation program are to:

•	reward the achievement of our strategic objectives, including financial growth;

•	drive the continued development of our successful and profitable business;

•	motivate, reward and retain highly qualified executives who are important to our success;

•	recognize strong performers by offering cash performance-based incentive compensation and equity awards that reward contributions to our overall success; and

•	align the interests of our NEOs with those of our stockholders and, in doing so, create value for our stockholders.

The table below summarizes how the various components of our executive compensation program are designed to achieve these objectives.

Compensation Component	Objectives

Base salary	To compensate NEOs for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities

Annual Incentive Plan	To provide performance-based, short-term cash compensation to reward NEOs for the achievement of pre-established performance objectives

Equity incentives	To support retention and reward NEOs for long-term corporate performance based on our share price or Relative TSR and, consequently, to align their interests with those of our stockholders

Benefits and perquisites

To maintain competitiveness of our executive compensation program and to attract and retain executives; executives participate in broad-based benefits programs that are generally available to all employees and any supplemental benefits or perquisites are considered on a case-by-case basis

Compensation Review and Determination

Overview

In determining the compensation for each NEO, the compensation committee considered the following factors:

•	our performance in the previous year, based on both financial and non-financial metrics;

Compensation Discussion and Analysis

•	our growth from the previous year, based on both financial and non-financial metrics;

•	retention considerations;

•	our outlook and operating plan for the upcoming year;

•	the compensation analysis provided by the compensation committee’s compensation consultant;

•	the NEO’s role, responsibilities, and skills;

•	the NEO’s compensation for the previous year;

•	relevant terms of the NEO’s employment agreement, if any;

•	an evaluation of the NEO’s individual performance (see “—Role of Executive Officers”);

•	the proposed compensation packages for the other NEOs (internal pay equity);

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the NEOs and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of, and expense associated with, proposed and previously awarded equity grants, including the continuing retentive value of past awards; and

•	compensation trends and competitive factors in the market for talent in which we compete.

Role of Compensation Committee

Our compensation committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our NEOs. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other NEOs, evaluates the performance of these officers in light of those goals and objectives, and approves all equity awards to our NEOs.

Role of Compensation Consultant

In 2022, the compensation committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian”) to provide input, analysis, and advice about our compensation programs for executives and non-employee directors, including compensation philosophy and design, peer group data, competitive positioning and equity compensation practices. The compensation committee selected Meridian as its compensation consultant based on, among other things, Meridian’s reputation and substantial insight and experience with executive compensation programs in our industry. Meridian reports directly to the compensation committee and did not perform work for Paycom in 2022 except under its engagement by the compensation committee. After reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NYSE regarding the independence of compensation advisors, the compensation committee determined that Meridian is independent and its work in 2022 did not raise any conflicts of interest.

Role of Executive Officers

On an annual basis, we evaluate each NEO’s performance for the prior year. Our Chief Executive Officer, Mr. Richison, evaluates each NEO other than himself, with input from others within the Company. The evaluation focuses on the achievement of stated corporate and individual performance criteria and the contributions made to Paycom. This process leads to a recommendation from the Chief Executive Officer to the compensation committee with respect to the cash compensation of each NEO (other than himself) as well as whether or not equity incentive awards should be granted. The compensation committee determines the Chief Executive Officer’s cash compensation (without his input), as well as whether or not equity incentive awards should be granted to him.

Compensation Discussion and Analysis

Compensation Mix

We emphasize performance-based, at-risk compensation. In 2022, approximately 49% of our Chief Executive Officer’s total compensation was at risk. If the grant date fair value of Mr. Richison’s 2020 CEO Performance Award is annualized over the five-year period during which he is not eligible for additional equity awards, approximately 96% of his total compensation in 2022 was at risk. On average, approximately 74% of the total compensation for our other NEOs in 2022 was at risk. The overall design of our compensation program is intended to support a strong pay-for-performance culture and encourage longevity, sustained performance and retention of our NEOs, resulting in a dynamic compensation structure that aims to ensure alignment between the interests of our NEOs and the interests of our stockholders.

We do not have a pre-established policy or target for the allocation between cash and non-cash compensation nor for the allocation between short-term and long-term incentive compensation for our NEOs. Rather, the compensation committee relies on each committee member’s knowledge and experience, as well as information provided by management and the committee’s compensation consultant, to determine the appropriate level and mix of compensation. Ultimately, our objective is to provide our NEOs with reasonable, competitive base salaries and the opportunity to earn additional compensation through short-term and long-term performance-based incentives, which are designed to incentivize achievement of pre-established performance target levels.

Our NEOs receive cash compensation in the form of base salary and bonuses, with bonuses representing a short-term incentive component of our NEO compensation packages. In 2022, we determined and paid bonuses to each of our NEOs pursuant to the Annual Incentive Plan. See “—Cash Compensation—Annual Incentive Plan.”

We believe equity awards serve as an important motivational and retentive component of an NEO’s overall compensation package. With the exception of equity awards granted to Mrs. Faurot and Mr. Long prior to their respective appointments as executive officers, all equity awards granted to NEOs in 2020, 2021 and 2022 were exclusively performance-based with vesting conditions tied to our share price or Relative TSR performance. The design of these equity awards, along with the performance criteria for the Annual Incentive Plan bonuses, results in a significant portion of our NEOs’ compensation being linked to our financial, operational and Relative TSR performance. We believe this structure challenges our executives to increase stockholder value and compensates them to the extent that the specified results are achieved.

Timing

At least on an annual basis, our compensation committee reviews and evaluates each NEO’s base salary, with input from our Chief Executive Officer (except with respect to his own compensation). Based on historical practices and our performance review cycle for all employees, salary increases, if any, are typically effective as of July 1st of a given year.

With respect to cash bonuses, the Annual Incentive Plan requires that the compensation committee set performance goals within the first 90 days of a performance period. Following the end of a performance period and our receipt of the independent auditor’s report with respect to financial statements for the applicable fiscal year, the compensation committee must certify the extent to which the performance goals were achieved as well as the calculation and determination of the incentive compensation to be paid to each participant under the Annual Incentive Plan.

With respect to equity compensation, the compensation committee determines whether and when to grant awards to NEOs based on its evaluation of the various factors discussed under “—Long-Term Incentive Compensation—Equity Awards” below.

Peer Group Data

The compensation committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. In November 2021, the compensation committee reviewed comparative executive compensation data from a group of companies identified based on the selection criteria described below. The compensation committee does not use peer group data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

Compensation Discussion and Analysis

In developing the primary peer group, the compensation committee sought to include U.S.-headquartered companies that, in the compensation committee’s view, are similar to the Company in terms of size, industry focus and level of operational and organizational complexity. In particular, the compensation committee targeted application software companies with comparable Software-as-a-Service business models and business software applications. The peer group companies were also identified based on the following financial criteria:

Selection Criteria	Primary Peer Group Target Financial Criteria

Revenue (12-month period)	$600 million to $2.5 billion

Market Capitalization	$800 million to $50 billion

Potential peer group companies were evaluated based on the most recent data available as of November 2021. Companies that did not satisfy all of the selection criteria were nonetheless eligible to be included in the peer group based on alignment across all factors. With the assistance of its independent compensation consultant, the compensation committee ultimately identified the primary peer group set forth below. The primary peer group includes 18 software companies with median revenues of $1.1 billion and median market capitalization of $17.8 billion.

ANSYS, Inc.	Guidewire Software, Inc.
Aspen Technology, Inc.	HubSpot, Inc.*
Blackbaud, Inc.	Okta, Inc.
Ceridian HCM Holding Inc.	Paylocity Holding Corporation
CoStar Group, Inc.	RingCentral, Inc.
Coupa Software Incorporated*	Splunk Inc.
DocuSign, Inc.*	The Trade Desk, Inc.
Ebix, Inc.	Tyler Technologies, Inc.
Fair Isaac Corporation	Zendesk, Inc.

*

Represents a new addition to the primary peer group, as compared to the prior peer group identified by the compensation committee. The following companies were removed from the peer group because they are no longer public companies: Nuance Communications, Inc.; Proofpoint, Inc.; and RealPage, Inc.

The Company has a limited number of direct, public company business peers with a similar growth trajectory. As the Company continues to grow, the compensation committee remains committed to providing market-competitive and stockholder-aligned compensation programs that are appropriate for the size and strategy of the business. To assist with this goal, the compensation committee also reviewed data from larger companies in our industry, both in terms of market capitalization and revenue, to help them understand how pay design and structure, as well as quantum of pay opportunity, may change as the Company continues to grow. Although the compensation committee reviewed trends in compensation structure and formulation among members of these reference groups as part of its overall executive compensation evaluation, it did not use these additional reference groups to inform pay level decisions.

Cash Compensation

Base Salary

We provide base salaries to our NEOs to compensate them for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities. During 2022, each of Messrs. Richison and Boelte was party to an employment agreement that sets forth a minimum base salary. No formulaic base salary increases are provided to such NEOs pursuant to the terms of their employment agreements. At least on an annual basis, our compensation committee reviews and evaluates base salaries for our NEOs, with input from its independent compensation consultant and our Chief Executive Officer (except with respect to his own compensation). The table below provides information regarding the base salary for each of our NEOs.

Compensation Discussion and Analysis

Name	Current Base Salary as of July 1, 2022 ($)	Prior Base Salary ($)		% Change Current vs. Prior
Chad Richison	800,184	769,408		4%
Craig E. Boelte	503,939	484,557		4%
Holly Faurot	478,067	459,680		4%
Bradley S. Smith	491,566	472,659		4%
Justin Long	390,000	375,000	(1)	4%
Jon D. Evans	—	459,680		0%
(1)	Reflects base salary in effect from April 14, 2022 to June 30, 2022. Prior to April 14, 2022, Mr. Long’s annual salary was $277,173.

Effective July 1, 2022, we increased the base salary of each NEO (other than Mr. Evans) in connection with our annual evaluation of merit-based salary increases across our employee population. In evaluating NEO salaries, the compensation committee also reviews (with input from its independent compensation consultant) compensation data regarding each NEO’s salary relative to the salaries of named executive officers of peer group companies, as well as a general competitive external market conditions for recruiting and retaining executive talent.

Annual Incentive Plan

Overview. The purpose of the Annual Incentive Plan is to advance our interests and the interests of our stockholders by (i) providing certain employees, including the NEOs, with incentive compensation that is tied to the achievement of pre-established, objective performance goals, (ii) identifying and rewarding superior performance and providing competitive compensation to attract, motivate and retain employees who have outstanding skills and abilities, and who achieve superior performance, and (iii) fostering accountability and teamwork throughout Paycom. The Annual Incentive Plan is intended to provide incentive compensation and is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”). The Annual Incentive Plan is administered by the compensation committee. For each period selected by the compensation committee for payment of incentive compensation, referred to as a “performance period,” the compensation committee must (i) approve the participants eligible to receive performance-based awards under the Annual Incentive Plan, (ii) notify (or direct management to notify) each such participant in writing concerning his or her selection, (iii) select performance goals that are to be used for each participant and (iv) establish, in terms of an objective formula or standard for each participant, the amount of each award that may be earned if the threshold, target, and maximum achievement levels for each performance goal are achieved.

Awards under the Annual Incentive Plan are made based upon achievement of performance goals (consisting of individual performance goals, business unit performance goals, and/or company performance goals) relating to one or more “performance criteria,” such as revenues, revenue budget growth, customer growth, earnings per share, adjusted EBITDA (which we define as net income plus interest expense, taxes, depreciation and amortization, non-cash stock-based compensation expense, certain transaction expenses that are not core to our operations (if any), loss on early repayment of debt, and the change in fair value of our interest rate swap) and annual revenue retention rate, among others.

2022 Performance Criteria. For purposes of the performance period that commenced January 1, 2022 and ended December 31, 2022, the compensation committee determined that each of Mrs. Faurot and Messrs. Richison, Boelte, Smith, Long and Evans would be eligible to receive performance-based awards under the Annual Incentive Plan. The awards granted to Mrs. Faurot and Messrs. Richison and Boelte under the Annual Incentive Plan for the 2022 performance period were determined based on the Company’s achievement of specified revenue goals, but subject to downward adjustment if the Company’s adjusted EBITDA fell below a specified target. The awards granted to Messrs. Smith, Evans and Long under the Annual Incentive Plan for the 2022 performance period were determined based on the Company’s achievement of specified annual revenue retention rate goals. The compensation committee established performance goals based on revenue, adjusted EBITDA and annual revenue retention rate because it believes such metrics correlate to long-term stockholder value creation and are important to our investors.

Compensation Discussion and Analysis

With respect to Mrs. Faurot and Messrs. Richison and Boelte, the table below sets forth (i) the revenue amounts and growth rates that were established as the threshold, target and maximum achievement levels for the 2022 performance period and (ii) the payout percentage at each achievement level (the “Revenue Payout Percentage”). To the extent that our total revenues fell between threshold achievement and target achievement, the Revenue Payout Percentage was to be determined on the basis of straight-line interpolation applied on the change in performance between such achievement levels, increasing 0.7605% for each $1.0 million of revenue growth between $1,183.5 million and $1,315.0 million. To the extent that our total revenues fell between target achievement and maximum achievement, the Revenue Payout Percentage would increase 8.0% for each $1.0 million of revenue growth over $1,315.0 million, up to $1,327.0 million, and 1.0% for each $1.0 million increment of revenue between $1,327.0 million and $1,331.0 million.

Achievement Level	Total Revenues ($MM)	Revenue Growth (2022 vs. 2021)	Revenue Payout Percentage
Threshold Achievement	1,183.5	12.1%	0%
Target Achievement	1,315.0	24.6%	100%
Maximum Achievement	1,331.0	26.1%	200%

The compensation committee establishes rigorous total revenue targets that, even at target achievement level, require significant growth from actual performance in the prior year. For 2021, we achieved total revenues of $1,055.5 million. In establishing total revenue goals for the 2022 performance period, the compensation committee set the goal for threshold achievement above 2021 actual results, requiring at least 12.1% revenue growth in order to achieve any payouts under the Annual Incentive Plan. The total revenue goal established for the target achievement level was informed by the Company’s annual budgeting process and strategic focus on top-line growth, among other factors. Achievement at the target level required growth of 24.6% above the prior year result. In establishing the total revenue goal and Revenue Payout Percentage for the maximum achievement level, the compensation committee took into consideration a significant “stretch” level of performance already required to achieve the target as well as the difficulty in achieving results above the “stretch” target level. The compensation committee believes the Revenue Payout Percentage at each level motivates participants to achieve rigorous annual performance goals aligned with long-term stockholder value creation.

For the 2022 performance period, the Revenue Payout Percentage was subject to downward adjustment by 5.0% for every $2.0 million (whole) that the Company’s adjusted EBITDA for the year ended December 31, 2022 fell below $525 million, provided that the Revenue Payout Percentage could not be reduced by more than 75.0%. This adjusted EBITDA target for the year ended December 31, 2022 represented 25.2% growth over adjusted EBITDA for the year ended December 31, 2021.

With respect to Messrs. Smith, Evans and Long, the table below sets forth (i) annual revenue retention rates that were established as the threshold, target and maximum achievement levels for the 2022 performance period and (ii) the payout percentage at each achievement level (the “Retention Payout Percentage”).

Achievement Level	Annual Revenue Retention Rate	Retention Payout Percentage
Threshold Achievement	90%	70.0%
Target Achievement	93%	100.0%
Maximum Achievement	100%	170.0%

The Retention Payout Percentage would increase 10.0% for each 1.0% (whole) increase in the annual revenue retention rate above 90%. There was no increase in the Retention Payout Percentage for increases in the annual revenue retention rate in increments of less than 1.0%. The Retention Payout Percentage for Messrs. Smith, Long and Evans was not subject to the adjusted EBITDA downward adjustment described above.

Compensation Discussion and Analysis

In addition to establishing threshold, target and maximum achievement levels, the compensation committee established a target bonus percentage for each participant, which was expressed as a percentage of the participant’s base salary. For the 2022 performance period, the compensation committee maintained the same target bonus opportunities as in fiscal 2021, with target bonuses set at 100% for each of Messrs. Richison, Boelte, Smith and Evans and at 75% for Mrs. Faurot. The compensation committee set Mr. Long’s target bonus at 100%. The amount payable to a participant under the Annual Incentive Plan for 2022 was determined by multiplying (i) the Revenue Payout Percentage or Retention Payout Percentage, as applicable, by (ii) the participant’s target bonus percentage, by (iii) the participant’s base salary.

2022 Annual Incentive Plan Bonuses. Total revenues for the year ended December 31, 2022 were $1,375.2 million, representing 30.3% growth year-over-year. This revenue growth exceeded the maximum achievement level established by the compensation committee for the 2022 performance period and, based on the methodology described above, the Revenue Payout Percentage for Mrs. Faurot and Messrs. Richison and Boelte was 200%. Adjusted EBITDA for the 2022 performance period was $579.7 million and, as such, there was no downward adjustment of the Revenue Payout Percentage. Annual revenue retention rate for the year ended December 31, 2022 was 93%. Accordingly, based on the methodology described above, the Retention Payout Percentage for Messrs. Smith and Long was 100%. The table below sets forth (i) the potential amounts payable to each of the NEOs under the Annual Incentive Plan based on achieving the threshold, target or maximum achievement level for the 2022 performance period and (ii) the actual amount paid to each such NEO for the 2022 performance period. We paid cash bonuses under the Annual Incentive Plan for the 2022 performance period in the first quarter of 2023.

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Amount Paid ($)	Amount Paid as % of Target
Chad Richison	—	769,408	1,538,816	1,538,816	200%
Craig E. Boelte	—	484,557	969,114	969,114	200%
Holly Faurot	—	459,680(1)	919,360(1)	919,360(1)	200%
Bradley S. Smith	330,861	472,659	803,520	472,659	100%
Justin Long	262,500	375,000	637,500	375,000	100%
Jon D. Evans(2)	321,776	459,680	781,456	—	—
(1)

Mrs. Faurot’s bonus target was initially set at 75% of her base salary, or $344,760, with a maximum payout of $689,520. The compensation committee subsequently determined that, in the interest of internal pay equity, it was appropriate to align Mrs. Faurot’s target bonus opportunity with that of the other NEOs. As a result, Mrs. Faurot’s received (i) $689,520, as the maximum payout under her original bonus formulation, plus (ii) an additional bonus payment of $229,840, such that her aggregate bonuses for the 2022 performance period equaled the amount she would have received if her target bonus level had been set at 100% of her base salary instead of 75% of her base salary. The target and maximum amounts are presented as if Mrs. Faurot’s bonus target was initially set at 100% of base salary.

(2)	Due to his departure as Chief Operating Officer in April 2022, Mr. Evans was not eligible to receive a payout under the Annual Incentive Plan for 2022.

Recoupment for Restatements

The Annual Incentive Plan provides that in the event of a restatement of our financial statements, the compensation committee may recoup all or any portion of any incentive compensation paid under the Annual Incentive Plan to the extent that the amount of the incentive compensation based on such restated financial statements would have been lower.

Compensation Discussion and Analysis

Long-Term Incentive Compensation

Overview

We believe that equity awards provide our NEOs with a strong link to our performance, create an incentive to achieve long-term performance goals and objectives and more closely align the interests of our NEOs and our stockholders. In 2014, we adopted the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”), which allows us to grant an array of equity-based incentive awards to our NEOs and other employees, contractors and outside directors. The purpose of the 2014 LTIP is to increase the interests of recipients of awards under the 2014 LTIP in our welfare, advance our interests by attracting and retaining qualified employees, outside directors and other persons providing services to us and provide a means through which we may attract able persons as employees, contractors and outside directors.

Equity Awards

Historically, we have granted equity incentive awards to our NEOs under the 2014 LTIP, consisting of restricted stock and, more recently, performance-based restricted stock units (“PSUs”). The compensation committee, in consultation with its independent compensation consultant, determines the type, magnitude and vesting conditions of awards to NEOs based on its evaluation of the following factors, among others:

•	recent vesting events;

•	value of equity awards that have previously vested;

•	value of and vesting conditions for unvested equity awards that remain outstanding;

•	general market and economic conditions;

•	our need to motivate and/or re-incentivize NEOs in light of changes in the competitive environment; and

•	trends among our competitors and peers with respect to equity compensation practices.

The NEO equity awards that vested during 2022 consisted of time-based restricted stock granted between 2016 and 2020. In 2021, the equity awards granted to the then-serving NEOs (other than Mr. Richison, who is not eligible to receive any additional long-term incentive awards until 2026) consisted exclusively of PSUs that vest based on our Relative TSR as compared to the companies in the S&P Software & Services Index at the time of grant (the “2021 PSU Awards”). As discussed below, in 2022, we again granted similar PSUs to the then-serving NEOs. In February 2023, the compensation committee reviewed and certified the Company’s Relative TSR performance for the two-year performance period ended December 31, 2022. As discussed below, the Company’s TSR rank was at the 36th percentile, resulting in a payout of 60% of target opportunity for the 25% of target 2021 PSU Awards that were eligible to vest.

2022 Equity Awards

Similar to the 2021 PSU program, the 2022 PSU Awards (as defined below) reflected the following preferences of our stockholders:

•	Use of Relative TSR performance metric to foster alignment with relative long-term value creation and stockholder experience;

•	Target vesting opportunities require above-median performance at the 60th percentile relative to peers; and

•	Payouts are capped at 100% of target if the Company’s absolute TSR over the applicable performance period is negative.

On February 7, 2022, the compensation committee approved grants of PSUs to Mrs. Faurot and Messrs. Boelte, Smith and Evans pursuant to the 2014 LTIP (the “2022 PSU Awards”). The target number of PSUs granted was determined by dividing the “Target Grant Value” set forth across each executive officer’s name in the table below by the average daily volume weighted average price (“VWAP”) for the Common Stock during the ten (10) trading days preceding and ending on February 4, 2022 (the “Average VWAP”), with such number rounded up to the nearest whole unit (the “Target Units”).

Compensation Discussion and Analysis

Name(1)	Target Grant Value ($)	Target Units (#)	Maximum Awarded Units (#)
Craig E. Boelte	8,400,000	24,456	66,140
Holly Faurot	2,650,000	8,346	20,865
Bradley S. Smith	2,650,000	8,346	20,865
Jon D. Evans(2)	2,650,000	8,346	20,865
(1)

Consistent with the prior commitment made by the compensation committee in connection with the 2020 CEO Performance Award, Mr. Richison is not eligible to receive any additional long-term incentive awards, including any equity or equity-based compensation awards, through the end of 2025. In February 2022, prior to his appointment as an executive officer, Mr. Long received an award of 1,000 shares of restricted stock, 15% of which vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $484 per share, 15% of which vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $559 per share and 70% of which vest in four annual tranches of 21%, 21%, 25% and 32%, respectively.

(2)

Pursuant to the terms of the applicable award agreement, following Mr. Evans’s departure, the unvested PSUs will remain outstanding and eligible for vesting based on the actual achievement of Relative TSR, and pro-rated based on his time of service during the applicable performance period.

The 2022 PSU Awards will vest based on the Company’s achieved results over two performance periods as follows:

•

Up to 25% of the target PSUs will be eligible to vest no later than February 29, 2024, based on the Company’s Relative TSR performance for the two-year performance period commencing on January 1, 2022 and ending on December 31, 2023; and

•

Up to 75% of the target PSUs will be eligible to vest no later than March 1, 2025, based on the Company’s Relative TSR performance for the three-year performance period commencing on January 1, 2022 and ending on December 31, 2024.

The compensation committee determined that it was important to provide an incremental vesting opportunity upon completion of the initial two-year performance period to support retention, in the absence of the annual ratable vesting opportunities for the equity incentives that are customary among our peer companies. Continued employment or service to the Company is required on the applicable vesting date for the earned PSUs, if any, to vest. The number of PSUs that will vest and be converted into shares of Common Stock will depend on the Company’s Relative TSR, expressed as a percentile ranking of the Company’s TSR as compared to a peer group consisting of the 35 publicly traded companies that comprised the S&P 500 Software & Services index at the time of grant. The number of PSUs that may vest will range from 0% to 250% of the target units, as follows:

Performance Level	Company’s Rank vs. Peer Group (Percentile)	Payout % of Target Units / Vested PSUs
Below Threshold	<30th Percentile	0% of the Target Units
Threshold	30th Percentile	50% of the Target Units
Between Threshold and Target	30th to 60th Percentile	50% - 100% of the Target Units
Target	60th Percentile	100% of the Target Units
Between Target and Maximum	60th to 90th Percentile	100% - 250% of the Target Units
Maximum	≥ 90th Percentile	250% of the Target Units

The payout percentage determining the number of PSUs to be vested will be interpolated for Relative TSR performance between the 30th percentile and the 60th percentile and between the 60th percentile and the 90th percentile (based on whole percentages). For the avoidance of doubt, there will be no payout and no vested PSUs if the Relative TSR performance level set forth above is less than the 30th percentile of the peer group, and the maximum payout percentage is 250% of the Target Units (thus, there is no interpolation for performance above the 90th percentile). Further, if the

Compensation Discussion and Analysis

Company’s absolute TSR over the applicable performance period is negative, the payout percentage is capped at 100% of Target Units. For purposes of the 2022 PSU Awards, TSR is determined by dividing (i) the sum of (A) the average VWAP of a share of Common Stock or the common stock of a peer company, as applicable, during the final 60 trading day period of the applicable performance period, less (B) the average VWAP of a share of Common Stock or the common stock of a peer company, as applicable, during the 60 trading day period ending on December 31, 2021, plus (C) the sum of all dividends which are paid by the Company (or the member of the peer group) to its stockholders, assuming such dividends are reinvested in the applicable company through the applicable performance period, by (ii) the average VWAP of a share of Common Stock or the common stock of a peer company, as applicable, during the 60 trading day period ending on December 31, 2021.

In addition to the foregoing, the vesting of the PSUs: (i) will accelerate at target performance upon the grantee’s death or Total and Permanent Disability (as defined in the 2014 LTIP); (ii) remain eligible for vesting following Retirement (as defined in the 2014 LTIP) based on actual performance, and pro-rated for the number of days employed during the two-year performance period or three-year performance period, as applicable; (iii) remain eligible for vesting following a termination of employment by the Company without Cause (as defined in the PSU award agreement) or by the grantee for Good Reason (as defined in the PSU award agreement) based on actual performance, and pro-rated for the number of days employed during the two-year performance period or three-year performance period, as applicable; and (iv) will accelerate at the greater of actual performance or target performance upon a termination of employment by the Company without Cause or by the grantee for Good Reason in connection with or following a Change in Control (as defined in the 2014 LTIP) of the Company, in each case as provided in the PSU award agreement.

Vesting of 2021 PSU Awards

In February 2023, the compensation committee reviewed and certified the Company’s TSR performance relative to the S&P 500 Software & Services Index for the first performance period under the 2021 PSU Awards. Up to 25% of the target 2021 PSUs were eligible to vest based on the Company’s two-year Relative TSR during the measurement period that ended on December 31, 2022.

The Company’s TSR rank was at the 36th percentile, resulting in a payout of 60% of target opportunity associated with the initial two-year performance period. Unearned PSUs allocated to the two-year performance period were forfeited and there are no additional opportunities to earn these PSUs. Based on the closing stock price on December 30, 2022, the shares earned for the two-year performance period had an aggregate value equal to 46.1% of the initial target value of the first tranche of 2021 PSUs.

The remaining 75% of the target 2021 PSU Awards opportunity will be eligible to vest at the end of the three-year performance period ending on December 31, 2023, subject to the achievement of the preset performance criteria.

Performance Period	Weighting	Relative TSR Performance Level and Payout		Relative TSR Measurement	Payout % of Target
January 1, 2021 to December 31, 2022	25%	Threshold: Target:	30th Percentile g 50% of Target Units 60th Percentile g 100% of Target Units	36th Percentile rank	60%
January 1, 2021 to December 31, 2023	75%			Performance period in progress
		Maximum:	90th Percentile g 250% of Target Units

Compensation Discussion and Analysis

Update on 2020 CEO Performance Award

On November 23, 2020, Mr. Richison was granted a special performance award (the “CEO Performance Award”) under the 2014 LTIP, which was designed as a powerful motivating tool to encourage Mr. Richison to continue to deliver performance over the 10-year period covered by the award. In approving the award, the independent directors recognized, among other considerations, the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Richison brings to Paycom and the continued importance of Mr. Richison’s role as the individual who identifies strategic priorities, leads the execution of our long-term strategy, and drives long-term value for the Company and its stockholders.

The CEO Performance Award is exclusively performance based and is eligible for vesting in two equal tranches:

•

The first tranche vests if, within six years of the date of grant, the Company’s stock price (determined based on the arithmetic average of the volume weighted average price of a share of our Common Stock over 20 consecutive trading days (the “VWAP Value”)) equals or exceeds $1,000 per share.

•	The second tranche vests if, within ten years of the date of grant, the Company’s VWAP Value equals or exceeds $1,750 per share.

As of the Record Date, no portion of the CEO Performance Award has vested, and its outcome remains uncertain.

All of the shares in a tranche will be forfeited if the applicable VWAP Value milestone is not reached within the specified time period. Mr. Richison is not eligible to receive any additional long-term incentive awards, including any equity or equity-based compensation awards, through the end of 2025. All awarded shares that vest must be held by Mr. Richison until the earlier of (i) the fifth anniversary of the date of grant and (ii) one year after the vesting date.

Vesting of the awarded shares is subject to Mr. Richison’s continued service as Chief Executive Officer. Upon termination of Mr. Richison’s employment as Chief Executive Officer (i) due to his death or total and permanent disability, (ii) by the Company without cause or (iii) as a result of Mr. Richison’s resignation for good reason, any unvested shares will remain eligible for vesting for a period of one year following such termination of employment (but no later than the sixth anniversary of the date of grant in the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares will not vest if Mr. Richison is in material breach of the non-competition restrictions in

Compensation Discussion and Analysis

his employment agreement. Any unvested shares that do not vest within one year of Mr. Richison’s termination of employment (or within any applicable cure period immediately following such one-year period) will be immediately forfeited.

Other Compensation Components and Considerations

Retirement Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, and a 401(k) plan. Our NEOs are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.

We maintain a 401(k) plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Code Section 401 so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which was $19,500 for 2020, $19,500 for 2021 and $20,500 for 2022. Participants who are at least 50 years old can also make “catch-up” contributions, which in each of 2020, 2021 and 2022 was limited to an additional $6,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan equal to 100% of the first 1% of employees’ salary deferrals and 50% of employees’ salary deferrals between 2% and 6%, up to a maximum matching contribution of 3.5% of salary. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Perquisites and Other Personal Benefits

We provided our NEOs with perquisites and other personal benefits in 2020, 2021 and 2022 that the compensation committee believed were reasonable and consistent with our overall compensation program. All of our NEOs are entitled to participate in a supplemental medical plan that provides for visits and benefits with private physicians and health professionals. Messrs. Richison and Boelte each receive a monthly automobile allowance. We also pay country club dues on behalf of Mr. Richison.

Our compensation committee has also authorized personal security services for Mr. Richison. We do not consider these security measures to be a personal benefit, but rather reasonable and necessary expenses for the benefit of Paycom.

We lease a corporate aircraft for private air travel. Pursuant to his employment agreement, Mr. Richison is entitled to up to 75 hours per year of non-Company use of the corporate aircraft. Further, to fulfill his duties as Chief Executive Officer, Mr. Richison frequently uses the corporate aircraft when he travels on business. Such use of the corporate aircraft enhances Mr. Richison’s security and reduces his travel time, which allows him to devote more time to work matters while maintaining the confidentiality of such matters during travel. In light of the increased security and efficiency, we believe such use is appropriate as part of a competitive compensation package.

We also allow other NEOs to use the corporate aircraft for business travel. If space allows, we may permit the NEOs to bring family members or guests along on the trip. Because we pay for such business travel based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis.

The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Attributed costs, if any, of the personal benefits described above for the NEOs for the years ended December 31, 2022, 2021, and 2020 are included in the “All Other Compensation” column in “Compensation of Executive Officers—Summary Compensation Table for Fiscal Years Ended December 31, 2022, 2021 and 2020.”

Compensation Discussion and Analysis

Change in Control Arrangements

The change in control provisions in our employment agreements with certain NEOs are designed to reward executives for remaining employed with us during a time when their prospects for employment following a change in control may be uncertain. We choose to provide change in control protections to incentivize executives to remain focused on stockholders’ and clients’ interests during the period leading up to, and through, the change in control, and to maintain a stable executive team during the transition process. We believe such provisions are also helpful in retaining executives who may consider opportunities with other companies and may be helpful in the future for purposes of hiring executives from well-compensated positions in other companies. As disclosed under “Compensation of Executive Officers—Employment Agreements and Arrangements,” the employment agreement with Mr. Boelte provides for payments upon the occurrence of a change in control that is followed by a termination of employment due to a change in his status, reporting, duties or position that represents a demotion or diminution from his prior status, which is also known as a “double- trigger” provision. Mr. Richison’s employment agreement does not provide for any payments upon a change in control. The restricted stock award agreements with each NEO (other than the CEO Performance Award) provide that upon a change in control (as defined in the 2014 LTIP), 100% of the shares of restricted stock not previously vested will vest if the award is not assumed by the surviving entity. With respect to the CEO Performance Award only, upon a change in control, the shares of restricted stock will vest if the milestones have been met, based on the stock price immediately prior to the change in control, and unvested shares of restricted stock that do not vest prior to or in connection with the change in control and are not assumed by the surviving entity or substituted will be forfeited as of the effective time of the change in control. The award agreements governing the 2021 PSU Awards and 2022 PSU Awards provide that, in the event of termination without cause or for good reason in connection with or during the 12-month period following a change in control, the vesting of the PSUs will accelerate to the date of termination of service and will be based on the greater of (i) the target performance level for Relative TSR or (ii) the actual Relative TSR of the Company through the date of the change in control. Further, the 2014 LTIP provides that upon a change in control, we may cancel all awards granted under the 2014 LTIP upon (x) notice and a ten-day period during which the participant is permitted to purchase such shares of Common Stock subject to such awards or (y) payment to the holder of an amount equal to a reasonable estimate of the difference between the fair market value of a share of stock underlying such award and the price per share of such award to be paid by the participant, multiplied by the number of shares subject to the award.

Stock Ownership Guidelines

The Board of Directors has established minimum stock ownership guidelines for the non-employee directors and executive officers. Under these guidelines, each executive officer is required to own a number of shares of Common Stock (including unvested shares of restricted stock) equal to (i) a multiple of his or her base salary in effect at the time of the calculation, as presented in the table below, divided by (ii) the greater of (x) the closing price of the Common Stock as reported on the NYSE on the trading day immediately preceding the date of calculation and (y) the average closing price of the Common Stock as reported on the NYSE for the 12-month period immediately preceding (and ending on the trading date immediately prior to) the date of calculation.

Executive Officer	Multiple of Base Salary Requirement
Chief Executive Officer	6x
Other Executive Officers	3x

Each executive officer’s minimum stock ownership requirement is recalculated annually on July 1st and in connection with any change in the executive officer’s base salary. Executive officers are required to achieve compliance with these guidelines within five years of their appointment or within five years of the adoption of the guidelines. As of the Record Date, each executive officer was in compliance with the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com.

Compensation Discussion and Analysis

Clawback Policy

Following the SEC’s approval of proposed Section 303A.14 of the NYSE Listed Company Manual, we will adopt a compensation recovery policy applicable to our current and former executive officers, which will provide that we will recover reasonably promptly the amount of erroneously awarded compensation (including any cash or equity incentive-based compensation) to an executive officer in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Currently, the employment agreements with Messrs. Richison and Boelte include clawback provisions, and our other executive officers have agreed to similar clawback provisions with respect to their incentive-based compensation. See “Compensation of Executive Officers—Employment Agreements and Arrangements.”

Accounting and Tax Effects

We consider the impact of accounting treatment in developing and implementing our compensation programs, including the accounting treatment of amounts awarded or paid to our executives. We also consider the impact of federal tax laws on our compensation programs, including the deductibility of compensation paid to the NEOs. Our ability to deduct incentive compensation paid under our incentive plans may be limited by Code Section 162(m) to the extent that the incentive compensation is paid to a “covered employee” (as defined in Code Section 162(m)) and the total compensation paid by us to such covered employee for a taxable year exceeds $1,000,000. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). Under Code Section 162(m), a “covered employee” includes an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is our principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or our principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. Notwithstanding the foregoing, even though incentive compensation in excess of $1,000,000, if paid to a covered employee, is no longer tax deductible, the Company intends to continue to grant, when in the best interests of the Company and its stockholders, awards that are subject to the achievement of certain performance goals.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the compensation committee.

Robert J. Levenson | Frederick C. Peters II | Sharen J. Turney | J.C. Watts, Jr.

Compensation of Executive Officers

Summary Compensation Table for Fiscal Years Ended December 31,

2022, 2021 and 2020

The following table contains information regarding the compensation of our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020.

	Year	Salary ($)	Stock/ Unit Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)		Total ($)
Chad Richison(3) President and Chief Executive Officer	2022	785,953	—		1,538,816		813,649	(4)	3,138,418
	2021	753,701	—		1,479,630		725,079		2,958,410
	2020	724,822	209,564,040		105,815		736,529		211,131,206
Craig E. Boelte Chief Financial Officer	2022	496,797	7,832,696	(5)	969,114		38,697	(6)	9,337,303
	2021	474,665	12,043,630		931,840		38,161		13,488,296
	2020	456,478	9,484,740		66,640		36,106		10,043,964
Holly Faurot Chief Sales Officer	2022	480,576	2,470,988	(5)	919,360		14,697	(7)	3,885,620
	2021	406,735	3,153,980		663,000		13,846		4,237,561
Bradley S. Smith Chief Information Officer	2022	483,142	2,470,988	(5)	472,659		14,697	(7)	3,441,485
	2021	463,010	3,154,297		499,928		14,161		4,131,396
	2020	445,269	2,474,280		437,000		13,975		3,370,524
Justin Long(8) Vice President of Operations	2022	344,263	308,576	(9)	437,500		14,697	(7)	1,105,036
Jon D. Evans(10) Former Chief Operating Officer	2022	227,216	2,470,988	(5)	781,456	(11)	2,529,567	(12)	6,009,227
	2021	450,296	3,154,297		486,200		14,161		4,104,954
	2020	433,042	2,474,280		425,000		13,975		3,346,297

(1)

Amounts shown do not reflect compensation actually received by the NEOs. Rather, the amounts represent the aggregate grant date fair value of restricted stock granted to the NEO in 2020, 2021 and 2022 and PSUs granted to the NEO in 2021 and 2022, as applicable, in each case computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 16, 2023.

(2)

Amounts shown represent bonuses earned by (i) each of Mrs. Faurot and Messrs. Richison and Boelte based on the achievement of performance goals tied to revenue growth and adjusted EBITDA and (ii) Messrs. Smith and Long based on the achievement of performance goals tied to annual revenue retention rate. Bonuses were determined in accordance with the terms of the Annual Incentive Plan. With respect to Mr. Evans only, represents the maximum amount that would have been payable under the Annual Incentive Plan for the 2022 performance period. Mr. Evans did not receive a payout under the Annual Incentive Plan due to his departure from the position of Chief Operating Officer. See “Compensation Discussion and Analysis—Cash Compensation” for additional information.

(3)

All amounts shown reflect compensation paid to Mr. Richison for his service as our President and Chief Executive Officer. Mr. Richison did not receive additional compensation for his service as a director or Chairman of the Board of Directors.

(4)

Consists of (i) $637,462 for Mr. Richison’s non-Company use of a corporate aircraft in accordance with the terms of his employment agreement, (ii) $138,594 for personal security detail, (iii) $12,311 (in lieu of lease payments) depreciation of a vehicle purchased by the Company, recognized over the remaining useful life, (iv) $10,586 in country club dues, (v) $10,675 in Company contributions to a 401(k) plan for the benefit of Mr. Richison and (vi) a retainer for a supplemental medical plan. The incremental cost for personal use

Compensation of Executive Officers

of corporate aircraft was calculated based on the total personal travel flight hours multiplied by the estimated hourly aircraft operating costs (including variable fuel charges and a pro-rated portion of a monthly management fee). When using the corporate aircraft for business travel, if space allows, we may permit Mr. Richison to bring family members or guests along on the trip. Because we pay for such use of the corporate aircraft based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits” and “—Employment Agreements and Arrangements.”

(5)

Represents the aggregate grant date fair value of 2022 PSU Awards granted to the NEO on February 7, 2022. The potential maximum value on the grant date of 2022 PSU Awards granted to Mrs. Faurot and Messrs. Boelte, Smith and Evans was $6,177,411, $19,581,739, $6,177,411 and $6,177,411, respectively.

(6)	Consists of (i) $24,000 in automobile lease payments, (ii) $10,675 in Company contributions to a 401(k) plan and (iii) a retainer for a supplemental medical plan for the benefit of Mr. Boelte.
(7)	Consists of (i) $10,675 in Company contributions to a 401(k) plan and (ii) a retainer for a supplemental medical plan for the benefit of the NEO.
(8)	Mr. Long was appointed to fulfill the principal operating officer role effective April 14, 2022. On March 8, 2023, Chris Thomas assumed the role of principal operating officer.
(9)	Represents shares of restricted stock awarded to Mr. Long in February 2022, prior to his appointment as an executive officer.
(10)	Mr. Evans departed from the position of Chief Operating Officer on April 14, 2022.
(11)

In accordance with SEC guidance, the amount presented represents the maximum amount that would have been payable to Mr. Evans under the Annual Incentive Plan for the 2022 performance period. Mr. Evans was not eligible to receive a payout under the Annual Incentive Plan due to his departure from the position of Chief Operating Officer effective April 14, 2022.

(12)

Consists of (i) $1,808,536 attributable to accelerated vesting of restricted stock, (ii) $709,350 of severance, (iii) $10,675 in Company contributions to a 401(k) plan for the benefit of Mr. Evans and (iv) a retainer for a supplemental medical plan.

Compensation of Executive Officers

2022 Grants of Plan-Based Awards Table

The following table presents information regarding plan-based awards granted to our NEOs during the year ended December 31, 2022, consisting of equity grants under the 2014 LTIP and cash awards under the Annual Incentive Plan.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)(2)
Name	Grant Date		Award Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chad Richison	n/a	(3)	AIP	—	769,408	1,538,816
Craig E. Boelte	n/a	(3)	AIP	—	484,557	969,114
	2/7/2022	(4)	PSU				3,307	6,614	16,535	1,667,786
	2/7/2022	(5)	PSU				9,921	19,842	49,605	6,164,909
Holly Faurot	n/a	(3)	AIP	—	334,760	689,520
	2/7/2022	(4)	PSU				1,043	2,086	5,216	526,006
	2/7/2022	(5)	PSU				3,130	6,260	15,649	1,944,982
Bradley S. Smith	n/a	(3)	AIP	330,861	472,659	803,520
	2/7/2022	(4)	PSU				1,043	2,086	5,216	526,006
	2/7/2022	(5)	PSU				3,130	6,260	15,649	1,944,982
Justin Long	n/a	(3)	AIP	262,500	375,000	637,500
	2/2/2022	(6)	RSA					150		41,736
	2/2/2022	(7)	RSA					150		38,948
	2/2/2022	(8)	RSA					700		227,892
Jon D. Evans	n/a	(3)	AIP	321,776	459,680	781,456
	2/7/2022	(4)	PSU				1,043	2,086	5,216	526,006
	2/7/2022	(5)	PSU				3,130	6,260	15,649	1,944,982

(1)	Award Type:
AIP	Annual Incentive Plan
PSU	Performance-based restricted stock unit award
RSA	Restricted stock award
(2)

Amounts represent the aggregate grant date fair value of 2022 PSU Awards granted to each NEO (other than Messrs. Richison and Long) and, in the case of Mr. Long, restricted stock granted in 2022 prior to his appointment as an executive officer. The number of shares eligible to vest with respect to Mr. Evans’s 2022 PSU Award will be pro-rated for the number of days Mr. Evans was employed during the applicable two-year performance period and three-year performance period. Amounts were computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 16, 2023.

(3)

Represents possible payout amounts under the Annual Incentive Plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.” See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each NEO (other than Mr. Evans) under the Annual Incentive Plan for the 2022 performance period. Mr. Evans was not eligible to receive a payout under the Annual Incentive Plan due to his departure from the position of Chief Operating Officer effective April 14, 2022.

(4)

Represents 2022 PSU Awards that will vest and be converted into shares of Common Stock no later than February 29, 2024, with the number of shares determined based on the Company’s Relative TSR for the two-year performance period beginning January 1, 2022 and ending December 31, 2023, as compared to a pre-established peer group. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Equity Awards—2021 PSU Awards.” The number of shares eligible to vest with respect to

Compensation of Executive Officers

Mr. Evans’s 2022 PSU Award will be pro-rated for the number of days Mr. Evans was employed during the two-year performance period and three-year performance period.
(5)

Represents 2022 PSU Awards that will vest and be converted into shares of Common Stock no later than March 1, 2025, with the number of shares determined based on the Company’s Relative TSR for the three-year performance period beginning January 1, 2022 and ending December 31, 2024, as compared to a pre-established peer group. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Equity Awards—2021 PSU Awards.” The number of shares eligible to vest with respect to Mr. Evans’s 2022 PSU Award will be pro-rated for the number of days Mr. Evans was employed during the three-year performance period.

(6)	Represents shares of restricted stock that will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $484 per share.
(7)	Represents shares of restricted stock that will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $559 per share.
(8)

Represents shares of restricted stock subject to time-based vesting conditions, 21% of which are scheduled to vest on May 10, 2023, 21% of which are scheduled to vest on May 10, 2024, and 25% of which are scheduled to vest on May 10, 2025 and 32% of which are scheduled to vest on May 10, 2026.

2022 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding equity awards held by each of the NEOs on December 31, 2022 and provides the value of such equity awards based on the fair market value of our Common Stock as of December 31, 2022.

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Chad Richison	11/23/2020	1,610,000(2)	499,599,100
Craig E. Boelte	2/10/2021	7,796(3)	2,419,177
	2/7/2022	13,228(4)	4,104,781
Holly Faurot	1/30/2020	740(5)	229,629
	4/2/2021	2,042(3)	633,653
	2/7/2022	4,173(4)	1,294,924
Bradley S. Smith	2/10/2021	2,042(3)	633,653
	2/7/2022	4,173(4)	1,294,924
Justin Long	1/17/2019	189(6)	58,649
	1/30/2020	328(5)	101,782
	2/5/2021	652(7)	202,322
	2/2/2022	1,000(8)	310,310
Jon D. Evans	2/10/2021	799(3)	247,938
	2/7/2022	283(4)	87,818
(1)

Amounts shown reflect the value of restricted stock or PSUs calculated by multiplying (i) the number of unvested shares of restricted stock or shares deliverable upon vesting and conversion of PSUs at the threshold level of achievement by (ii) the closing price of our Common Stock on the NYSE on December 31, 2022, which was $310.31 per share.

(2)

Represents shares of restricted stock, 50% of which will vest if, within six years of the date of grant, the Company’s VWAP Value equals or exceeds $1,000 per share and 50% of which will vest if, within ten years of the date of grant, the Company’s VWAP Value equals or exceeds $1,750 per share. All of the shares in a tranche will be forfeited if the applicable VWAP Value milestone is not reached within the specified time period.

Compensation of Executive Officers

(3)

Represents PSUs that will vest no later than February 29, 2024, depending upon the Company’s Relative TSR for the three-year performance period beginning January 1, 2021 and ending December 31, 2023, compared to a pre-established peer group. The number of PSUs shown reflects the threshold level of achievement. Furthermore, the number of outstanding PSUs shown for Mr. Evans is pro-rated for the number of days he was employed during the three-year performance period. The number of outstanding PSUs shown for all NEOs does not include shares of Common Stock delivered upon the vesting and conversion of PSUs on February 6, 2023 based on achievement of the Relative TSR performance goal for the two-year performance period beginning January 1, 2021 and ending December 31, 2022, as certified by the compensation committee on such date.

(4)

Represents PSUs that will vest as to 25% of the earned shares no later than February 29, 2024 and as to 75% of the earned shares no later than March 1, 2025, depending upon the Company’s Relative TSR for the two-year performance period beginning January 1, 2022 and ending December 31, 2023 and the three-year performance period beginning January 1, 2022 and ending December 31, 2024, respectively, compared to a pre-established peer group. The number of PSUs shown reflects the threshold level of achievement. Furthermore, the number of outstanding PSUs shown for Mr. Evans is pro-rated for the number of days he was employed during the applicable performance period.

(5)	Represents shares of restricted stock subject to time-based vesting conditions, one-half of which are scheduled to vest on May 10, 2023 and one-half of which are scheduled to vest on May 10, 2024.
(6)	Represents shares of restricted stock subject to time-based vesting conditions, which are scheduled to vest on May 10, 2023.
(7)

Represents (i) 139 shares of restricted stock that will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $600 per share and (ii) 513 shares of restricted stock subject to time-based vesting conditions, 27% of which are scheduled to vest on May 10, 2023, 32% of which are scheduled to vest on May 10, 2024 and 41% of which are scheduled to vest on May 10, 2025.

(8)

Represents (i) 700 shares of restricted stock subject to time-based vesting conditions, 21% of which are scheduled to vest on May 10, 2023, 21% of which are scheduled to vest on May 10, 2024, 25% of which are scheduled to vest on May 10, 2025 and 32% of which are scheduled to vest on May 10, 2026, and (ii) 300 shares of restricted stock, 50% of which will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $484 per share and 50% of which will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $559 per share.

2022 Option Exercises and Stock Vested Table

The following table sets forth a summary of the shares of restricted stock that vested during the year ended December 31, 2022 for each of the NEOs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Chad Richison	21,000	5,963,580(2)
Craig E. Boelte	9,119	2,671,737(3)
Holly Faurot	4,800	1,391,653(3)
Bradley S. Smith	5,880	1,707,337(3)
Justin Long	492	139,718(2)
Jon D. Evans	6,142	1,957,174(3)

(1)

Represents the gross number of shares acquired and value received upon the vesting of shares of restricted stock and PSUs, without reduction for the number of shares withheld to pay applicable withholding taxes.

(2)	Amount shown reflects the value of restricted stock calculated by multiplying the number of shares that vested by the closing price of our Common Stock on the NYSE on the date of vesting.
(3)

Amount shown reflects (i) the value of restricted stock calculated by multiplying the number of shares that vested by the closing price of our Common Stock on the NYSE on the date of vesting, plus (ii) the value of shares delivered upon vesting and settlement of the first tranche of 2021 PSU Awards (tied to the two-year performance period ended December 31, 2022), calculated by multiplying the number of shares earned by the closing price of our Common Stock on the NYSE on December 31, 2022. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Vesting of 2021 PSU Awards”.

Compensation of Executive Officers

Employment Agreements and Arrangements

We have employment agreements with Messrs. Richison and Boelte. With the exception of base salary amounts, annual bonus potential, noncompetition provisions and certain perquisites provided to Mr. Richison, the material terms of the employment agreements of Messrs. Richison and Boelte are substantially the same. The summary of the employment agreements below does not contain complete descriptions of all provisions of the employment agreements with Messrs. Richison and Boelte. We do not have formal employment agreements with Mrs. Faurot and Messrs. Smith and Long.

Under the employment agreements, each of Messrs. Richison and Boelte is entitled to receive a minimum base salary, subject to adjustment in the discretion of the compensation committee. See “Compensation Discussion and Analysis—Cash Compensation—Base Salary.”

The employment agreements provide that Messrs. Richison and Boelte are eligible to receive annual bonuses equal to 100% of their respective base salaries, in each case with the amount of such bonus to be determined by our compensation committee in accordance with the plans, policies and procedures adopted by the compensation committee from time to time. The target bonus percentages described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan” reflect the terms of the employment agreements with respect to bonus eligibility. The compensation committee determined that the target bonus percentages for 2023 will be 100% for Mrs. Faurot, Mr. Smith and Mr. Thomas, who was appointed Senior Executive Vice President of Operations in March 2023.

Each NEO is eligible to participate in, or receive benefits under, any plan or arrangement made available to our employees, including any health, dental, vision, disability, life insurance, 401(k), or other retirement programs in accordance with the terms and conditions of such plans or arrangements. Pursuant to their employment agreements, each of Messrs. Richison and Boelte is entitled to vacation time, a Company automobile and reimbursement of business expenses. Mrs. Faurot and Messrs. Smith and Long are also entitled to vacation time and reimbursement of business expenses. In addition, we have agreed to provide Mr. Richison personal security, a full-time administrative assistant, limited use of a private aircraft and a country club membership. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits.”

In connection with the employment agreements, Messrs. Richison and Boelte agreed to confidentiality, noncompetition, noninterference and intellectual property protection provisions. Mrs. Faurot and Messrs. Smith and Long are also subject to similar confidentiality, noninterference and intellectual property protection obligations. Mr. Richison’s noncompetition provisions allow Mr. Richison to pursue other noncompetitive outside business and non-business activities and interests while employed by the Company.

Each employment agreement includes a clawback provision that provides that any compensation or benefits we pay to the applicable executive officer, pursuant to his employment agreement or otherwise, is subject to recovery by us in accordance with Section 304 of SOX or any other clawback law or regulation applicable to such executive, if any, as amended from time to time. In addition, our other executive officers have agreed to similar clawback provisions with respect to their incentive-based compensation, such that Paycom may recoup or recover all or any portion of such incentive-based compensation (i) in the event of a restatement of Paycom’s financial statements to the extent such incentive-based compensation would have been lower if Paycom’s financial statements had been as restated, or (ii) to the extent required by Section 304 of SOX, Section 954 of the Dodd-Frank Act, or any other clawback law or regulation applicable to executives of Paycom from time to time.

The employment agreements had initial terms of three (3) years following the consummation of our IPO and automatically renew for successive one (1) year periods, unless earlier terminated by us or the applicable executive officer. The employment of each of Messrs. Richison and Boelte terminates upon death, disability, termination by us with or without “cause,” or termination by the applicable executive officer with or without “good reason.” The employment agreements with Messrs. Richison and Boelte provide that upon termination, the executive officer is entitled to (i) payment of any earned but unpaid salary and accrued but unused vacation time and (ii) payment of any business expenses incurred but not reimbursed. In addition, if the executive officer’s employment is terminated by us without cause or by the executive officer with good reason, subject to the execution and return of a release of claims, such executive officer is entitled to

Compensation of Executive Officers

(i) continuation of his base salary for the length of the remaining “Restricted Period” following his termination, (ii) continuation of health insurance benefits for the length of the remaining Restricted Period, and (iii) a pro rata amount of the bonus such executive officer would have earned as determined by the compensation committee for the year in which the termination occurred. Mr. Richison is also entitled to reasonable expenses for his personal security for a period of two years following his termination by us without cause or by him for good reason. For purposes of the employment agreements, the “Restricted Period” will end 12 months following the executive officer’s date of termination of employment.

The employment agreements with Messrs. Richison and Boelte define “cause” generally as (i) the repeated failure to perform such duties as are lawfully requested by the Chief Executive Officer (or in the case of Mr. Richison, the Board of Directors), (ii) the failure by the executive officer to observe our material policies, (iii) gross negligence or willful misconduct in the performance of his duties, (iv) the material breach by the executive officer of any provision of his employment or of any non-competition, non-solicitation or similar restrictive agreement, (v) fraud, embezzlement, disloyalty or dishonesty with respect to Paycom, (vi) use of illegal drugs or repetitive abuse of other drugs or alcohol which interferes with the performance of his duties, or (vii) the commission of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude. In the case of Mr. Richison, “cause” shall not be deemed to exist in certain circumstances unless we give Mr. Richison prior written notice that we believe that he is in violation of certain provisions in the definition of “cause,” we give him 10 days to cure, and he does not cure prior to the end of the 10-day period. The employment agreements with Messrs. Richison and Boelte define “good reason” as (i) any material reduction by us in the applicable executive officer’s base salary without prior consent, (ii) following a change in control (or, in the case of Mr. Richison, at any time), any change in the executive officer’s status, reporting, duties or position that represents a demotion or diminution from such executive officer’s prior status, or (iii) any material breach by us of the employment agreement between us and the executive officer; provided, that such executive officer will not be deemed to have been terminated for “good reason” unless he delivers written notice to us specifying the alleged “good reason” within 30 days (or, in the case of Mr. Richison, 45 days) after he learns of the circumstances giving rise to “good reason,” within 30 days (or, in the case of Mr. Richison, 20 days) following delivery of such notice, we have failed to cure such circumstances and the executive officer resigns within 15 days (or, in the case of Mr. Richison, 30 days) after the end of the cure period.

On April 14, 2022, the Company and Mr. Evans entered into a severance and release agreement pursuant to which, among other things, (i) Mr. Evans was paid cash severance of $709,350, less applicable withholdings and taxes, which amount represented 18 months of Mr. Evans’s base salary and the cost of 12 months of coverage pursuant to COBRA, and (ii) the vesting of 5,663 shares of time-based restricted stock was accelerated, all of which would have otherwise vested by May 10, 2022. The severance and release agreement contains a release of claims and incorporates customary non-disclosure, non-solicitation and non-disparagement obligations. The 2022 PSU Award and the 2021 PSU Award granted to Mr. Evans will remain eligible for vesting based on the Company’s actual performance, but pro-rated for the number of days Mr. Evans was employed during the applicable two-year performance periods and three-year performance periods.

Compensation of Executive Officers

Potential Payments upon Termination or Change in Control

The table below presents the estimated value of payments and benefits that each NEO would have been entitled to receive if the specified triggering event had occurred on December 31, 2022. Amounts presented for the vesting of equity awards are calculated based on the closing price of our Common Stock on the NYSE on December 30, 2022, which was $310.31 per share.

Name	Benefit	Death ($)		Disability ($)		Change in Control ($)		Termination Without Cause ($)		Termination by NEO for Good Reason ($)
Chad Richison	Salary continuation	—		—		—		800,184	(1)	800,184	(1)
	Annual Incentive Plan bonus	1,538,816	(2)	1,538,816	(2)	1,538,816	(3)	1,538,816	(4)	1,538,816	(4)
	Continuation of benefits	—		—		—		286,327	(5)	286,327	(5)
	Vesting of restricted stock	—	(7)	—	(7)	—	(8)	—	(9)	—	(10)
	Total	1,538,816		1,538,816		1,538,816		2,625,327		2,625,327
Craig E. Boelte	Salary continuation	—		—		—		503,939	(1)	503,939	(1)
	Annual Incentive Plan bonus	969,114	(2)	969,114	(2)	969,114	(3)	969,114	(4)	969,114	(4)
	Continuation of benefits	—		—		—		7,277	(6)	7,277	(6)
	Vesting of 2021 PSUs	6,451,345	(11)	6,451,345	(11)	—	(12)	4,015,047	(13)	4,015,047	(13)
	Vesting of 2022 PSUs	8,209,561	(11)	8,209,561	(11)	—	(12)	2,759,336	(14)	2,759,336	(14)
	Total	15,630,020		15,630,020		969,114		8,254,713		8,254,713
Holly Faurot	Annual Incentive Plan bonus	689,520	(2)	689,520	(2)	689,520	(3)	689,520	(4)	689,520	(4)
	Vesting of restricted stock	229,629	(15)	229,629	(15)	229,629	(16)	—	(17)	—	(17)
	Vesting of 2021 PSUs	1,689,638	(11)	1,689,638	(11)	—	(12)	992,592	(13)	992,592	(13)
	Vesting of 2022 PSUs	2,589,847	(11)	2,589,847	(11)	—	(12)	870,457	(14)	870,457	(14)
	Total	5,198,634		5,198,634		919,149		2,552,569		2,552,569
Bradley S. Smith	Annual Incentive Plan bonus	472,659	(2)	472,659	(2)	472,659	(3)	472,659	(4)	472,659	(4)
	Vesting of 2021 PSUs	1,689,638	(11)	1,689,638	(11)	—	(12)	1,051,671	(13)	1,051,671	(13)
	Vesting of 2022 PSUs	2,589,847	(11)	2,589,847	(11)	—	(12)	870,457	(14)	870,457	(14)
	Total	4,752,144		4,752,144		472,659		2,394,787		2,394,787
Justin Long	Annual Incentive Plan bonus	375,000	(2)	375,000	(2)	375,000	(3)	375,000	(4)	375,000	(4)
	Vesting of restricted stock	673,062	(15)	673,062	(15)	673,062	(16)	—	(17)	—	(17)
	Total	1,048,062		1,048,062		1,048,062		375,000		375,000
Jon D. Evans(18)	Severance benefits	—		—		—		709,350		—
	Accelerated vesting of restricted stock	—		—		—		1,808,536		—
	Vesting of 2021 PSUs	—		—		—		460,940		—
	Vesting of 2022 PSUs	—		—		—		61,243		—
	Total	—		—		—		3,040,069		—

Compensation of Executive Officers

(1)	Represents the aggregate amount payable for continuation of base salary for 12 months following the date of termination of employment, per the terms of the NEO’s employment agreement.
(2)

The Annual Incentive Plan provides that upon death or disability during a performance period, the compensation committee may, in its sole discretion, pay the participant a pro-rated amount of the incentive compensation that would have been payable to such participant if he or she had remained employed, based on the number of days worked during the performance period. The amount presented reflects the assumption that (i) the termination of service due to death or disability occurred on December 31, 2022 and, as such, the payment would not be subject to such compensation committee discretion, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2022 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(3)

The Annual Incentive Plan provides that in the event of a change in control (as defined in the Annual Incentive Plan), we must make a lump-sum cash payment to each participant equal to a pro-rated amount of the incentive compensation payable to such participant, calculated by multiplying the amount payable for target achievement by the percentage of the performance period completed prior to the change in control. The amount presented reflects the assumption that (i) the change in control occurred on December 31, 2022 and, as such, the payment would not be subject to such pro-ration, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2022 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(4)

The Annual Incentive Plan provides that if a participant’s employment is terminated during a performance period for any reason other than death or disability, the participant will immediately forfeit any right to receive any incentive compensation for such performance period. If the termination of employment occurs after the performance period has ended but prior to the date of actual payment, the participant will be entitled to payment of an amount not to exceed the amount set forth according to the terms of his or her award. The amount presented reflects the assumption that the triggering event occurred on December 31, 2022, which is the end of the performance period, and, as such, the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2022 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(5)

Represents the value of (i) the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment ($9,140), plus (ii) the aggregate amount payable for Mr. Richison’s personal security for a period of two years following his termination ($277,187), per the terms of Mr. Richison’s employment agreement.

(6)	Represents the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment, per the terms of Mr. Boelte’s employment agreement.
(7)

The restricted stock award agreement for the CEO Performance Award provides that upon termination of Mr. Richison’s employment as Chief Executive Officer due to his death or total and permanent disability, any unvested shares will remain eligible for vesting for a period of one year (but no later than the sixth anniversary of the date of grant in the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares will not vest if Mr. Richison is in material breach of the non-competition restrictions in his employment agreement. The amount presented assumes that the VWAP Value milestones would not be met before December 31, 2023 and, as a result, the unvested shares underlying the CEO Performance Award would be forfeited.

(8)

The amount presented is calculated based on the assumption that the VWAP Value milestones would not be met in connection with the change in control and, as a result, the unvested shares underlying the CEO Performance Award would be forfeited.

(9)

The amount presented assumes that any applicable VWAP Value milestones would not be met before December 31, 2023 and, as a result, the unvested shares underlying the CEO Performance Award would be forfeited.

(10)

The restricted stock award agreement for the CEO Performance Award provides that upon termination of Mr. Richison’s employment as Chief Executive Officer as a result of Mr. Richison’s resignation for good reason, any unvested shares will remain eligible for vesting for a period of one year (but no later than the sixth anniversary of the date of grant in the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares will not vest if Mr. Richison is in material breach of the non-competition restrictions in his employment agreement. The amount presented assumes that the VWAP Value milestones would not be met before December 31, 2023 and, as a result, the unvested shares underlying the CEO Performance Award would be forfeited.

Compensation of Executive Officers

(11)	The PSU award agreements provide that the vesting of the PSUs will accelerate at target performance upon the NEO’s death or total and permanent disability (as defined in the 2014 LTIP).
(12)

The 2021 PSU award agreements and the 2022 PSU award agreements provide that unvested 2021 PSUs and 2022 PSUs will be forfeited upon a change in control, absent a subsequent termination of service. If the NEO is terminated without cause (as defined in the applicable 2021 PSU award agreements or 2022 PSU award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable 2021 PSU award agreements or 2022 PSU award agreement) during the 12-month period following the consummation of a change in control but prior to the applicable vesting date, the 2021 PSUs and the 2022 PSUs will vest based on the greater of: (i) the target performance level for Relative TSR (i.e., 100% of the target units), or (ii) the actual Relative TSR of the Company against the peer group through the date of the change in control.

(13)

The 2021 PSU award agreements provide that in the event the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement), the unvested 2021 PSUs will remain outstanding and eligible for vesting based on the actual achievement of Relative TSR, and pro-rated based on a fraction, determined by the number of completed days of service from the date of grant through the date of the termination of service over the total number of days in the applicable performance period. Given the assumption that the triggering event occurred on December 31, 2022, the amount presented reflects (i) the value of shares delivered upon vesting of the first tranche of the 2021 PSUs based on actual achievement for the two-year performance period ended December 31, 2022 and (ii) assumed achievement at the target level for the three-year performance period ending December 31, 2023, pro-rated as described in the preceding sentence.

(14)

The 2022 PSU award agreements provide that in the event the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement), the unvested 2022 PSUs will remain outstanding and eligible for vesting based on the actual achievement of Relative TSR, and pro-rated based on a fraction, determined by the number of completed days of service from the date of grant through the date of the termination of service over the total number of days in the applicable performance period. The amount presented assumes achievement at the target level for both performance periods, pro-rated as described in the preceding sentence.

(15)

The applicable restricted stock award agreements provide that unvested shares of restricted stock vest 100% upon the NEO’s death or termination of service as a result of total and permanent disability (as defined in the applicable restricted stock award agreement). The restricted stock award agreements governing the terms of awards granted to Mrs. Faurot and Mr. Long prior to their respective appointments as executive officers, provide that if at any time during the period beginning on the date of termination and ending on the 60th day following the third anniversary of the termination, the Company determines that the participant breached certain non-solicitation, non-competition, non-disparagement and confidentiality restrictions in the agreement, all awarded shares of restricted stock (whether or not vested and whether then held by the participant) shall be subject to certain forfeiture and clawback provisions.

(16)	The amount presented is calculated based on the assumption that the surviving entity does not assume the obligations under the equity award, such that shares underlying awards would vest 100%.
(17)	All unvested shares of restricted stock would be forfeited on the date of a termination of service without cause or by the NEO for good reason.
(18)

On April 14, 2022, the Company and Mr. Evans entered into a severance and release agreement pursuant to which, among other things, (i) Mr. Evans was paid cash severance of $709,350, less applicable withholdings and taxes, which amount represented 18 months of Mr. Evans’s base salary and the cost of 12 months of coverage pursuant to COBRA, and (ii) the vesting of 5,663 shares of time-based restricted stock was accelerated, all of which would have otherwise vested by May 10, 2022. The PSU award agreements provide that the in the event the NEO is terminated without cause (as defined in the applicable PSU award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement), the unvested PSUs will remain outstanding and eligible for vesting based on the actual achievement of Relative TSR, and pro-rated based on a fraction, determined by the number of completed days of service from the date of grant through the date of the termination of service over the total number of days in the applicable performance period. The amounts presented assume achievement at the target level for both performance periods, pro-rated as described in the preceding sentence.

Compensation of Executive Officers

Compensation Risk Assessment

The compensation committee has conducted its annual risk analysis of our compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives or are reasonably likely to have a material adverse effect on us. We believe that our compensation policies and practices include an appropriate balance of short- and long-term incentives as well as fixed and variable features. We also believe that we have established reasonable payout scales and performance goals for Annual Incentive Plan awards and reasonable targets for equity awards with vesting conditions tied to our Relative TSR and, with respect to Mr. Richison, aspirational VWAP Value milestones. We believe that these factors, combined with effective oversight by our Board of Directors, discourage excessive or inappropriate risk taking by executives or other employees with respect to matters that may affect compensation.

Compensation of Executive Officers

Pay Versus Performance Table for Fiscal Years Ended December 31,
2022, 2021 and 2020
The following table provides information regarding the compensation paid to our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020 and certain measures of Company performance for such periods.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (2) (3) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted EBITDA (6) ($)	Revenue ($)
					Company TSR (4) ($)	Peer Group TSR (5) ($)
2022	3,138,418	(149,491,892)	4,755,734	2,468,497	117.20	126.96	281,389,330	579,711,116	1,375,217,646
2021	2,958,410	62,994,260	7,891,945	3,323,073	156.82	172.32	195,960,264	419,286,728	1,055,523,820
2020	211,131,206	352,618,181	6,724,389	15,808,463	170.82	135.28	143,453,418	330,816,302	841,434,039
(1)
For each year presented, the PEO was Mr. Richison. The amounts reported in this c olumn c
orrespond to the amounts reported in the “Total” column of the Summary Compensation Table for Fiscal Years Ended December 31, 2022, 2021 and 2020.

(2)
The amounts reported in this column represent “compensation actually paid” to Mr. Richison and the other NEOs (on average), as calculated in accordance with Item 402(v) of Regulation
S-K.
To determine the “compensation actually paid”, the amounts reported in the “Total” column of the Summary Compensation Table for the applicable year were adjusted as follows:

	2022		2021		2020
	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
Summary Compensation Table Total ($)	3,138,418	4,755,734	2,958,410	7,891,945	211,131,206	6,724,389
Adjustments
Stock/Unit Awards ($)	—	(3,110,847)	—	(6,709,967)	(209,564,040)	(5,979,510)
Fair Value of Equity Awards ($)
Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year ($)	—	2,732,756	—	2,704,622	304,999,205	6,035,045
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in the Prior Year ($)	(149,874,900)	(1,397,473)	60,715,690	(203,452)	11,811,870	2,786,664

Change in Fair Value of Prior Year Equit y Awards Vested i n the Covered Year ( $)	(2,755,410)	(511,673)	(679,840)	(360,076)	(51,450)	65,165
Fair Value on Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	—	—	—	—	34,291,390	6,176,710
Total Adjustments for Fair Value of Equity Awards ($)	(152,630,310)	823,610	60,035,850	2,141,095	351,051,015	15,063,584
Compensation Actually Paid ($)	(149,491,892)	2,468,497	62,994,260	3,323,073	352,618,181	15,808,463

Equity awards granted to our PEO and other NEOs during the applicable periods included (i) shares of restricted stock subject to time-based vesting conditions, (ii) shares of restricted stock subject to market-based vesting conditions, tied to the achievement of a specified total enterprise value or specified stock price (“Market-Based RSAs”), and (iii) the 2021 PSU Awards and 2022 PSU Awards. To estimate the fair value of the Market-Based RSAs and PSUs, we considered the historical performance for the Company and the peer group as applicable for each award over the realized performance period, and then simulated the enterprise value or stock prices for the Company (and the peer group, as applicable) over the remaining performance period. We considered the risk-free
rates as of the measurement dates and the equity volatilities for each company and correlations between the companies (as applicable) as of the measurement dates using an approach consistent with the grant date fair value analysis. With respect to

Compensation of Executive Officers

valuations as of December 31, 2021 and December 31, 2022, we considered the Company’s historical volatility for awards with remaining terms shorter than the Company’s trading history, and a weighted average historical equity volatility of the Company and that of the guideline public companies for awards with remaining terms longer than the Company’s trading history.

(3)
For the fiscal year ended December 31, 2022, the
non-PEO
NEOs w
ere
Mrs. Faurot and Messrs. Boelte, Smith, Evans and Long. For the fiscal year ended December 31, 2021, the non-PEO
NEOs were Mrs. Faurot and Messrs. Boelte, Smith, Evans and York. For the fiscal year ended December 31, 2020, the non-PEO
NEOs were Messrs. Boelte, Smith, Evans and York. The amounts reported in this column represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the non-PEO
NEOs in the applicable year.

(4)	The amounts reported in this column reflect the Company’s cumulative TSR as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019.
(5)
The amounts reported in this column reflect the cumulative TSR of the S&P 500 Software & Services Index as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019. For the years ended December 31, 2021 and 2020, we used the S&P 1500 Application Software Index as our published industry or line-of-business
index for purposes of the performance graph required under Item 201(e) of Regulation
S-K.
In our Form
10-K
for the year ended December 31, 2022, for purposes of the performance graph required under Item 201(e) of Regulation
S-K,
we replaced the S&P 1500 Application Software Index with the S&P 500 Software & Services Index as our published industry or line-of-business
index, as we believe the S&P 500 Software & Services Index represents a more appropriate peer group. Set forth below are comparisons of our cumulative TSR to (a) the cumulative TSR of the S&P 1500 Application Software Index as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019 (“Peer Group B”) and (b) the cumulative TSR of the S&P 1500 Application Software Index as of December 31, 2020 and 2021 and the S&P 500 Software & Services Index as of December 31, 2022, assuming an initial fixed $100 investment on December 31, 2019 (“Peer Group C”):

	Company TSR ($)	Peer Group B TSR ($)	Peer Group C TSR ($)
2022	117.20	113.69	129.01
2021	156.82	175.10	175.10
2020	170.82	148.26	148.26
(6)
We define adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, non-cash
stock-based compensation expense, certain transaction expenses that are not core to our operations (if any) and the change in fair value of our interest rate swap (if any).

Compensation of Executive Officers

The following chart shows, for the years ended December 31, 2020, 2021 and 2022, the relationship between (i) the compensation actually paid to our PEO and the compensation actually paid, on average, to our other NEOs, and (ii) each of (x) our cumulative TSR and (y) the cumulative TSR of the peer group:

Compensation of Executive O
ffice
rs

The following chart shows, for the years ended December 31, 2020, 2021 and 2022, the relationship between (i) the compensation actually paid to our PEO and the compensation actually paid, on average, to our other NEOs, and (ii) each of (x) our net income, (y) our adjusted EBITDA and (z) our revenue:

The following table contains the most important financial measures used to link executive compensation actually paid, for the year ended December 31, 2022, to the Company’s performance.

Most Important Financial Performance Measures
Revenue
Adjusted EBITDA
Annual Revenue Retention Rate
Relative TSR

Compensation of Executive Officers

2022 Pay Ratio Disclosure

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, Mr. Richison. The pay ratio is a reasonable estimate calculated in accordance with applicable SEC disclosure rules. Because of the estimates and adjustments that may be included in each company’s methodology, pay ratio disclosures may involve a degree of imprecision, and the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio disclosure.

Using the methodology described below, we determined that the median employee was a full-time, salaried employee. We identified and calculated the elements of the median employee’s compensation using the same methodology reflected in the “Summary Compensation Table for Fiscal Years Ended December 31, 2022, 2021 and 2020” included elsewhere in this proxy statement. The median employee’s annual total compensation was $72,138 in 2022. The annual total compensation of Mr. Richison was $3,138,418 in 2022. Based on this information, the 2022 ratio of annual total compensation of Mr. Richison to the median annual total compensation of all employees was 44 to 1.

Methodology

We selected gross wages during the 12-month period ended December 31, 2022 as the consistently applied compensation measure for our pay ratio disclosure. This approach allowed us to include all elements of compensation (such as equity-based compensation, commissions and bonuses) while simplifying the process of gathering relevant information. This method also allowed us to consistently annualize compensation for those full-time, permanent employees whose employment began during 2022. Our employee population consisted of 7,781 employees. After annualizing gross wages, the wages were ranked from highest to lowest and the median employee was selected from this list. For this selection, we considered the gross wages for all employees, excluding Mr. Richison.

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	339,892(1)
Equity compensation plans not approved by security holders	—	—	—
(1)

Represents shares that were available for future issuance under the 2014 LTIP as of December 31, 2022. See “Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan” for updated information regarding shares available for issuance under the 2014 LTIP.

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this proxy statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement.

Our Board of Directors and the compensation committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our NEOs as disclosed in this proxy statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

Although this vote is non-binding, the Board of Directors and the compensation committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation.

At the 2022 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board of Directors considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. The next stockholder advisory vote to approve executive compensation will occur at the 2024 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for advisory approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

We are seeking stockholder approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”), to be effective as of the date the 2023 LTIP is approved by the Company’s stockholders (the “Effective Date”).

Background and Purpose of the Proposal

The 2023 LTIP replaces and supersedes the Paycom Software, Inc. 2014 Long-Term Incentive Plan, as amended (the “2014 LTIP”), in its entirety. The 2014 LTIP will terminate on the Effective Date, and no future awards may be granted thereunder after the Effective Date, provided that the 2014 LTIP will continue to apply to awards granted under the 2014 LTIP prior to the Effective Date. The Board of Directors adopted the 2023 LTIP on March 16, 2023, subject to the approval of our stockholders.

The 2023 LTIP provides for the granting of equity-based awards to our employees, contractors and outside directors. Accordingly, we believe that the 2023 LTIP is critical to our ability to attract, motivate and retain key employees, and thus plays a significant role in our continued success. Further, as employees, contractors and outside directors acquire and/or increase their ownership interest in the Company, their interests are more closely aligned with the interests of our stockholders. It is the judgment of the Board of Directors that the 2023 LTIP is in the best interests of the Company and its stockholders.

In setting the proposed number of shares reserved and issuable under the 2023 LTIP, the compensation committee and the Board of Directors considered a number of factors, which included the following:

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Three-year average burn rate. Our three-year average burn rate was 1.64% for fiscal year 2020 through fiscal year 2022 and our one-year burn rate for fiscal year 2022 was 0.87%. We define burn rate as the total number of full value shares granted to participants over one fiscal year expressed as a percent of the fully diluted weighted average common shares outstanding. We average our burn rate over three fiscal years to determine our three-year average burn rate. We believe our historical burn rates are reasonable for a company of our size in our industry.

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Expected potential dilution. The potential dilution resulting from issuing all of the outstanding shares deliverable upon vesting of outstanding PSUs at the maximum performance level and shares remaining available for issuance under the 2014 LTIP would be approximately 0.42%, on a fully-diluted basis as of the Record Date (60,305,879 shares). If the additional 3,600,000 shares proposed are made available for issuance under the 2023 LTIP, the potential dilution will increase by 5.97 percentage points and fully-diluted total potential dilution would be approximately 6.39%. We believe that the expected potential dilution that will result from the 2023 LTIP is reasonable for a company of our size in our industry.

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Other considerations. In approving the 2023 LTIP and the number of shares reserved for issuance thereunder, the compensation committee and the Board of Directors also considered our long-term incentive pay strategy of emphasizing equity grants to executives and directors to align their interests to those of our stockholders. The compensation committee also reviewed an analysis of equity grant practices for our industry peer group provided by our independent compensation consultant.

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

Updated Equity Compensation Plan Information

The information regarding the 2014 LTIP included in this proxy statement and our 2022 Annual Report is updated by the following information as of the Record Date:

Total number of full value awards outstanding(1)	2,607,027
Total number of shares remaining available for future grant under the 2014 LTIP(2)	79,202
Total number of shares of Common Stock outstanding as of the Record Date(3)	60,305,879
(1)

The total number of full value awards consists of restricted stock and PSUs (assuming performance at the maximum performance level). Unvested shares of restricted stock are included in the total number of shares of Common Stock outstanding as of the Record Date. No stock options or stock appreciation rights were outstanding as of the Record Date.

(2)	The number of shares remaining available for future grant under the 2014 LTIP assumes PSUs vest at the maximum performance level.
(3)	The total number of shares of Common Stock outstanding as of the Record Date includes unvested shares of restricted stock.

2023 LTIP Summary

The following is a summary of the material terms of the 2023 LTIP. This summary is qualified in its entirety by reference to the full text of the 2023 LTIP. A copy of the 2023 LTIP is attached to this proxy statement as Appendix B. You are encouraged to read the 2023 LTIP in its entirety.

Purpose

The 2023 LTIP permits us to grant an array of equity-based incentive awards to our NEOs and other key employees, key contractors and outside directors. The purpose of the 2023 LTIP is to:

•	increase the interests of recipients of awards under the 2023 LTIP in the Company’s welfare;

•	advance the Company’s interests by attracting and retaining qualified employees, outside directors and other persons providing services to us and/or our related companies; and

•	provide a means through which we may attract able persons as employees, contractors and outside directors.

Administration

The 2023 LTIP is generally administered by the Board of Directors or such committee of the Board of Directors as is designated by the Board of Directors to administer the 2023 LTIP (the “Committee”). Membership on the Committee is limited to independent directors who are “non-employee directors” in accordance with Rule 16b-3 under the Exchange Act. As of the Effective Date, the Board of Directors intends to designate the compensation committee of the Board of Directors to administer the 2023 LTIP. At any time there is no Committee to administer the 2023 LTIP, any references in the 2023 LTIP to the Committee shall be deemed to refer to the Board of Directors. The compensation committee determines the recipients of awards, the types of awards to be granted and the applicable terms, provisions, limitations and performance requirements of such awards. The compensation committee, in its sole discretion, also has the authority to conclusively interpret the 2023 LTIP and any award agreements under the 2023 LTIP, establish and revise rules and regulations and sub-plans (including sub-plans for awards made to participants who are not resident in the United States) relating to the 2023 LTIP and make any other determinations that it believes necessary for the administration of the 2023 LTIP. The compensation committee may delegate certain duties to one or more of our officers as provided in the 2023 LTIP.

Share Authorization

Subject to certain adjustments, the maximum number of shares of Common Stock that may be delivered pursuant to awards under the 2023 LTIP is 3,600,000, subject to increase by any awards under the 2014 LTIP (i) that are outstanding

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

on or after the Effective Date, and that, on or after the Effective Date, are forfeited, expire or are canceled; and (ii) any shares subject to awards relating to Common Stock under the 2014 LTIP that are settled in cash on or after the Effective Date (the “Prior LTIP Awards”); provided, however, the term “Prior LTIP Award” excludes the 2020 CEO Performance Award. One hundred percent of the available shares may be delivered pursuant to incentive stock options (“ISOs”).

Shares to be issued may be made available from authorized but unissued shares of Common Stock, shares held by the Company in its treasury, or shares purchased by the Company on the open market or otherwise. During the term of the 2023 LTIP, the Company will at all times reserve and keep enough shares available to satisfy the requirements of the 2023 LTIP. To the extent an award under the 2023 LTIP or a Prior LTIP Award is forfeited, expires or is canceled, or withheld with respect to Full Value Awards (as defined below), in whole or in part, the shares subject to such forfeited, expired, canceled, or withheld award may again be awarded under the 2023 LTIP. Shares of Common Stock otherwise deliverable pursuant to a stock option or stock appreciation right that are withheld upon exercise or vesting for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the participant and shall be counted against the maximum number of shares of Common Stock that may be issued under the 2023 LTIP. Awards will not reduce the number of shares that may be issued pursuant to the 2023 LTIP if the settlement of the award will not require the issuance of shares, as, for example, a stock appreciation right that can be satisfied only by the payment of cash. Only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an award or shares withheld for payment of applicable employment taxes and/or withholding obligations with respect to Full Value Awards shall again be available for grant of ISOs under the 2023 LTIP, but shall not increase the maximum number of shares described above as the maximum number of shares that may be delivered pursuant to ISOs. For the avoidance of doubt, if all or any portion of the 2020 CEO Performance Award shall be forfeited, expire or be canceled or withheld, none of the shares of Common Stock covered by such 2020 CEO Performance Award may be awarded again pursuant to the provisions of the 2023 LTIP. For purposes herein, the term “Full Value Award” means any award with a net benefit to the participant, without regard to any restrictions, equal to the aggregate fair market value of the total shares of Common Stock subject to the award. Full Value Awards include restricted stock and restricted stock units, but do not include stock options and stock appreciation rights.

Eligibility

Any employee, contractor or outside director whose judgment, initiative and efforts contributed or may be expected to contribute to the successful performance of the Company or its subsidiaries is eligible to receive awards under the 2023 LTIP, except that only employees of a corporation are eligible to receive ISOs. The compensation committee will, in its sole discretion, select the employees, contractors, and outside directors who will participate in the 2023 LTIP. As of March 15, 2023, the Company had approximately 6,555 employees, seven outside directors and approximately four contractors.

Types of Awards

The 2023 LTIP provides for grants of ISOs, nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, and other awards.

•

Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share option price of a stock option is determined by the compensation committee and must be at least equal to the fair market value of a share of our Common Stock on the grant date. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of Common Stock on the grant date. The compensation committee will determine the terms of each stock option at the time of grant, including without limitation, the methods by or forms in which shares will be delivered to participants, the expiration date of each option (which may not exceed ten years from the grant date), the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service. The compensation committee may grant either ISOs qualifying under Code Section 422 or

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

NQSOs, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. No dividends or dividend equivalent rights may be paid or granted with respect to any stock option granted under the 2023 LTIP.

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SARs. A SAR represents a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our Common Stock from the grant date. The grant price of a SAR cannot be less than the fair market value of a share of our Common Stock on the grant date. The compensation committee will determine the terms of each SAR at the time of the grant, including without limitation, the methods by or forms in which the value will be delivered to participants (whether made in shares of Common Stock, in cash or in a combination of both), the expiration date of each SAR (which may not exceed 10 years from the grant date), the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service. No dividends or dividend equivalent rights may be paid or granted with respect to any SAR granted under the 2023 LTIP.

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Restricted Stock. Restricted stock is an award of shares of our Common Stock that are subject to restrictions on transfer and a substantial risk of forfeiture because of termination of service or failure to achieve certain performance conditions. Shares of restricted stock may be subject to restrictions that do not permit the participant to sell, transfer, pledge or assign their shares. The compensation committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. Participants receiving restricted stock will have all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided that, (i) any cash dividends and stock dividends with respect to the restricted stock must be withheld by the Company for the participant’s account, and (ii) such withheld dividends attributable to any particular share of restricted stock shall be distributed to such participant in cash or, at the sole discretion of the compensation committee, in shares of Common Stock having a fair market value equal to the amount of such withheld dividends, if applicable, upon the release of restrictions on such share (i.e., upon vesting) and, if such share is forfeited, the participant will forfeit and have no right to such withheld dividends.

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RSUs. RSUs represent a contractual right to receive the value of shares of our Common Stock at a future date, subject to specified vesting and other restrictions determined by the compensation committee. The compensation committee determines the eligible participants to whom, and the time or times at which, grants of RSUs will be made, the number of units to be granted, the price to be paid, if any, the time or times within which the units will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. The value of the RSUs may be paid in shares of Common Stock, cash, or a combination of both. Further, RSUs may permit the participant to receive dividend equivalents, provided that (i) any dividend equivalents (based on cash or stock dividends) with respect to the RSUs shall be withheld by the Company for the participant’s account; and (ii) such dividend equivalents withheld pursuant to clause (i) attributable to any particular RSU shall be distributed to such participant in cash or, at the sole discretion of the compensation committee, in shares of Common Stock having a fair market value equal to the amount of such dividend equivalents, if applicable, upon the release of restrictions on such RSUs (i.e., upon vesting) and, if such RSU is forfeited, the participant shall forfeit and have no right to such dividend equivalents.

•

Performance Awards. Performance awards, which may be denominated in cash or shares, are earned on the satisfaction of performance conditions specified by the compensation committee at the end of a specified performance period. The compensation committee determines the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2023 LTIP, and to the extent an award is subject to Code

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

Section 409A, are in compliance with the applicable requirements of Code Section 409A and any applicable regulations or guidance. If the compensation committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the compensation committee deems satisfactory, it may modify the performance measures or objectives and/or the performance period.

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Dividend Equivalent Rights. Dividend equivalent rights represent the right of the participant to receive cash or stock equal in value to the dividends that would have been paid on the shares of Common Stock specified in the award if such shares were held by the participant. The compensation committee is authorized to grant a dividend equivalent right to any participant, either as a component of another award or as a separate award. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right shall be paid only as the applicable award vests or may be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents), which shares of Common Stock shall be subject to the same vesting conditions as the award to which they relate. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares of Common Stock, or a combination thereof in a single payment or in installments.

•

Other Awards. The compensation committee may grant other forms of awards based upon, payable in, or otherwise related to, in whole or in part, shares of our Common Stock, if the compensation committee determines that such other form of award is consistent with the purpose and restrictions of the 2023 LTIP. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Performance Goals

Awards of restricted stock, RSUs, performance awards and other awards (whether relating to cash or shares of Common Stock) under the 2023 LTIP may be made subject to the attainment of “performance goals” relating to one or more business criteria used to measure the performance of the Company as a whole or any business unit of the Company, which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; any measure relating to revenue generation, including, but not limited to new business starts or new recurring revenue; sales or revenue growth; revenue retention; price of the Company’s Common Stock or similar value (including, the daily volume weighted average price of a share); return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases; or (v) other similar occurrences.

Capital Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

corporate transaction or event affects the fair value of an award, the compensation committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event:

•	the number of shares and type of Common Stock (or other the securities or property) which thereafter may be made the subject of awards;

•	the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards;

•	the option price of each outstanding award;

•	the amount, if any, the Company pays for forfeited shares of Common Stock; and

•

the number of, or SAR price of, shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR price, provided that the number of shares of Common Stock (or other securities or property) subject to any award shall always be a whole number.

Notwithstanding the foregoing, no adjustment shall be made or authorized to the extent that such adjustment would cause the 2023 LTIP or any award to violate Code Section 409A. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Vesting; Termination of Service

The compensation committee, in its sole discretion, may determine at the time of grant or at any time thereafter that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its grant date, or until the occurrence of one or more specified events, subject in any case to the terms of the 2023 LTIP. Notwithstanding anything to the contrary within the 2023 LTIP, if the compensation committee imposes conditions upon vesting, then, subsequent to the grant date, the compensation committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested.

The compensation committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the compensation committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service or in the event that a participant engages in certain activities that are harmful to the Company. The compensation committee will specify the circumstances under which awards may be forfeited, including the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the compensation committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Change in Control

Upon the effective date of any change in control (as defined in the 2023 LTIP), unless the compensation committee shall determine otherwise in an award agreement or in a written employment, services or other agreement between the participant and the Company, the following provisions shall apply:

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Non-Performance Awards. Each outstanding award (other than performance awards) shall be assumed or an equivalent award substituted for by the successor company. If and to the extent that the successor company assumes or substitutes for an award, the vesting restrictions and/or forfeiture provisions applicable to such award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the successor company or other consideration that may be received with respect to such award. In the event that the successor company refuses to assume or substitute for an award (other than performance awards), then such award shall become fully vested and exercisable or payable, and all applicable

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

restrictions or forfeiture provisions shall lapse, and such award shall terminate at the effective time of the change in control. In addition, if the award that is not assumed or substituted for in connection with the change in control consists of stock options or SARs, the compensation committee shall notify the participant in writing or electronically of its intention to cancel such award and provide notice that such stock options or SARs shall be fully vested and exercisable for a period of thirty days from the date of such notice, and such award shall terminate upon the expiration of such period.

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Performance Awards. All performance awards outstanding as of the date the change in control for which the achievement of the performance goals and the payout level has been determined (or is determinable) as of such change in control, shall be payable in full in accordance with the payout schedule pursuant to the award agreement for such award. Any remaining outstanding performance awards (including any applicable performance period) for which the achievement of the performance goals and the payout level is undeterminable, shall be pro-rated based on the time elapsed in the applicable performance period between the performance award’s date of grant and the change in control and paid at the target payout level in accordance with the payout schedule pursuant to the award agreement for such award. Any existing deferrals or other restrictions not waived by the compensation committee in its sole discretion shall remain in effect.

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Cancellation of Awards. Except as provided above, in the event a successor company does not agree to assume or substitute for the awards, then all such awards may be canceled by the Company, in its sole discretion, as of the effective date of any change in control, by paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such award to be paid by the participant, multiplied by the number of shares subject to the award.

Transferability

Awards under the 2023 LTIP generally may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution, provided that the compensation committee may, in its sole discretion, permit transfers of an award (other than an ISO) to or for the benefit of (i) the spouse, former spouse, children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the participant and/or Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Code Section 501(c)(3) or any successor provision; or (v) a split interest trust or pooled income fund described in Code Section 2522(c)(2) or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such award is granted must be approved by the compensation committee and must expressly provide for such transferability, and (z) subsequent transfers of transferred awards shall be prohibited except those by will or the laws of descent and distribution.

No Repricing of Stock Options or SARs

The compensation committee may not, without the approval of the Company’s stockholders, “reprice” any stock option or SAR, provided that nothing shall prevent the compensation committee from making adjustments to awards upon changes in capitalization, exchanging or cancelling awards upon a merger, consolidation, or recapitalization, or substituting awards for awards granted by other entities, to the extent permitted by the 2023 LTIP. For purposes of the 2023 LTIP, “reprice” means any of the following or any other action that has the same effect: (i) amending a stock option or SAR to reduce its option price or SAR price, as applicable; (ii) canceling a stock option or SAR at a time when its option price or SAR price exceeds the fair market value of a share of Common Stock in exchange for cash or a stock option, SAR, award of restricted stock or other equity award with an option price or SAR price less than the option price or SAR price of the original stock option or SAR; or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles.

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

Indemnification

No member of the Board of Directors or the compensation committee, nor any officer or employee of the Company acting on behalf of the Board of Directors or the compensation committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the 2023 LTIP, and all members of the Board of Directors and the compensation committee, each officer of the Company, and each employee of the Company acting on behalf of the Board of Directors or the compensation committee will, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board of Directors or the compensation committee (and no subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any participant (or any person claiming by and through any participant) as a result of the 2023 LTIP, any award agreement or any claim arising thereunder and, to the fullest extent permitted under applicable law, each participant (as consideration for receiving and accepting an award) irrevocably waives and releases any right or opportunity such participant might have to assert (or participate or cooperate in) any claim against any member of the Board of Directors or the compensation committee and any subsidiary of the Company arising out of the 2023 LTIP.

Recoupment for Restatements

The Company may recoup all or any portion of any shares or cash paid to a participant in connection with an award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, as approved by the Board of Directors from time to time.

Effective Date and Expiration; Termination and Amendment

The 2023 LTIP will become effective on the Effective Date, and will terminate on the tenth anniversary of the Effective Date. No award may be made under the 2023 LTIP after its termination date, but awards made prior thereto may extend beyond that date. The Board of Directors may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the 2023 LTIP in whole or in part. The Board of Directors does not need stockholder approval to amend our 2023 LTIP unless required by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or by applicable law. Unless required by law, no action by the Board of Directors regarding amendment or discontinuance of the 2023 LTIP may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the 2023 LTIP without the consent of the affected participant.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the 2023 LTIP as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or non-U.S. tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

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Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Code Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, SARs, RSUs and certain types of restricted stock are subject to Code Section 409A.

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Incentive Stock Options. A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the Common Stock with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

$100,000, the ISOs for the shares over $100,000 will be treated as NQSOs, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were NQSOs. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status. The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to two years after the date the ISO was granted or one year after the shares were transferred to the participant (the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares. If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

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Nonqualified Stock Options. A participant generally will not recognize income at the time a NQSO is granted. When a participant exercises a NQSO, the difference between the exercise price and any higher market value of the shares on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a NQSO will be equal to the exercise price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a NQSO, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as short-term or long-term capital loss, depending upon how long the participant has held the shares.

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Special Rule if Exercise Price is Paid for in Shares of Common Stock. If a participant pays the exercise price of a NQSO with previously-owned shares of the Company’s Common Stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a NQSO constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate exercise price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the common shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

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Restricted Stock. A participant who receives a grant of restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Code Section 83(b) within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Code Section 83(b), then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of the sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

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Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Code Section 409A. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a participant receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

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Other Awards. In the case of an award of RSUs, performance awards, dividend equivalent rights, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Code Section 409A. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

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Federal Tax Withholding. Any ordinary income realized by a participant upon the exercise or grant of an award under the 2023 LTIP is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy federal income tax withholding requirements, the Company will have the right to require that, as a condition to delivery of any shares, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Such payment may be made (i) by the delivery of cash to the Company in an amount that equals the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the participant to the Company of shares of Common Stock, which shares so delivered have an aggregate fair market value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the settlement of the award, which shares so withheld have an aggregate fair market value that equals or exceeds the required tax withholding obligations of the Company; or (iv) any combination of (i), (ii), or (iii). Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year. Deferred compensation that is subject to Code Section 409A will be subject to certain federal income tax withholding and reporting requirements.

Proposal 4: Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan

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Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

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Million Dollar Deduction Limit and Other Tax Matters. The Company may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Code Section 162(m)), which include an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is the Company’s principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either the Company’s principal executive officer or its principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and may not apply to certain types of compensation, such as qualified performance-based compensation, that is payable pursuant to a written, binding contract (such as an award agreement corresponding to a Prior LTIP Award) that was in place as of November 2, 2017, so long as the contract is not materially modified after that date. To the extent that compensation is payable pursuant to a Prior LTIP Award granted on or before November 2, 2017, and if the Company determines that Code Section 162(m) will apply to any such awards, the Company intends that the terms of those awards will not be materially modified and will be constructed so as to constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

If an individual’s rights under the 2023 LTIP are accelerated as a result of a change in control and the individual is a “disqualified individual” under Code Section 280G, then the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Code Section 280G, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights; and (ii) the loss by the Company of a compensation deduction.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2023 LTIP because the grant of awards and terms of such awards are to be determined in the sole discretion of the compensation committee.

The market value of our Common Stock is $277.88 per share based on the closing price of our Common Stock on March 15, 2023.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for approval of this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the 2023 LTIP.

Proposal 5: Approval of Amendment to the Amended and Restated Certificate of Incorporation

Our Amended and Restated Certificate of Incorporation limits the monetary liability of our directors in certain circumstances pursuant to, and consistent with, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation to include within its certificate of incorporation a provision eliminating or limiting monetary liability of specified officers for a breach of the duty of care in certain circumstances, also known as exculpation. The Board of Directors is proposing to amend the Company’s Amended and Restated Certificate of Incorporation to include a provision that extends exculpation to certain officers of the Company in specific circumstances, to the extent permitted by Delaware law (the “Exculpation Amendment”).

The Board of Directors believes that amending our Amended and Restated Certificate of Incorporation to add the authorized liability protection for certain officers, consistent with the protection in our Amended and Restated Certificate of Incorporation currently afforded our directors, is necessary in order to continue to attract and retain experienced and qualified officers. The proposed Exculpation Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, and accordingly would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case under our Amended and Restated Certificate of Incorporation with respect to directors, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit. The Exculpation Amendment would not be retroactive to any act or omission occurring prior to its effective date. Further, exculpation would apply only to certain officers, namely a person who (during the course of conduct alleged to be wrongful) (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) is or was identified in the Company’s public filings with the SEC as one of the most highly compensated executive officers of the Company, or (iii) has, by written agreement with the Company, consented to be identified as an officer for purposes of accepting service of process.

As part of the nominating and corporate governance committee’s ongoing evaluation of the corporate governance structures and practices of the Company, the nominating and corporate governance committee considered the benefits and detriments of eliminating personal liability of certain of our officers under certain circumstances. Adopting the Exculpation Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and its stockholders and we should seek to assure such persons that exculpation under certain circumstances is available. We expect that failing to adopt the Exculpation Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

Prior to the amendment of Section 102(b)(7) of the DGCL, Delaware law permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did

Proposal 5: Approval of Amendment to the Amended and Restated Certificate of Incorporation

not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The amendment to Section 102(b)(7) of the DGCL was adopted to address inconsistent treatment between officers and directors and address rising litigation and insurance costs for stockholders. Accordingly, the Exculpation Amendment would align the protections available to our directors with those available to our officers.

For the reasons described above, and based on the recommendation of the nominating and corporate governance committee, the Board of Directors unanimously approved and declared advisable the Exculpation Amendment and recommended that our stockholders approve the Exculpation Amendment. Upon approval of the Exculpation Amendment, the Company would file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation in the form attached hereto as Appendix C.

Vote Required

The approval of the amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of Common Stock entitled to vote in the election of directors.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company.

Proposal 6: Stockholder Proposal to Adopt Majority Vote Standard

In accordance with SEC rules, we have set forth below a stockholder proposal from James McRitchie and Myra K. Young, along with their supporting statement, for which we and the Board of Directors accept no responsibility. James McRitchie and Myra K. Young have notified us that together they are the beneficial owners of 40 shares of Common Stock and intend to present the following proposal at the Annual Meeting through their designee, John Chevedden. The address of James McRitchie and Myra K. Young is 9295 Yorkship Court, Elk Grove, CA 95758. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

Proposal 6 – Transition to Elect Directors by Majority Vote

Resolved: Shareholders of Paycom Software Inc (‘Paycom’) request the Board of Directors amend our policies, articles of incorporation, and/or bylaws to provide that director nominees be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than a majority vote be removed as soon as a replacement director can be qualified on an expedited basis. If such a removed director has key experience, they can transition to a consultant or director emeritus. With written justification, the board can set an effective date several years into the future for these changes to take effect.

Supporting Statement: To provide shareholders a meaningful role in director elections, Paycom’s current director election standard should transition from a plurality vote standard to a majority vote standard when only board-nominated candidates are on the ballot.

Under Paycom’s current voting system, a director can be elected if all shareholders oppose the director but one shareholder votes FOR, even by mistake. 91.6% of companies in the S&P 500 have adopted majority voting for uncontested elections.

In 2022 majority shares voted FOR similar proposals at 2U Inc. (97.9% for), Warrior Met Coal (66.5%), nCino (98.8%), and IQVIA Holdings (58.6%).

Vanguard, one of our largest shareholders, wrote: “If the company has plurality voting, a fund will typically vote for shareholder proposals requiring majority vote for election of directors.” BlackRock wrote: “Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives.” Many of our other large shareholders have similar proxy voting policies.

Unlike 89.4% of S&P 500 companies, Paycom has a staggered board. Also, unlike most S&P 500 companies, Paycom does not provide shareholders the right to call special meetings or act by written consent. Paycom also requires a supermajority vote for shareholders to vote to amend bylaws.

Our outdated governance structure reduces accountability. We should not risk Zombies on Board: Investors Face the Walking Dead (https://www.msci.com/www/blog-posts/zombies-on-board-investors- face/02161045315).

To Avoid Zombie Directors and Enhance Shareholder Value, Vote FOR

Elect Directors by Majority Vote – Proposal 6

Proposal 6: Stockholder Proposal to Adopt Majority Vote Standard

Paycom Opposition Statement

The Board of Directors has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of the Company and our stockholders.

The Board of Directors does not believe that adoption of this proposal is advisable because the Board of Directors already has a director resignation policy in place that it believes serves as a better method for addressing director accountability. While directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, our Corporate Governance Guidelines require that any nominee for director in an uncontested election who receives a Majority Withheld Vote promptly tender his or her resignation to the Board of Directors following certification of the stockholder vote (the “Director Resignation Policy”). Under this policy, the nominating and corporate governance committee (or, alternatively, a committee of independent directors if each member of the nominating and corporate governance committee received a Majority Withheld Vote) must recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors is required to consider and act on the recommendation within 90 days following certification of the stockholder vote and must promptly disclose its decision whether to accept the resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. These procedures are designed to ensure that no director who has failed to receive a majority vote will serve on the Board of Directors without a high degree of scrutiny.

Through the Director Resignation Policy, the Board of Directors seeks to be accountable to all stockholders and to respect the right of stockholders to express their views through their vote for directors. However, the Board of Directors also believes that it is important to preserve sufficient flexibility to consider all relevant circumstances in the event of a Majority Withheld Vote with respect to a specific director, including the perceived underlying reasons for such Majority Withheld Vote, the length of service and qualifications of the director, compliance with listing standards and the Company’s Corporate Governance Guidelines, the director’s contributions to the Company, including executive experience, industry knowledge, institutional expertise and level of engagement, and any other considerations that may be deemed relevant by the Board of Directors. The Board of Directors may also wish to assess whether the resignation of one or more directors would materially impair the effectiveness of its functioning.

The plurality voting standard, which is the default standard under Delaware law, protects the Company from a “failed election” in which a director nominee fails to receive the requisite votes to be elected, resulting in a vacancy on the Board of Directors. Under a majority voting scheme, as outlined in the proposal, any or all of the nominees standing for election in any given year could fail to reach the majority vote threshold, exposing the Company and its stockholders to the undue risk that we fail to elect any nominees standing for election that year. Adopting a majority voting standard could also have unforeseen consequences, including with respect to compliance with listing standards or rules related to director independence, board committee composition and the maintenance of an audit committee financial expert.

The nominating and corporate governance committee is tasked with evaluating and recommending nominees for election to the Board of Directors. As part of the process, the nominating and corporate governance committee reviews and considers candidates on the basis of recognized achievements, knowledge, experience and other factors as deemed appropriate, including but not limited to a candidate’s (i) ability to bring sound and informed business judgment to the deliberations of the Board of Directors, (ii) character, integrity and loyalty to the Company, (iii) independence, (iv) ability to bring diverse points of view to bear on discussions, (v) representation of a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of the Board of Directors, in the context of the perceived needs of the structure of the Board of Directors at that point in time, (vi) financial knowledge and experience and (vii) understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines. When evaluating the suitability of an incumbent director for nomination or re-election, the Board of Directors and the nominating and corporate governance committee also consider the director’s past performance. We enjoy an experienced, engaged and independent Board of Directors that actively maintains strong relationships with stockholders, have demonstrated a commitment to effective corporate governance through active engagement with executive officers, and have aligned incentives of members of the Board of Directors with those of the Company by implementing minimum stock ownership guidelines.

Proposal 6: Stockholder Proposal to Adopt Majority Vote Standard

The Board of Directors believes that the current nominating and voting procedures for the election of directors, as opposed to a mandatory majority voting standard, provide the Board of Directors with the flexibility to appropriately respond to stockholder concerns without the risk of potential corporate governance complications arising from failed elections. The Board of Directors will evaluate on an ongoing basis any Majority Withheld Vote for any given director nominee and take it into consideration if and when such director is up for re-nomination. If dissatisfied with director nominees, our stockholders are able to withhold their votes or, under our Amended and Restated Bylaws, submit nominees for election as directors in connection with next year’s annual meeting. Overall, the Board of Directors believes that these practices and policies ensure that the Company’s directors are highly qualified and have a broad range of company and industry knowledge, viewpoints and experiences. Accordingly, the Board of Directors has concluded that the proposal is not in the best interests of the Company and our stockholders and recommends that stockholders vote AGAINST the proposal.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for advisory approval of this proposal. As this is an advisory vote, the result will not be binding on the Company nor the Board of Directors.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote AGAINST the stockholder proposal to transition to elect directors by majority vote in uncontested elections.

Certain Relationships and Related Party Transactions

Review and Approval or Ratification of Transactions with Related Parties

We have adopted a formal written policy for the review, approval and ratification of transactions with related parties. The policy covers transactions between the Company and our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Our audit committee reviews transactions between the Company and such persons in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our audit committee will consider all of the relevant facts and circumstances of the related party transaction and the related party’s relationship and interest in the transaction. A related party transaction will be approved or ratified by our audit committee only if the audit committee determines that the transaction is fair to us. The transactions with related parties described below were either approved or ratified in accordance with the terms of this policy.

Transactions with Related Parties

Except as set forth below, since January 1, 2022, there have been no transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000 and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest.

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was our director, officer, employee, fiduciary or agent or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our express written request, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his or her conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted. Most recently, we entered into an indemnification agreement with Ms. Williams in connection with her appointment to the Board of Directors in May 2022.

Seth Faurot, the spouse of Holly Faurot, our Chief Sales Officer, serves as a Manager of Implementation for the Company. Using the same methodology reflected in the Summary Compensation Table, Seth Faurot’s total compensation for the fiscal year ended December 31, 2022 was $198,847. This amount represents all elements of his compensation, including equity awards and bonuses.

Mr. Boelte owns an aircraft that is used in a pool of aircraft by Oklahoma Aviation, LLC (“Oklahoma Aviation”), a private charter aircraft company, pursuant to a lease arrangement. We book charter aircraft through Oklahoma Aviation, for purposes of travel integrally and directly related to the performance of our executive officers’ and other employees’ duties. From time to time, we charter Mr. Boelte’s aircraft through Oklahoma Aviation. As part of the arrangement between Mr. Boelte and Oklahoma Aviation, when Mr. Boelte’s plane is used by Oklahoma Aviation (including any travel booked by us), he receives as portion of certain flight-related charges. We paid Oklahoma Aviation $120,502 for use of Mr. Boelte’s plane between January 1, 2022 and March 15, 2023.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2023, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors, including our Director Nominees;

•	each of our NEOs; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable.

Applicable percentage ownership is based on 60,305,879 shares of Common Stock outstanding at March 15, 2023, which includes unvested shares of restricted stock.

Security Ownership of Certain Beneficial Owners and Management

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number	%
5% Stockholders:
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	5,782,895	9.6%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	4,811,106	8.0%
Ernest Group, Inc.(4)	3,670,999	6.1%
Non-Employee Directors:
Jason D. Clark(5)(6)	4,741	*
Henry C. Duques(5)	3,095	*
Robert J. Levenson(5)	9,056	*
Frederick C. Peters II(5)	15,778	*
Sharen J. Turney(5)	998
J.C. Watts, Jr.(5)	5,761	*
Felicia Williams(7)	602	*
Named Executive Officers:
Chad Richison(8)	8,395,240	13.9%
Craig E. Boelte	260,513	*
Holly Faurot(9)	39,790	*
Bradley S. Smith(10)	25,375	*
Jon D. Evans	9,053	*
Justin D. Long(11)	2,956	*
All directors and current executive officers as a group (12 persons)	8,764,314	14.5%

*	Less than one percent of Common Stock outstanding.
(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.
(2)

Amount reported is based on the Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”) on its own behalf and on behalf of certain subsidiaries. The filing reports that Vanguard is the beneficial owner of 5,782,895 shares of Common Stock and has sole dispositive power with respect to 5,574,752 shares of Common Stock, shared voting power with respect to 74,165 shares of Common Stock, and shared dispositive power with respect to 208,143 shares of Common Stock.

(3)

Amount reported is based on the Amendment No. 3 to Schedule 13G filed with the SEC on February 3, 2023 by BlackRock, Inc. (“BlackRock”). The filing reports that BlackRock has sole voting power with respect to 4,446,790 shares of Common Stock and sole dispositive power with respect to 4,811,106 shares of Common Stock.

(4)

Ernest Group, Inc. (“Ernest Group”) is a private corporation owned by Mr. Richison and certain trusts for the benefit of Mr. Richison’s children, for which Mr. Richison serves as trustee. Mr. Richison is also the sole director of Ernest Group. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by Ernest Group.

(5)	Includes 768 unvested shares of restricted stock.
(6)	Includes 3,545 shares pledged as security.
(7)	Includes 602 unvested shares of restricted stock.

Security Ownership of Certain Beneficial Owners and Management

(8)

Includes 3,670,999 shares of Common Stock owned by Ernest Group, 56 shares of Common Stock owned by the Abrie R. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “ARR Trust”), 173 shares of Common Stock owned by the Ava L. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “ALR Trust”), 173 shares of Common Stock owned by the Ian D. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “IDR Trust”), 932 shares of Common Stock owned by the Lane West Richison 2022 Irrevocable Trust (the “LWR Trust”), 932 shares of Common Stock owned by the Kase Gabriel Richison 2022 Irrevocable Trust (the “KGR Trust”), 932 shares of Common Stock owned by the Sage Elizabeth Richison 2022 Irrevocable Trust (the “SER Trust”), 932 shares of Common Stock owned by the Charles Banks Pederson 2022 Irrevocable Trust (“CBP Trust”), 12,500 shares of Common Stock owned by the Charis Michelle Linfante Living Trust (the “Spouse Trust”, and, collectively with the ARR Trust, the ALR Trust, the IDR Trust, the LWR Trust, the KGR Trust, the SER Trust and the CBP Trust, the “Richison Trusts”), and 1,610,000 unvested shares of restricted stock. See note (4) regarding Mr. Richison’s relationship with Ernest Group. Mr. Richison is the settlor and sole trustee for each Richison Trust, and each Richison Trust is for the benefit of one of Mr. Richison’s family members. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by the Richison Trusts.

(9)	Includes 740 unvested shares of restricted stock held by Mrs. Faurot and 1,244 shares of Common Stock held by Mrs. Faurot’s spouse, including 680 unvested shares of restricted stock.
(10)

Includes 21,218 shares of Common Stock held by the Bradley Scott Smith Revocable Trust, dated October 30, 2017 (the “Bradley Scott Smith Revocable Trust”). The Bradley Scott Smith Revocable Trust is a revocable trust for the benefit of Mr. Smith, his spouse, and his children. Mr. Smith is the trustor and, with his spouse, a co-trustee of the Bradley Scott Smith Revocable Trust. Accordingly, Mr. Smith reports beneficial ownership of all of the shares of Common Stock held by the Bradley Scott Smith Revocable Trust but disclaims beneficial ownership except to the extent of his and his spouse’s pecuniary interest therein. Also includes 9,934 shares pledged as security.

(11)	Includes 2,169 unvested shares of restricted stock.

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Based solely on a review of copies of the reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were timely met, except that in the last fiscal year, Mrs. Faurot filed one late report relating to one transaction.

Submission of Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2024 proxy statement. In order to be considered for inclusion in our 2024 proxy statement, a stockholder proposal must satisfy the requirements of Rule 14a-8 and be timely received. To be timely, any proposal must be received by us at our principal executive offices at or before the close of business (5:00 p.m. local time) on December 2, 2023. If we hold our next annual meeting of stockholders on a date that is more than 30 days from the anniversary of the Annual Meeting, any stockholder proposal must be received a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We strongly encourage any stockholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

In addition, stockholders wishing to nominate a candidate for election to the Board of Directors or propose any business to be presented directly at the 2024 annual meeting of stockholders (rather than by inclusion in next year’s proxy statement) must follow the submission criteria and deadlines set forth in our Amended and Restated Bylaws. Pursuant to the advance notice provisions of the Amended and Restated Bylaws, we must receive notice at our principal executive offices of any nomination or stockholder proposal to be presented directly at the 2024 annual meeting of stockholders no earlier than the close of business on January 2, 2024 and no later than the close of business on February 1, 2024. If the date of the 2024 annual meeting of stockholders is more than 30 days before or 70 days after the one-year anniversary of the Annual Meeting, such nomination or proposal must be received on or before the later of (i) the close of business on the 90th day prior to the 2024 annual meeting and (ii) the close of business on the 10th day following the date of public disclosure of the 2024 annual meeting date. In each case, the notice must include the information specified in our Amended and Restated Bylaws. We will not entertain any nominations or proposals that do not meet the requirements set forth in our Amended and Restated Bylaws. To request a copy of our Amended and Restated Bylaws, stockholders should contact Investor Relations. See “—Additional Information.” We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or proposal.

Stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to our Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act in accordance with and within the time period prescribed in the advance notice provisions of our Amended and Restated Bylaws.

Other Business

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

Other Matters

Financial Statements

A copy of the Form 10-K filed with the SEC on February 16, 2023 is contained within the 2022 Annual Report delivered with this proxy statement. The Form 10-K includes our financial statements for the year ended December 31, 2022. Copies of the Form 10-K and 2022 Annual Report are also posted on our website at investors.paycom.com. Materials posted on our website are not incorporated by reference into this proxy statement. If you have not received or do not have access to the 2022 Annual Report, please contact our Investor Relations department at (855) 603-1620 or investors@paycom.com and we will send a copy to you without charge. You may also send a written request to Paycom Software, Inc., Attn: Investor Relations, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Additional Information

Visit our main website at www.paycom.com for more information about Paycom and our products. Our Investor Relations website at investors.paycom.com contains stock information, earnings call webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings. The contents posted on our website are not incorporated by reference into this proxy statement.

For questions regarding:	Contact:

Annual Meeting	Investor Relations Phone:(855)603-1620 Email:investors@paycom.com Mail: Paycom Software, Inc. Attn: Investor Relations 7501 W. Memorial Road Oklahoma City, Oklahoma 73142

Stock ownership

If you are a stockholder of record:

    American Stock Transfer & Trust Company, LLC

        Phone: (800) 937-5449 or (718) 921-8124

        Email: info@astfinancial.com

If you hold shares in street name:

    Your broker, bank or other nominee

Voting	Alliance Advisors LLC Phone: (212) 616-2181

If you would like to communicate with the Board of Directors, please refer to the procedures described in “Corporate Governance—Communications with the Board of Directors.”

Appendix A – Non-GAAP Reconciliations

Management uses adjusted EBITDA and adjusted EBITDA margin as supplemental measures to review and assess the performance of our core business operations and for planning purposes. We define (i) adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, non-cash stock-based compensation expense, certain transaction expenses that are not core to our operations (if any) and the change in fair value of our interest rate swap and (ii) adjusted EBITDA margin as adjusted EBITDA (calculated as described in the preceding clause) divided by total revenues. Adjusted EBITDA and adjusted EBITDA margin are metrics that provide investors with greater transparency to the information used by management in its financial and operational decision-making. We believe these metrics are useful to investors because they facilitate comparisons of our core business operations across periods on a consistent basis, as well as comparisons with the results of peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. In addition, adjusted EBITDA is a measure that provides useful information to management about the amount of cash available for reinvestment in our business, repurchasing Common Stock and other purposes. Management believes that the non-GAAP measures presented in this proxy statement, when viewed in combination with our results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our business and performance.

Adjusted EBITDA and adjusted EBITDA margin are not measures of financial performance under GAAP, and should not be considered a substitute for net income and net income margin, respectively, which we consider to be the most directly comparable GAAP measures. Adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and when assessing our operating performance, you should not consider adjusted EBITDA or adjusted EBITDA margin in isolation, or as a substitute for net income, net income margin or other consolidated statements of income data prepared in accordance with GAAP. Adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands)

Year Ended
December 31, 2022
Net income to adjusted EBITDA:
Net income	$281,389
Interest expense	2,536
Provision for income taxes	108,189
Depreciation and amortization	92,699

EBITDA	484,813
Non-cash stock-based compensation expense	94,898
Change in fair value of interest rate swap	—

Adjusted EBITDA	$579,711

Net income margin	20.5%
Adjusted EBITDA margin	42.2%

 A-1

Appendix B

PAYCOM SOFTWARE, INC.

2023 LONG-TERM INCENTIVE PLAN

The Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Paycom Software, Inc., a Delaware corporation (the “Company”), on March 16, 2023 (the “Board Approval Date”), to be effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan replaces and supersedes the Paycom Software, Inc. 2014 Long-Term Incentive Plan, as amended (the “Prior Plan”) in its entirety. The Prior Plan shall terminate on the Effective Date and no future awards may be granted thereunder after the Effective Date; provided that the Prior Plan shall continue to apply to awards granted under the Prior Plan prior to the Effective Date.

ARTICLE 1.

PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a)    increase the interest of such persons in the Company’s welfare;

(b)    furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c)    provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

ARTICLE 2.

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1    “Affiliate” shall have the meaning set forth in Rule 12b2 promulgated under the Exchange Act.

2.2    “Annual Stockholders Meeting” means the annual general meeting of the stockholders of the Company, as established by the Board.

2.3    “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, including, without limitation, under applicable corporate laws, applicable securities laws, applicable tax laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.4    “Authorized Officer” is defined in Section 3.2(b) hereof.

2.5    “Award” means the grant of any Incentive, whether granted singly or in combination or in tandem.

2.6    “Award Agreement” means a written agreement between a Participant and the Company that sets out the terms of the grant of an Award.

2.7    “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.8    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.9    “Board” means the board of directors of the Company.

2.10    “Board Approval Date” has the meaning set forth in the Preamble to the Plan.

2.11    “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a)    a transaction or series of transactions in which any Person becomes, after the Effective Date, the Beneficial Owner, directly or indirectly, of (i) securities representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities or (ii) Common Stock representing fifty percent (50%) or more of the outstanding shares of Common Stock of the Company;

(b)    any merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;

(c)    the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(d)    during any consecutive twelve month period, individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body of the Company, its successor or survivor; provided that any individual becoming a director subsequent to the Effective Date but prior to any Change in Control, whose nomination or election was approved or recommended by a vote of the majority of the Incumbent Directors then on the Board, shall be considered an Incumbent Director.

Notwithstanding the foregoing provisions of this Section 2.11, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.12    “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.13    “Code” means the United States Internal Revenue Code of 1986, as amended.

2.14    “Committee” is defined in Section 3.1 hereof.

2.15    “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan (which, for the avoidance of doubt, shall include Restricted Stock).

2.16    “Company” means Paycom Software, Inc., a Delaware corporation, and any successor entity.

2.17    “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person (or any entity employing such person) and the Company or a Subsidiary; provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.18    “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.19    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.20    “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.21    “Effective Date” has the meaning set forth in the Preamble to the Plan.

2.22    “Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.23    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.24    “Exercise Date” is the date (a) with respect to any Stock Option, that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any income and/or employment tax withholding or other tax payment due with respect to such Award); and (b) with respect to any SAR, that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to any income and/or employment tax withholding or other tax payment due with respect to such SAR.

2.25    “Exercise Notice” is defined in Section 8.3(b) hereof.

2.26    “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its sole discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.27    “Full Value Award” means any Award with a net benefit to the Participant, without regard to any restrictions such as those described in Section 6.4(b), equal to the aggregate Fair Market Value of the total shares of Common Stock subject to the Award. Full Value Awards include Restricted Stock and Restricted Stock Units, but do not include Stock Options and SARs.

2.28    “Immediate Family Members” is defined in Section 15.8 hereof.

2.29    “Incentive” means any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award.

2.30    “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.31    “Incumbent Directors” is defined in Section 2.11(d) hereof.

2.32    “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.33    “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.34    “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.35    “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.36    “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.37    “Parent Company” means a company or other entity that as a result of a Change in Control owns the Company or all or substantially all of the Company’s assets (in each case, either directly or through one or more Subsidiaries).

2.38    “Participant” means an Employee, Contractor or Outside Director to whom an Award is granted under this Plan.

2.39    “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.40    “Performance Criteria” is defined in Section 6.7(c) hereof.

2.41    “Performance Goal” means any performance goal established by the Committee, consisting of the attainment of any one or more of the Performance Criteria set forth in Section 6.7(c) hereof.

2.42    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.43    “Plan” means this Paycom Software, Inc. 2023 Long-Term Incentive Plan, as amended from time to time.

2.44    “Prior Plan Awards” means (a) any awards under the Prior Plan that are outstanding on the Effective Date, and that, on or after the Effective Date, are forfeited, expire or are canceled; and (b) any awards relating to Common Stock under the Prior Plan that, on or after the Effective Date, are settled in cash; provided, however, the term “Prior Plan Award” shall exclude the Richison 2020 Award.

2.45    “Prior Plan” is defined in the Preamble to the Plan.

2.46    “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.47    “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 hereof that are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.48    “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.49    “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.50    “Richison 2020 Award” means that certain Award granted under the Prior Plan to Mr. Chad Richison pursuant to that certain Restricted Stock Award Agreement – Market-Based Vesting (CEO), by and between the Company and Mr. Chad Richison, dated as of November 23, 2020.

2.51    “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.52    “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.53    “Spread” is defined in Section 12.4(c) hereof.

2.54    “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.55    “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.56    “Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Change in Control.

2.57    “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason; provided, however, except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred (x) when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa, or (y) as a result of a leave of absence for military service or sickness, or for any other purpose approved by the Committee, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.57, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.58    “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or a Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.58, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.59    “Withheld Dividends” is defined in Section 6.4(b)(ii) hereof.

ARTICLE 3.

ADMINISTRATION

3.1    General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. As of the Effective Date, the Board designates the Compensation Committee of the Board to administer the Plan. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

3.2    Designation of Participants and Awards.

(a)    The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b)    Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its sole discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula or other method by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3    Authority of the Committee. The Committee, in its sole discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable, notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

ARTICLE 4.

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

ARTICLE 5.

SHARES SUBJECT TO PLAN

5.1    Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is three million six hundred thousand (3,600,000) shares plus any Prior Plan Awards, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2    Reuse of Shares. To the extent that any Award under this Plan or any Prior Plan Award shall be forfeited, shall expire or be canceled, or be withheld with respect to Full Value Awards, in whole or in part, then the number of shares of Common Stock covered by the Award or Prior Plan Award so forfeited, expired or canceled, or withheld may again be awarded pursuant to the provisions of this Plan. Shares of Common Stock otherwise deliverable pursuant to a Stock Option or SAR that are withheld upon exercise or vesting for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the Participant and shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares withheld for payment of applicable employment taxes and/or withholding obligations with respect to Full Value Awards shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options. For the avoidance of doubt, if all or any portion of the Richison 2020 Award shall be forfeited, expired or cancelled or withheld, none of the shares of Common Stock covered by such Richison 2020 Award may be awarded again pursuant to the provisions of this Plan.

ARTICLE 6.

GRANT OF AWARDS

6.1    In General.

(a)    The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, the vesting terms, if any, and such other terms, provisions, limitations, and Performance Goals, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the Effective Date. The Plan shall be submitted to the Company’s stockholders for approval at the first Annual Stockholders Meeting after the Board Approval Date and no Awards may be granted under the Plan prior to the Effective Date. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)    If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c)    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2    Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be at least equal to the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; provided, however, if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any Stock Option granted hereunder.

6.3    Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4    Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a)    Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, as determined in the sole discretion of the Committee. No stock certificate or certificates shall be issued with respect to such shares of Common Stock.

(b)    Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i)    Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)    Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided that, if the right to receive dividends is awarded, then (A) any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account (“Withheld Dividends”); and (B) such Withheld Dividends attributable to any particular share of Restricted Stock shall be distributed to such Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Withheld Dividends, if applicable, upon the release of restrictions on such share (i.e., upon vesting) and, if such share is forfeited, the Participant shall forfeit and have no right to such Withheld Dividends.

(iii)    The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv)    Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock and any Withheld Dividends shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (A) the Company shall be obligated to, or (B) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock and any Withheld Dividends shall cease and terminate, without any further obligation on the part of the Company.

6.5    SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose; provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the Award Agreement), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted. No dividends or Dividend Equivalent Rights may be paid or granted with respect to any SAR granted hereunder.

6.6    Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee; provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of a Restricted Stock Unit may provide that the Participant may be paid for the value of the Restricted Stock Unit either in cash or in shares of Common Stock, or a combination thereof. Restricted Stock Units may permit the Participant to receive dividend equivalents; provided that (i) any dividend equivalents (based on cash or stock dividends) with respect to the Restricted Stock Units shall be withheld by the Company for the Participant’s account; and (ii) such dividend equivalents withheld pursuant to clause (i) attributable to any particular Restricted Stock Unit shall be distributed to such Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividend equivalents, if applicable, upon the release of restrictions on such Restricted Stock Units (i.e., upon vesting) and, if such Restricted Stock Unit is forfeited, the Participant shall forfeit and have no right to such dividend equivalents. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (A) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (B) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7    Performance Awards.

(a)    In General. The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values; provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Award may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided that if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b)    Achievement of Performance Goals and Settlement. Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the Performance Goal established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

(c)    Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes;

earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; any measure related to revenue generation, including, but not limited to new business starts or new recurring revenue; sales or revenue growth; revenue retention; price of the Company’s Common Stock or similar value (including, the daily volume weighted average price of a share); return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences.

6.8    Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right shall be paid only as the applicable Award vests or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents), which shares of Common Stock shall be subject to the same vesting conditions as the Award to which they relate. Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award; provided that (a) any Dividend Equivalent Rights with respect to such Award shall be withheld by the Company for the Participant’s account until such Award is vested, subject to such terms as determined by the Committee; and (b) such Dividend Equivalent Rights so withheld by the Company and attributable to any particular Award shall be distributed to such Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalent Rights, if applicable, upon vesting of the Award and if such Award is forfeited, the Participant shall forfeit and have no right to such Dividend Equivalent Rights. No Dividend Equivalent Rights may be paid or granted with respect to any Stock Option or SAR.

6.9    Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10    Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “Tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a Tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.11    No Repricing of Stock Options or SARs. The Committee may not, without the approval of the Company’s stockholders, “reprice” any Stock Option or SAR; provided that nothing in this Section 6.11 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14. For purposes of this Section 6.11, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its Option Price or SAR Price, as applicable, (b) canceling a Stock Option or SAR at a time when its Option Price or SAR Price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award with an Option Price or SAR Price less than the Option Price or SAR Price of the original Stock Option or SAR, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles.

6.12    Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

ARTICLE 7.

AWARD PERIOD; VESTING

7.1    Award Period. Subject to the other provisions of this Plan, the Committee may, in its sole discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2    Vesting. The Committee, in its sole discretion, may determine at the time of grant or at any time thereafter that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. Notwithstanding anything herein to the contrary, if the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

ARTICLE 8.

EXERCISE OR CONVERSION OF INCENTIVE

8.1    In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2    Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3    Exercise of Stock Option.

(a)    In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)    Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee (the “Exercise Notice”) setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the Exercise Date. The consideration due with respect to the exercise of a Stock Option shall be payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold from the number of shares otherwise deliverable upon exercise of the Stock Option, the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c)    Issuance of Shares. Except as otherwise provided in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death). Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain possession of the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its sole discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d)    Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in the Exercise Notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant, at the sole discretion of the Committee.

8.4    SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery of an Exercise Notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the sole discretion of the Committee, and subject to the terms of the Award Agreement:

(a)    cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b)    that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c)    with a combination of shares of Common Stock and cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5    Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of

Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

ARTICLE 9.

AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by Applicable Law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

ARTICLE 10.

TERM

The Plan shall be effective from the Effective Date. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth (10th) anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

ARTICLE 11.

CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, (d) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

ARTICLE 12.

RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1    No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2    Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled; and in such event, such Incentive shall remain subject to the same restrictions and/or other vesting requirements as existed prior to such merger, consolidation or share exchange.

12.3    Exchange of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event the acquiror or the surviving or resulting corporation does not agree to assume the Incentives or in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4    Change in Control; Cancellation of Awards. Unless the Committee shall determine otherwise in the Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Subsidiary, in the event of a Change in Control, the following provisions of this Section 12.4 shall apply.

(a)    Change in Control; Non-Performance Awards.

(i)    In the event of a Change in Control, each outstanding Award (other than Performance Awards) shall be assumed or an equivalent Award substituted for by the Successor Company. If and to the extent that the Successor Company assumes or substitutes for an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

(ii)    In the event that the Successor Company refuses to assume or substitute for an Award (other than Performance Awards), then such Award shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, and such Award shall terminate at the effective time of the Change in Control. In addition, if the Award that is not assumed or substituted for in connection with the Change in Control consists of Stock Options or SARs, the Committee shall notify the Participant in writing or electronically of its intention to cancel such Award and provide notice that such Stock Options or SARs shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and such Award shall terminate upon the expiration of such period.

(iii)    For the purposes of this Section 12.4(a), an Award shall be considered assumed or substituted for by the Successor Company if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided that if such consideration received in the Change in Control is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in value to the per share consideration received by holders of Common Stock in the Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b)    Change in Control; Performance Awards. All Performance Awards outstanding as of the date the Change in Control for which the achievement of the Performance Goals and the payout level has been determined (or is determinable) as of such Change in Control, shall be payable in full in accordance with the payout schedule pursuant to the Award Agreement for such Award. Any remaining outstanding Performance Awards (including any applicable performance period) for which the achievement of the Performance Goals and the payout level is undeterminable, shall be pro-rated based on the time elapsed in the applicable performance period between the Performance Award’s Date of Grant and the Change in Control and paid at the target payout level in accordance with the payout schedule pursuant to the Award Agreement for such Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c)    Cancellation of Awards. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as otherwise provided in the foregoing provisions of this Section 12.4 or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event a Successor Company does not agree to assume or substitute for the Awards, then all such Awards granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, by paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Award to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Award. In estimating the Spread, appropriate adjustments to give effect to the existence of the Awards shall be made, such as deeming the Awards to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Awards as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed. An Award that by its terms or as set forth above would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of this Section 12.4(c).

(d)    Similar Treatment Not Required. For the avoidance of doubt, nothing in this Section 12.4 requires all outstanding Awards to be treated similarly.

ARTICLE 13.

LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

ARTICLE 14.

INCENTIVES IN SUBSTITUTION FOR

INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

15.1    Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2    No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3    Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4    Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5    Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6    Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7    Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the settlement of the Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8    Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (i) such Immediate Family Members and/or (ii) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision; provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of the transferred Award shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided that for purposes of Articles 8, 9, 11, 12, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Award shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Award. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under an Award that has been transferred by a Participant under this Section 15.8.

15.9    Section 409A. All Awards issued hereunder are intended to be exempt from, or comply with, Section 409A of the Code. In no event shall the Company have any liability or responsibility for taxes, penalties or interest imposed pursuant to Section 409A of the Code with respect to any Award.

15.10    Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.11    Legend. The Committee shall require that shares of Restricted Stock (whether certificated or not) bear appropriate legends referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

15.12    Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. Each Award Agreement shall require the Participant to release and covenant not to sue any person other than the Company over any Claims. The individuals and entities described above in this Section 15.12 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.12.

A copy of this Plan shall be kept on file in the principal office of the Company at 7501 W. Memorial Road, Oklahoma City, OK 73142.

***************

Appendix C

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Paycom Software, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.    The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Delaware Secretary of State on March 25, 2014 (the “Certificate of Incorporation”).

2.    By unanimous written consent of the Board of Directors of the Corporation dated March 16, 2023, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and submitting said amendment for consideration thereof at the annual meeting of stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Section 8.1 thereof so that, as amended, said Section 8.1 shall be and read as follows:

Section 8.1 Limitation of Liability. To the fullest extent permitted by Delaware Law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if Delaware Law is hereafter amended to authorize the further elimination or limitation of the liabilities of a director or officer, then the liability of a director or officer of the Corporation will be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

3.    Thereafter, pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation were voted in favor of the amendment.

4.     The aforesaid amendment to the Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.

C-1

Paycom®
7501 W. Memorial Road, Oklahoma City, OK 73142
800.580.4505 | 405.722.6900 | paycom.com

     P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/PAYC • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-217-7028 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

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Paycom Software, Inc.

Annual Meeting of Stockholders

For stockholders of record as of March 15, 2023

TIME:	Monday, May 1, 2023, 11:00 AM, Central Time
PLACE:	5300 Gaillardia Boulevard
Oklahoma City, Oklahoma 73142

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Chad Richison and Craig Boelte (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each or either of them, to vote all the shares of common stock of Paycom Software, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 1, 2023 and any adjournment or postponement thereof upon the matters specified herein and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

IF THIS PROXY IS RETURNED SIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE, “FOR” PROPOSALS 2, 3, 4 AND 5, AND “AGAINST” PROPOSAL 6. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Paycom Software, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

Company Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE LISTED IN

PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

Stockholder Proposal

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1. Election of Class I directors
	FOR	WITHHOLD
1.01 Sharen J. Turney	☐	☐		FOR

1.02 J.C. Watts, Jr.	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023;	☐	☐	☐	FOR

3. Advisory approval of the compensation of the Company’s named executive officers;	☐	☐	☐	FOR

4. Approval of the Paycom Software, Inc. 2023 Long-Term Incentive Plan;	☐	☐	☐	FOR

5. Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company; and	☐	☐	☐	FOR

6. Stockholder proposal to adopt a majority vote standard in uncontested director elections, if properly presented at the Annual Meeting.	☐	☐	☐	AGAINST

Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof will be voted on by the Named Proxies in their discretion.

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date